Form 10KSB, Exhibit 13
FNB CORP/NC
filed 1995-03-31
CIK 764811

Five Year Financial History

                                                                1994        1993        1992        1991        1990
                                                                    (Dollars in thousands except per share data)
SUMMARY OF OPERATIONS
Interest income............................................   $ 17,688    $ 17,507    $ 18,594    $ 18,542    $ 17,605
Interest expense...........................................      6,979       6,945       8,083       9,949      10,019
Net interest income........................................     10,709      10,562      10,511       8,593       7,586
Provision for loan losses..................................        220         370         575         330         425
Net interest income after provision for loan losses........     10,489      10,192       9,936       8,263       7,161
Other operating income.....................................      2,075       1,810       1,609       1,385       1,181
Other operating expense....................................      8,578       8,306       7,536       6,502       5,860
Income before income taxes.................................      3,986       3,696       4,009       3,146       2,482
Income taxes...............................................      1,159       1,006       1,100         743         473
Net income.................................................   $  2,827    $  2,690    $  2,909    $  2,403    $  2,009
PER SHARE DATA
Net income.................................................   $   2.36    $   2.24    $   2.42    $   2.00    $   1.67
Cash dividends declared....................................        .70         .68         .66         .60         .56
Book value.................................................      19.48       18.52       16.84       15.13       13.73
BALANCE SHEET INFORMATION
Total assets...............................................   $261,616    $249,698    $245,205    $228,410    $197,101
Investment securities......................................     76,983      78,488      81,020      82,986      54,716
Loans......................................................    168,328     157,302     147,032     126,756     121,603
Deposits...................................................    229,925     224,260     223,478     208,294     178,637
Shareholders' equity.......................................     23,379      22,223      20,204      18,157      16,474
RATIOS (AVERAGES)
Return on assets...........................................       1.11%       1.09%       1.24%       1.15%       1.09%
Return on shareholders' equity.............................      12.33       12.62       15.16       13.90       12.73
Shareholders' equity to assets.............................       8.98        8.65        8.19        8.27        8.55
Dividend payout ratio......................................      29.71       30.34       27.23       29.96       33.44
Loans to deposits..........................................      70.67       66.76       64.47       65.22       69.70
Net yield on earning assets, taxable equivalent basis......       4.62        4.74        5.00        4.68        4.77

                                   [4]

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      The purpose of this discussion and analysis is to assist in the understanding and evaluation of the financial condition, changes in financial condition and results of operations of FNB Corp. (the Corporation) and its wholly-owned subsidiary, First National Bank and Trust Company (the Bank). This discussion should be read in conjunction with the consolidated financial statements and supplemental financial information appearing elsewhere in this report.
                      The Corporation earned $2,826,866 in 1994, a 5.1% increase over net income in 1993. Earnings
OVERVIEW
                      per share increased from $2.24 in 1993 to $2.36 in 1994. Total assets were $261,615,709 at December 31, 1994, up 4.8% from year-end 1993. Loans amounted to $168,327,821 at December 31, 1994, up 7.0% from the prior year. Total deposits grew 2.5% to $229,925,312 in 1994.
                      In December 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks, Home Savings Bank of Siler City, SSB and Randleman Savings Bank, SSB, which had total assets at December 31, 1994 of $43,614,000 and $15,610,000, respectively. In 1994, the
                      Corporation withdrew the applications it had filed with the FDIC and Federal Reserve for approval of the acquisitions as substantial changes in regulatory policy in 1994 effectively resulted in a moratorium on federal approval of such merger/conversion transactions. The Corporation and savings banks are exploring other methods of effecting a combination and continue to monitor developments in federal regulations and policy with respect to merger/conversions.
                      The Corporation's net income increased $136,978 in 1994, up 5.1% over 1993. The increase in
EARNINGS REVIEW
                      net income in 1994 primarily resulted from an increase in net interest income and a $150,000 decrease in the provision for loan losses. The increase in total other operating income of $264,544 in 1994 approximately offset the effect of a $271,724 increase in total other operating expense.
                      In 1993, earnings declined $218,546 or 7.5% from 1992. There was only a minor increase in net interest income as a decline in the net yield on earning assets significantly offset the effect of a 5.6% increase in the level of average earning assets. Earnings were positively impacted in 1993 by a $205,000 decrease in the provision for loan losses and by a $201,462 increase in total other operating income that primarily resulted from increases in insurance and annuity commissions and gains on loan sales. These earnings improvement factors, however, were not sufficient to offset the effect of the increase in total other operating expense of $769,983 which largely resulted from increased personnel expense and the start up of new operations.
                      Return on average assets improved from 1.09% in 1993 to 1.11% in 1994, reflecting the effect of a faster rate of growth in net income than in average total assets. Return on average assets declined in 1993 from 1.24% in 1992, affected by the reduction in net income while average assets continued to increase. Return on average shareholders' equity declined slightly from 12.62% in 1993 to 12.33% in 1994 compared to a steeper decline from the return on average shareholders' equity of 15.16% in 1992. NET INTEREST INCOME
                      Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits. Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.
                      Net interest income was $10,709,322 in 1994 compared to $10,561,630 in 1993. This was an increase of only $147,692 or 1.4% because a decline in the net yield on earning assets, or net interest margin, from 4.74% in 1993 to 4.62% in 1994 significantly offset the effect of a 3.6% increase in the level of average earning assets. Similarly, in 1993 there was only a $51,070 or 0.5% increase in net interest income, reflecting a decline of 26 basis points in the net interest
                                 [5]

                      margin from 5.00% in 1992. Until the second quarter of 1993, the net interest margin had shown substantial improvement with the rapidly declining rates paid on deposits. As the impact of declining yields on earning assets became more significant, however, the net interest margin began to decline. The interest rate scenario changed significantly in 1994, influenced by actions taken by the Federal Reserve to combat a possible resurgence in inflation. The interest rate increases in 1994 resulted in some improvement in the net interest margin on a quarter-to-quarter basis. Additionally, there has been a continuing negative impact on the margin from certain variable-rate time deposits with minimum rates in excess of current market rates. Such variable-rate time deposits are being phased out over a two-year period that commenced in January 1994. On a taxable equivalent basis, the increases in net interest income in 1994 and 1993 were slightly lower at $116,000 and $5,000, reflecting declines in the levels and yields of non-taxable investment securities in each year.
                      Table 1 sets forth for the periods indicated information with respect to the Corporation's average balances of assets and liabilities, as well as the total dollar amounts of interest income (taxable equivalent basis) from earning assets and interest expense on interest-bearing liabilities, resultant rates earned or paid, net interest income, net interest spread and net yield on earning assets. Net interest spread refers to the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. Net yield on earning assets, or net interest margin, refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities.
TABLE 1
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
(TAXABLE EQUIVALENT BASIS, DOLLARS IN THOUSANDS)

                                                         1994                           1993                      1992
                                                                  Average                        Average
                                                        Interest   Rates               Interest   Rates               Interest
                                             Average    Income/   Earned/   Average    Income/   Earned/   Average    Income/
                                             Balance    Expense    Paid     Balance    Expense    Paid     Balance    Expense
EARNING ASSETS
Loans (1)(2)................................ $161,121   $13,286     8.25%   $149,045   $12,662     8.50%   $137,101   $12,778
Investment securities:
  Taxable income............................   66,679    3,723      5.58      69,701    4,096      5.88      69,034    4,969
  Non-taxable income (1)....................   10,042      968      9.64      10,360    1,083     10.45      11,685    1,247
Federal funds sold..........................    2,174       91      4.19       2,593       77      2.97       1,678       57
      Total earning assets..................  240,016   18,068      7.53     231,699   17,918      7.73     219,498   19,051
Cash and due from banks.....................    8,625                          8,002                          7,978
Other assets, net...........................    6,631                          6,872                          6,881
      TOTAL ASSETS.......................... $255,272                       $246,573                       $234,357
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts.............................. $ 32,521      658      2.02    $ 29,953      657      2.19    $ 25,768      750
  Savings deposits..........................   31,820      830      2.61      29,999      852      2.84      24,152      890
  Money market accounts.....................   21,261      543      2.55      23,102      597      2.59      26,240      919
  Certificates and other time deposits......  106,759    4,850      4.54     106,989    4,836      4.52     106,714    5,511
Retail repurchase agreements................    2,101       84      4.00          --       --        --          --       --
Federal funds purchased.....................      307       14      4.64          89        3      3.28         372       13
      Total interest-bearing liabilities....  194,769    6,979      3.58     190,132    6,945      3.65     183,246    8,083
Noninterest-bearing demand deposits.........   35,614                         33,212                         29,786
Other liabilities...........................    1,964                          1,909                          2,135
Shareholders' equity........................   22,925                         21,320                         19,190
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY.............................. $255,272                       $246,573                       $234,357
NET INTEREST INCOME AND SPREAD..............            $11,089     3.95%              $10,973     4.08%              $10,968
NET YIELD ON EARNING ASSETS.................                        4.62%                          4.74%
                                              Average
                                               Rates
                                              Earned/
                                               Paid
EARNING ASSETS
Loans (1)(2)................................    9.31 %
Investment securities:
  Taxable income............................    7.20
  Non-taxable income (1)....................   10.67
Federal funds sold..........................    3.41
      Total earning assets..................    8.67
Cash and due from banks.....................
Other assets, net...........................
      TOTAL ASSETS..........................
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts..............................    2.90
  Savings deposits..........................    3.67
  Money market accounts.....................    3.49
  Certificates and other time deposits......    5.15
Retail repurchase agreements................      --
Federal funds purchased.....................    3.45
      Total interest-bearing liabilities....    4.40
Noninterest-bearing demand deposits.........
Other liabilities...........................
Shareholders' equity........................
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY..............................
NET INTEREST INCOME AND SPREAD..............    4.27 %
NET YIELD ON EARNING ASSETS.................    5.00 %

(1) Interest income related to tax-exempt securities and to certain loans exempt from federal income tax is stated on a taxable equivalent basis, assuming a 34% tax rate.
(2) Nonaccrual loans are included in the average loan balance. Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income.
                                  [6]

                      Not only has the net interest margin declined in both
                      1993 and 1994 as described above, but the net interest spread also declined. Movements in the prime rate of interest impacted net interest margin and spread in the following manner.
                      The prime rate, which was 6.00% at December 31, 1992 and 1993, moved up significantly in 1994 to close the year at 8.50%. The average prime for those three years amounted to 6.25%, 6.00% and 7.09%, respectively. The prime rate had declined significantly from 1991 to 1993, but began to increase in 1994 following steps taken by the Federal
                      Reserve to combat a possible resurgence in inflation. The prime rate increased towards the end of the first quarter in 1994 and an additional four times during the remainder of the year. In early 1995, it increased again to 9.00%
                      and there appears some likelihood of a further 1995 increase. The Corporation's average total yield on earning assets lags the movement in the prime rate and can continue to decline for a period after the stabilization of or an increase in the prime. In 1994, the net interest spread declined 13 basis points from 4.08% to 3.95% as the yield on earning assets declined by 20 basis points, from 7.73% to 7.53%, while the average rate paid on interest-bearing liabilities, or cost of funds, declined by only 7 basis points. In 1993, the 19 basis points decline in net interest spread resulted from a 94 basis points decline in the yield on earning assets from 8.67% to 7.73% versus only a 75 basis points decline in the cost of funds.
                      As noted above, the average cost of deposits is receiving a positive impact from the phasing out of certain variable-rate time deposits with rate floors above the current market rates. This phase out began in January 1994 and will take approximately two years.
                      The 1994 and 1993 changes in net interest income on a taxable equivalent basis, as measured by volume and rate variances, are analyzed in Table 2. Volume refers to the average dollar level of earning assets and interest-bearing liabilities.
TABLE 2
VOLUME AND RATE VARIANCE ANALYSIS
(TAXABLE EQUIVALENT BASIS, IN THOUSANDS)

                                                                     1994 Versus 1993                  1993 Versus 1992
                                                                  Variance                          Variance
                                                                 due to (1)                        due to (1)
                                                              Volume     Rate     Net Change    Volume     Rate      Net Change
INTEREST INCOME
  Loans (2)................................................   $1,005    $ (381)     $  624      $1,053    $(1,169)    $   (116)
  Investment securities:
    Taxable income.........................................    (172 )     (201)       (373)        47        (920)        (873)
    Non-taxable income (2).................................     (32)       (83)       (115)      (138)        (26)        (164)
  Federal funds sold.......................................     (13)        27          14         28          (8)          20
      Total interest income................................     788       (638)        150        990      (2,123)      (1,133)
INTEREST EXPENSE
  Interest-bearing deposits:
    NOW accounts...........................................      54        (53)          1        109        (202)         (93)
    Savings deposits.......................................      50        (72)        (22)       187        (225)         (38)
    Money market accounts..................................     (45)        (9)        (54)      (102)       (220)        (322)
    Certificates and other time deposits...................      (9)        23          14         14        (689)        (675)
  Retail repurchase agreements.............................      84         --          84         --          --           --
  Federal funds purchased..................................      10          1          11         (9)         (1)         (10)
      Total interest expense...............................     144       (110)         34        199      (1,337)      (1,138)
NET INTEREST INCOME........................................   $ 644     $ (528)     $  116      $ 791     $  (786)    $      5

(1) The mix variance, not separately stated, has been proportionally allocated to the volume and rate variances based on their absolute dollar amount.
(2) Interest income related to tax-exempt securities and to certain loans exempt from federal income tax is stated on a taxable equivalent basis, assuming a 34% tax rate.
                                       [7]

                      Provision for Loan Losses

                      This provision is the charge against earnings to provide an allowance or reserve for possible future losses on loans. The amount of each year's charge is affected by several considerations including management's evaluation of various risk factors in determining the adequacy of the allowance (see "Asset Quality"), actual loan loss experience and loan portfolio growth. In 1994 and 1993, earnings were positively impacted by decreases in the provision of $150,000 and $205,000, respectively.
                      OTHER OPERATING INCOME
                      Total other operating income, or noninterest income, increased $264,544 or 14.6% in 1994 and $201,462 or 12.5%
                      in 1993, reflecting in part the general increase in the volume of business. The increase in 1994 was primarily due to commissions from tax-deferred annuity products, a program which began in July 1993 and also contributed significantly to the 1993 increase in noninterest income.
                      Insurance and annuity commissions increased $207,802 in 1994 and $90,795 in 1993. The primary factor in the 1993 increase in noninterest income was the increase in gains on loan sales of $129,685 which is included in "other income". This was not a significant factor in 1994, when there was a decline of $121,346 in gains on loan sales. In
                      January 1993, the program of originating residential mortgage loans for sale to the Federal National Mortgage
                      Association (Fannie Mae) effectively commenced. As noted in "Loans" below, mortgage loan activity declined in 1994, reflecting increases in mortgage loan rates that in turn reduced the level of profitability on sales to Fannie Mae.
                      The increase in service charges on deposit accounts in 1994 was due both to the selected increases in service charge rates that became effective in the second quarter of 1993 and to a change in the 1994 fourth quarter in the method of collecting fees on returned checks and overdraft items. The 1993 increase was primarily due to the rate increases in the 1993 second quarter. The level of other service charges and fees was higher in 1994 due to several factors including increased fees related to credit card operations (see "Business Development Matters"), an increase in fees received for servicing loans sold to Fannie Mae and increased check order fees. The 1993 decrease resulted from a reduction in fees related to origination of residential mortgage loans for correspondent banks, a revenue source that has not been utilized to any extent since the Fannie Mae program was initiated. While there was a reduction in gains on loan sales in 1994, "other income" did benefit from a higher level of trust income.
                      OTHER OPERATING EXPENSE
                      Total other operating, or noninterest, expense increased
                      $271,724 or 3.3% in 1994 and $769,983 or 10.2% in 1993 due
                      largely to costs associated with new or changed operations, increased personnel expense and the continuing effects of inflation. As discussed in "Business
                      Development Matters", the Bank in 1994 elected to outsource its data processing operations and completed the conversion to a service bureau arrangement in the 1994 fourth quarter. Both personnel expense and "other expense" were increased due to costs associated with the outsourcing decision. A change in credit card operations, also discussed in "Business Development Matters", has increased these same expense components starting in the 1994 third quarter. Noninterest expense was affected in 1993 by the expansion of the Trust and Investment Services
                      Department in the 1993 third quarter for the sale of tax-deferred annuity products and by the first full year of operation of a branch office that was acquired in Archdale, N.C. in December 1992. Personnel expense has been impacted in recent years by the staffing requirements of new operations, increased staffing requirements of other Bank operations, normal salary adjustments and higher costs of fringe benefits. In 1994, the average number of employees on a full-time equivalent basis was essentially unchanged from 1993, and several fringe benefit components were less costly. Compared to the prior year-end, there was a decline in the number of full-time equivalent employees at December 31, 1994, reflecting in particular the outsourcing of data processing operations.

                                              [8]

                      Due to the outstanding outsourcing of data processing operations in late 1994, certain expense components will be significantly affected in 1995 and future years.
                      Although outside processing costs will increase, there will be a reduction in personnel and equipment costs as compared to the prior in-house system. Another significant change planned for 1995 is a comprehensive project for the reengineering of all Bank operations (see "Business
                      Development Matters"). While cost savings and improved operating procedures are expected to result from this project, there will be implementation costs, the more significant of which are expected to be incurred in the first half of 1995.
                      As discussed in the "Overview", the Corporation has entered into definitive agreements to acquire two mutual savings banks. Changes in regulatory policy, however, have effectively resulted in a moratorium on federal approval of such merger/conversion transactions. Depending on the results of the continuing evaluation of the progress toward finding a method of effecting a combination, the Corporation may elect to charge to expense in the first half of 1995 certain costs, amounting to $179,143
                      (approximately $118,000 on an aftertax basis) at December
                      31, 1994, that have been deferred in connection with the proposed acquisitions.
                      Because of the Federal Deposit Insurance Corporation
                      Improvement Act (FDICIA) enacted in 1989, FDIC insurance expense was increased substantially, with the Bank's expense amounting to $503,379 in 1994. The FDIC has two separate insurance funds, which are the Bank Insurance
                      Fund (BIF) and the Savings Association Insurance Fund
                      (SAIF). When each fund reaches the 1.25 percent reserve ratio required by FDICIA, then the corresponding insurance assessment rates can be lowered starting within that semiannual period. While the BIF fund is expected to reach the mandated reserve ratio between May and July of 1995, the SAIF fund may not reach this level for several years.
                      Since most of the Bank's deposits are insured through BIF, the Bank could experience a significant savings in FDIC insurance expense, if as currently projected, the effective BIF rate is lowered by as much as 83%.
                      INCOME TAXES
                      The effective income tax rate increased from 27.2% in 1993 to 29.1% in 1994 due to both the effect of state income tax expense recognition in 1994 but not in 1993 and an increase in the ratio of taxable to tax-exempt income. The effective income tax rate of 27.2% in 1993 did not significantly change from the 27.4% rate in 1992.
                      Liquidity refers to the continuing ability of the Bank to meet deposit withdrawals, fund loan and
LIQUIDITY
                      capital expenditure commitments, maintain reserve requirements, pay operating expenses and provide funds to the Corporation for payment of dividends, debt service and other operational requirements. Liquidity is immediately available from three major sources: (a) cash on hand and on deposit at other banks, (b) the outstanding balance of federal funds sold and (c) the available-for-sale securities portfolio. While additional liquidity is readily obtainable by purchasing federal funds from other banks, the Bank has not found it necessary to utilize this resource to any substantial extent in recent years, although it was a net purchaser of federal funds at December 31, 1994. Further, while available-for-sale securities are intended to be a source of immediate liquidity, the entire investment securities portfolio is managed to provide both income and a ready source of liquidity. The average portfolio life of debt securities is approximately three years, resulting in a substantial level of maturities each year. All debt securities are of investment grade quality and, if the need arises, can be promptly liquidated on the open market or pledged as collateral for short-term borrowing.
                      In line with its approach to liquidity, the Bank as a matter of policy does not solicit or accept brokered deposits for funding asset growth. Instead, loans and other assets are based on a core of local deposits and the Bank's capital position. To date, the steady increase in deposits, retail repurchase agreements and capital has been adequate to fund loan demand in the Bank's market area, while maintaining the desired level of immediate liquidity and a substantial investment portfolio available for both immediate and secondary liquidity purposes.

                                         [9]

                      One of the primary objectives of asset/liability
                      management is to maximize net interest margin
ASSET/LIABILITY       while minimizing the earnings risk associated with
MANAGEMENT AND        changes in interest rates. One method used
INTEREST RATE         to manage interest rate sensitivity is to measure,
SENSITIVITY           over various time periods, the interest rate
                      sensitivity positions, or gaps; however, this method
                      addresses only the magnitude of timing differences and
                      does not address earnings or market value. Therefore,
                      management uses an earnings simulation model to prepare,
                      on a regular basis, earnings projections based on a range
                      of interest rate scenarios in order to more accurately
                      measure interest rate risk.
                      The Bank's balance sheet is liability-sensitive, meaning
                      that in a given period there will be more liabilities than assets subject to immediate repricing as market rates
                      change. Because immediately rate sensitive
                      interest-bearing liabilities exceed rate sensitive assets, the earnings position could improve in a declining rate
                      environment and could deteriorate in a rising rate
                      environment, depending on the correlation of rate changes
                      in these two categories. Included in interest-bearing
                      liabilities subject to rate changes within 30 days are
                      NOW, savings, and money market deposits totaling
                      $82,401,000 as of December 31, 1994. These types of
                      deposits historically have not repriced coincidentally
                      with or in the same proportion as general market
                      indicators.
                      Table 3 presents information about the periods in which
                      the interest-sensitive assets and liabilities at December
                      31, 1994 will either mature or be subject to repricing in
                      accordance with market rates, and the resulting
                      interest-sensitivity gaps. This table shows the
                      sensitivity of the balance sheet at one point in time and
                      is not necessarily indicative of what the sensitivity will be on other dates.
TABLE 3
INTEREST RATE SENSITIVITY ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                        December 31, 1994
                                                                          Rate Maturity In Days           Beyond
                                                                       1-90       91-180     181-365     One Year     Total
EARNING ASSETS
  Loans...........................................................   $ 78,565    $  6,983    $ 11,215    $71,565     $168,328
  Investment securities...........................................      9,131       3,241       2,456     62,155       76,983
  Federal funds sold..............................................         --          --          --         --           --
    Total earning assets..........................................     87,696      10,224      13,671    133,720      245,311
INTEREST-BEARING LIABILITIES
  NOW accounts....................................................     31,902          --          --         --       31,902
  Savings deposits................................................     30,920          --          --         --       30,920
  Money market accounts...........................................     19,579          --          --         --       19,579
  Time deposits of $100,000 or more...............................      8,741       5,891       3,702      1,857       20,191
  Other time deposits.............................................     37,694      16,870      19,671     15,816       90,051
  Retail repurchase agreements....................................      3,526          --          --         --        3,526
  Federal funds purchased.........................................      3,050          --          --         --        3,050
    Total interest-bearing liabilities............................    135,412      22,761      23,373     17,673      199,219
INTEREST SENSITIVITY GAP..........................................   $(47,716)   $(12,537)   $ (9,702)   $116,047    $ 46,092
Cumulative gap....................................................   $(47,716)   $(60,253)   $(69,955)   $46,092     $ 46,092
Ratio of interest-sensitive assets to interest-sensitive
  liabilities.....................................................         65%         45%         58%       757 %        123%

                                       [10]

                      Under guidelines established by the Federal Reserve
                      Board, capital adequacy is currently
CAPITAL ADEQUACY
                      measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage ratio. The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier 1 and Tier 2, as a percentage of risk-adjusted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier 1 capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock, net of goodwill and other disallowed intangible assets. Tier 2 capital, which is limited to the total of Tier 1 capital, includes allowable amounts of subordinated debt, mandatory convertible securities, preferred stock and the allowance for loan losses. Under current requirements, the minimum Tier 1 capital ratio is 4% and the minimum total capital ratio, consisting of both Tier 1 and Tier 2 capital, is 8%. At
                      December 31, 1994, the Corporation had a Tier 1 capital ratio of 13.41% and a total capital ratio of 14.38%.
                      The leverage ratio, which serves as a minimum capital standard, considers Tier 1 capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. The required ratio ranges from 3% to 5%, subject to federal bank regulatory evaluation of the organization's overall safety and soundness. At December
                      31, 1994, the Corporation had a leverage ratio of 9.14%.
                      Asset and deposit growth was higher in 1994 than in 1993.
                      Total assets increased $11,918,000 or
BALANCE SHEET REVIEW
                      4.8% in 1994 compared to $4,493,000 or 1.8% in 1993.
                      Deposits grew $5,665,000 or 2.5% and $782,000 or 0.4%,
                      respectively, in the same periods. A new retail repurchase agreements program that commenced in the second quarter of 1994 generated $3,526,000 of the asset increase at December 31, 1994. The Bank, in December 1992, acquired a branch office in Archdale, N.C. with deposits of $4,870,000, loans of $1,112,000 and net cash of
                      $3,300,000. As a result, the percentage increases in average assets and deposits were greater in 1993 than either the similar increases in 1994 or the increases that result from comparing year-end 1993 balances to 1992. The average asset growth rates were 3.5% in 1994 and 5.2% in 1993. The corresponding average deposit growth rates were 2.1% and 5.0%.
                      As discussed in Note 1 to Consolidated Financial
                      Statements, the Corporation adopted
INVESTMENT SECURITIES
                      Statement of Financial Accounting Standards No. 115 as of
                      December 31, 1993 and transferred certain debt and equity securities at that time to the available-for-sale category. Investments are carried on the consolidated balance sheet at estimated fair value for available-for-sale securities and at amortized cost for held-to-maturity securities. Table 4 presents information, on the basis of selected maturities, about the composition of the investment securities portfolio for each of the last three years.

                                             [11]

TABLE 4
INVESTMENT SECURITIES PORTFOLIO ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                       December 31
                                                                               1994
                                                                            Estimated     Taxable        1993        1992
                                                               Amortized      Fair       Equivalent    Carrying    Carrying
                                                                 Cost         Value        Yield        Value       Value
AVAILABLE FOR SALE
  U.S. Treasury:
    One to five years.......................................    $ 7,488      $ 7,256         6.28%     $ 5,334
    Five to ten years.......................................        522          509         7.34          254
      Total.................................................      8,010        7,765         6.34        5,588
  Mortgage-backed securities................................     12,558       12,108         6.67       18,920
  Total debt securities.....................................     20,568       19,873         6.54       24,508
  Equity securities.........................................      5,145        4,696                     4,810
      Total available-for-sale securities...................    $25,713      $24,569                   $29,318     $    --
HELD TO MATURITY
  U.S. Treasury:
    Within one year.........................................    $ 4,954      $ 4,922         5.49      $ 8,303     $ 9,851
    One to five years.......................................      2,748        2,692         5.94        3,957      13,536
      Total.................................................      7,702        7,614         5.68       12,260      23,387
  U.S. Government agencies and corporations:
    Within one year.........................................      3,151        3,139         6.46        5,503       2,502
    One to five years.......................................     26,294       25,162         6.03       17,543      30,121
    Five to ten years.......................................      4,916        4,607         6.16        3,328       8,815
      Total.................................................     34,361       32,908         6.09       26,374      41,438
  State, county and municipal (1):
    Within one year.........................................      2,081        2,092        11.32        1,831       1,560
    One to five years.......................................      3,017        3,079        10.39        4,483       5,175
    Five to ten years.......................................      4,909        4,792         8.10        3,535       3,771
    Over ten years..........................................        344          325         8.09          542         617
      Total.................................................     10,351       10,288         9.42       10,391      11,123
  Total debt securities.....................................     52,414       50,810         6.70       49,025      75,948
  Other securities..........................................         --           --                       145       5,072
      Total held-to-maturity securities.....................    $52,414      $50,810                   $49,170     $81,020

(1) Yields related to state, county and municipal securities are stated on a taxable equivalent basis, assuming a 34% tax rate.
                      At December 31, 1994, an investment in the Franklin Adjustable U.S. Government Securities
                      Fund exceeded 10% of shareholders' equity. This mutual fund investment, which is carried in the available-for-sale portfolio, has an original cost of $5,000,000 and a current estimated fair value of $4,550,000.
                      Additions to the investment securities portfolio depend to a large extent on the availability of investable funds that are not otherwise needed to satisfy loan demand. During both 1994 and 1993, when loan growth was at a much higher rate than that for either total assets or deposits, there was a reduction in the level of investment securities, amounting to $1,505,000 or 1.9% in 1994 and $2,532,000 or 3.1% in 1993. Investable funds not otherwise utilized are temporarily invested on an overnight basis as federal funds sold, the level of which is affected by such considerations as near-term loan demand and liquidity needs. Based on funds requirements, the Bank was a net purchaser of federal funds at December 31, 1994.

                                        [12]

                      The Corporation's primary source of revenue and largest component of earning assets is the
LOANS
                      loan portfolio. Loans experienced 7.0% growth in both 1994 and 1993, increasing by $11,026,000 in 1994 and $10,270,000 in 1993. Average loans increased $12,076,000 or 8.1% and $11,944,000 or 8.7%, respectively. The ratio of average loans to average deposits increased from 66.8% in 1993 to 70.7% in 1994. Part of this increase is due to the effect of the new retail repurchase agreements program which began generating additional funds in 1994 that can be used for loan growth and other purposes. The ratio of loans to deposits at December 31, 1994 was 73.2%.
                      Table 5 sets forth the major categories of loans and information regarding residential mortgage loans held for sale for each of the last five years. The maturity distribution and interest sensitivity of selected loan categories at December 31, 1994 are presented in Table 6.
TABLE 5
LOAN PORTFOLIO COMPOSITION
(DOLLARS IN THOUSANDS)

                                                                              December 31
                                                1994               1993               1992               1991           1990
                                           Amount      %      Amount      %      Amount      %      Amount      %      Amount
Term federal funds sold.................  $     --    --     $     --    --     $     --    --     $     --    --     $  2,000
Commercial and agricultural.............    41,777    24.8     40,858    26.0     34,630    23.5     27,600    21.8     26,312
Real estate -- construction.............     1,331      .8      2,163     1.4      1,313      .9      1,956     1.5      1,536
Real estate -- mortgage.................    79,169    47.0     69,782    44.3     61,269    41.7     53,836    42.5     49,535
Consumer................................    46,051    27.4     44,499    28.3     49,820    33.9     43,364    34.2     42,220
  Total loans...........................  $168,328   100.0   $157,302   100.0   $147,032   100.0   $126,756   100.0   $121,603
Residential mortgage loans held for
  sale..................................  $     --           $  1,090           $    101           $     --           $     --
                                            %
Term federal funds sold.................    1.6
Commercial and agricultural.............   21.6
Real estate -- construction.............    1.3
Real estate -- mortgage.................   40.8
Consumer................................   34.7
  Total loans...........................  100.0
Residential mortgage loans held for
  sale..................................

TABLE 6
SELECTED LOAN MATURITIES
(IN THOUSANDS)

                                                                                            December 31, 1994
                                                                             One Year      One to         Over
                                                                             or Less     Five Years    Five Years     Total
Commercial and agricultural...............................................   $37,015       $4,149         $613       $41,777
Real estate -- construction...............................................     1,331           --        --            1,331
  Total selected loans....................................................   $38,346       $4,149         $613       $43,108
Sensitivity to rate changes:
  Fixed interest rates....................................................   $ 1,802       $4,149         $613       $ 6,564
  Variable interest rates.................................................    36,544           --        --           36,544
  Total...................................................................   $38,346       $4,149         $613       $43,108

                      The residential construction and mortgage loan portfolio accounted for slightly more than half of the 1994 loan increase. In late 1992, the Bank became qualified as a seller and servicer of mortgage loans for the Federal National Mortgage Association (Fannie Mae) and began generating income from these activities in 1993. As a result of favorable market conditions in 1993 caused by a decline in interest rates, the Bank experienced brisk mortgage loan activity and sold a substantial portion of the loans originated to Fannie Mae. Increased mortgage loan rates in 1994 led to a decline in originations. Because of a reduction in the level of profitability on sales to Fannie Mae, however, the Bank increased the percentage of residential mortgage loans added to its own portfolio.
                      Consumer loan growth also added significantly to the 1994 increase in loans. Automobile lending was especially strong in the first part of the year, although the pace did subside. There was steady growth in the balances related to the home equity line of credit program. Management considers the Bank's asset quality to be of primary importance. A formal loan
ASSET QUALITY
                      review function, independent of loan origination, is used to identify and monitor problem loans.
                                          [13]

                      In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area.
                      Management's policy in regard to past due loans is conservative and normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a nonaccrual status are generally collateralized and the possibility of future losses is considered minimal.
                      Table 7 presents an analysis of the changes in the allowance for loan losses and of the level of nonperforming assets for each of the last five years.
                      Information about management's allocation of the allowance for loan losses by loan category is presented in Table 8.
TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
(DOLLARS IN THOUSANDS)

                                                                                1994      1993      1992      1991      1990
ALLOWANCE FOR LOAN LOSSES
  Balance at beginning of year..............................................   $1,745    $1,766    $1,484    $1,323    $1,185
  Charge-offs:
    Commercial and agricultural.............................................       16        57       159        64       144
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage.................................................        1        24        34        12        22
    Consumer                                                                      419       486       228       221       252
      Total charge-offs                                                           436       567       421       297       418
  Recoveries:
    Commercial and agricultural.............................................        6         8        24        48        45
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage                                                         5         7         1         2         4
    Consumer................................................................      180       161       103        78        82
      Total recoveries......................................................      191       176       128       128       131
  Net loan charge-offs......................................................      245       391       293       169       287
  Provision for loan losses.................................................      220       370       575       330       425
  Balance at end of year....................................................   $1,720    $1,745    $1,766    $1,484    $1,323
NONPERFORMING ASSETS, AT END OF YEAR
  Nonaccrual loans..........................................................   $   --    $   --    $   68    $  791    $  427
  Accruing loans past due 90 days or more...................................      118       136       388        72       163
      Total nonperforming loans.............................................      118       136       456       863       590
  Foreclosed assets.........................................................       78       134       159        --        --
  Other real estate owned...................................................       --        --        52        52        55
      Total nonperforming assets............................................   $  196    $  270    $  667    $  915    $  645
RATIOS
  Net loan charge-offs to average loans.....................................      .15%      .26%      .21%      .14%      .25%
  Net loan charge-offs to allowance for loan losses.........................    14.25     22.43     16.59     11.40     21.65
  Allowance for loan losses to year-end loans...............................     1.02      1.11      1.20      1.17      1.09
  Total nonperforming loans to year-end loans...............................      .07       .09       .31       .68       .49

                                      [14]

TABLE 8
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                                                                                December 31
                                                                                1994      1993      1992      1991      1990
Commercial and agricultural.................................................   $  490    $  451    $  418    $  454    $  181
Real estate -- construction.................................................       14        25        23        20        15
Real estate -- mortgage.....................................................      346       281       261       250       219
Consumer....................................................................      651       569       343       286       270
Unallocated.................................................................      219       419       721       474       638
  Total allowance for loan losses...........................................   $1,720    $1,745    $1,766    $1,484    $1,323

                      The level and mix of deposits is affected by various factors, including general economic
DEPOSITS
                      conditions, the particular circumstances of local markets and the specific deposit strategies employed. Broad interest rate declines such as have occurred from 1991 to early 1994 tend to encourage customers to consider alternative investments such as mutual funds and tax-deferred annuity products.
                      The Bank's level and mix of deposits has been specifically affected by the following factors. In December 1992, the Bank acquired a branch office in Archdale, N.C. with deposits of $4,870,000. Certain variable-rate time deposits with minimum rates in excess of current market rates are being phased out over a two-year period that commenced in January 1994. A retail repurchase agreements program, established in the second quarter of 1994, has tended to transfer funds away from deposits. At December 31, 1994, the balance of retail repurchase agreements was $3,526,000. Further, the level of public funds on deposit fluctuates, amounting to $10,940,000, $10,636,000 and $14,990,000 at December 31, 1994, 1993 and 1992,
                      respectively.
                      Table 9 shows the year-end and average deposit balances for the years 1994, 1993 and 1992 and the changes in 1994 and 1993.
TABLE 9
ANAYLSIS OF DEPOSITS
(DOLLARS IN THOUSANDS)

                                                                     1994                            1993
                                                                       Change from                     Change from
                                                                        Prior Year                      Prior Year         1992
                                                         Balance     Amount       %      Balance     Amount       %      Balance
YEAR-END BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 31,902    $  157        .5    $ 31,745    $2,661       9.1    $ 29,084
    Savings deposits..................................     30,920        34        .1      30,886     2,896      10.3      27,990
    Money market accounts.............................     19,579    (2,330)    (10.6)     21,909    (3,741)    (14.6)     25,650
      Total...........................................     82,401    (2,139)     (2.5)     84,540     1,816       2.2      82,724
    Certificates and other time deposits..............    110,242     5,160       4.9     105,082    (1,551)     (1.5)    106,633
      Total interest-bearing deposits.................    192,643     3,021       1.6     189,622       265        .1     189,357
  Noninterest-bearing demand deposits.................     37,282     2,644       7.6      34,638       517       1.5      34,121
      Total deposits..................................   $229,925    $5,665       2.5    $224,260    $  782        .4    $223,478
AVERAGE BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 32,521    $2,568       8.6    $ 29,953    $4,185      16.2    $ 25,768
    Savings deposits..................................     31,820     1,821       6.1      29,999     5,847      24.2      24,152
    Money market accounts.............................     21,261    (1,841)     (8.0)     23,102    (3,138)    (12.0)     26,240
      Total...........................................     85,602     2,548       3.1      83,054     6,894       9.1      76,160
    Certificates and other time deposits..............    106,759      (230)      (.2)    106,989       275        .3     106,714
      Total interest-bearing deposits.................    192,361     2,318       1.2     190,043     7,169       3.9     182,874
  Noninterest-bearing demand deposits.................     35,614     2,402       7.2      33,212     3,426      11.5      29,786
      Total deposits..................................   $227,975    $4,720       2.1    $223,255    $10,595      5.0    $212,660

                                [15]

                      As discussed in the "Overview" and "Other Operating
                      Expense" above and in Note 2 to
BUSINESS DEVELOPMENT  Consolidated Financial Statements, the Corporation has
MATTERS               entered into definitive agreements to
                      acquire two mutual savings banks.
                      During 1994, a new credit card operation was established
                      in which the Bank carries its own credit card receivables
                      as opposed to the former fee-based arrangement under which accounts were generated for and owned by a correspondent
                      bank. As part of the new credit card strategy, extensive
                      customer solicitation efforts are scheduled for 1995.
                      Additionally, the merchant aspect of credit card
                      operations has been shifted to an in-house basis from the
                      prior correspondent arrangement.
                      In a significant 1994 development, the Bank elected to
                      outsource all of its data processing, item capture and
                      statement rendering operations. The conversion to a
                      service bureau arrangement was completed in the 1994
                      fourth quarter. The major items of data processing
                      equipment that were no longer needed by the Bank were
                      acquired by the new processor. While the bank does not
                      plan to resume any major data processing operations, the
                      level of computer equipment is expected to be
                      significantly increased in 1995 through expanded use of
                      personal computer networks. The new networks will allow
                      for a more direct input of basic loan and deposit account
                      information to the data files maintained by the service
                      bureau. Capital expenditures for these and other projects
                      are expected to be approximately $900,000 in 1995.
                      In addition to the outsourcing decision for data
                      processing, management has adopted in 1995 a comprehensive project for the reengineering of all Bank operations to
                      become more competitive and cost-effective in developing
                      business and servicing customers and to improve long-term
                      profitability. This project, scheduled for completion in
                      1995, may eliminate or realign some positions within the
                      bank and will result in one-time charges to earnings. The
                      Bank also decided in March 1995 to sell certain
                      investments to recognize a loss and gain favorable tax
                      treatment. While these actions will have a significant
                      adverse impact on 1995 earnings, management believes these decisions will enhance the long-term value of FNB Corp.
                      and insure the competitive edge of its community banking
                      operations. Management expects these one-time charges and
                      losses to reduce 1995 aftertax earnings by approximately
                      $500,000 to $600,000. The most significant costs are
                      expected to be incurred in the first half of 1995.
                      The Bank increased its investment in premises and
                      equipment through a major renovation of its Ramseur
                      office. This project, completed in August 1993, improved
                      customer accessibility and office appearance.
                      The Corporation adopted the provisions of three new
                      Statements of Financial Accounting
ACCOUNTING PRONOUNCE  Standards (SFAS) in 1993 as discussed in the Notes to
MENT MATTERS          Consolidated Financial Statements.
                      Included were SFAS No. 106, "Employers' Accounting for
                      Postretirement Benefits Other Than Pensions", SFAS No.
                      109, "Accounting for Income Taxes" and SFAS No. 115,
                      "Accounting for Certain Investments in Debt and Equity
                      Securities". None of the SFAS statements adopted had a
                      material effect on the consolidated financial statements.
                      As discussed in Note 1 to Consolidated Financial
                      Statements, SFAS No. 114, "Accounting by Creditors for
                      Impairment of a Loan", as amended by SFAS No. 118,
                      "Accounting by Creditors for Impairment of Loan -- Income
                      Recognition and Disclosures", is effective for fiscal
                      years beginning after December 15, 1994. At this time,
                      management estimates that adoption of SFAS No. 114, as
                      amended by SFAS No. 118, will not have a significant
                      effect on the consolidated financial statements.
                      The operations of the Bank and therefore of the
                      Corporation are subject to the effects of
EFFECTS OF INFLATION
                      inflation through interest rate fluctuations and changes
                      in the general price level of noninterest operating
                      expenses. Such costs as salaries, fringe benefits and
                      utilities have tended to increase at a rate comparable to
                      or even greater than the general rate of inflation.
                      Broadly speaking, all operating expenses have risen to
                      higher levels as inflationary pressures have increased.
                      Management has responded to this situation by evaluating
                      and adjusting fees charged for specific services and by
                      emphasizing operating efficiencies.

                                     [16]

                      The level of interest rates is also considered to be influenced by inflation, rising whenever inflationary expectations and the actual level of inflation increase and declining whenever the inflationary outlook appears to be improving. Management constantly monitors this situation, attempting to adjust both rates received on earning assets and rates paid on interest-bearing liabilities in order to maintain the desired net yield on earning assets.
TABLE 10
QUARTERLY FINANCIAL DATA
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      First     Second    Third     Fourth
1994
Interest income....................................................................   $4,159   $4,311     $4,515    $4,703
Interest expense...................................................................    1,662    1,650      1,762     1,905
Net interest income................................................................    2,497    2,661      2,753     2,798
Provision for loan losses..........................................................       35       50         30       105
Net interest income after provision for loan losses................................    2,462    2,611      2,723     2,693
Other operating income.............................................................      546      546        462       521
Other operating expense............................................................    2,078    2,117      2,192     2,191
Income before income taxes.........................................................      930    1,040        993     1,023
Income taxes.......................................................................      267      310        283       299
Net income.........................................................................   $  663    $ 730     $  710    $  724
Per share data:
  Net income.......................................................................   $  .55    $ .61     $  .59    $  .60
  Cash dividends declared..........................................................      .17      .17        .18       .18
  Common stock price (1):
    High...........................................................................    20.00    24.00      25.00     25.00
    Low............................................................................    19.00    19.00      22.00     23.50
1993
Interest income....................................................................   $4,544    $4,424    $4,298    $4,241
Interest expense...................................................................    1,788    1,754      1,704     1,699
Net interest income................................................................    2,756    2,670      2,594     2,542
Provision for loan losses..........................................................       90      110         90        80
Net interest income after provision for loan losses................................    2,666    2,560      2,504     2,462
Other operating income.............................................................      424      413        502       471
Other operating expense............................................................    1,999    2,065      2,105     2,137
Income before income taxes.........................................................    1,091      908        901       796
Income taxes.......................................................................      313      245        241       207
Net income.........................................................................   $  778    $ 663     $  660    $  589
Per share data:
  Net income.......................................................................   $  .65    $ .55     $  .55    $  .49
  Cash dividends declared..........................................................      .17      .17        .17       .17
  Common stock price (1):
    High...........................................................................    17.25    18.00      19.00     20.00
    Low............................................................................    16.75    17.25      18.00     19.00

(1) FNB Corp. common stock began trading on the NASDAQ National Market System on June 14, 1994, and stock price data from that date forward reflects actual sales prices. Prior to June 14, 1994, the stock was traded on an over-the-counter basis and bid quotations are reported. Such bid quotations reflect interdealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.
                                          [17]

INDEPENDENT AUDITORS' REPORT
The Board of Directors
FNB Corp.
We have audited the accompanying consolidated balance sheets of FNB Corp. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corp. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.
As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", at December 31, 1993. As discussed in notes 1 and 8, the Company also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", on January 1, 1993.
                                                KPMG Peat Marwick LLP
Greensboro, North Carolina
February 3, 1995
                                    [18]

FNB CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                                               December 31
ASSETS                                                                                     1994            1993
Cash and due from banks.............................................................   $  9,348,113    $  7,050,226
Investment securities:
  Available for sale, at estimated fair value (amortized cost of $25,713,359 in 1994
    and $29,203,055 in 1993)........................................................     24,569,036      29,318,080
  Held to maturity (estimated fair value of $50,809,510 in 1994 and $50,443,810 in
    1993)...........................................................................     52,414,194      49,169,718
Loans...............................................................................    168,327,821     157,301,915
  Less: Allowance for loan losses...................................................     (1,719,717)     (1,744,820)
    Net loans.......................................................................    166,608,104     155,557,095
Premises and equipment..............................................................      5,024,522       5,379,035
Other assets........................................................................      3,651,740       3,223,929
    TOTAL ASSETS....................................................................   $261,615,709    $249,698,083
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand deposits...............................................   $ 37,282,808    $ 34,638,291
  Interest-bearing deposits:
    NOW, savings and money market deposits..........................................     82,400,774      84,539,779
    Time deposits of $100,000 or more...............................................     20,191,213      19,993,280
    Other time deposits.............................................................     90,050,517      85,088,706
      Total deposits................................................................    229,925,312     224,260,056
Retail repurchase agreements........................................................      3,526,226              --
Federal funds purchased.............................................................      3,050,000       1,800,000
Other liabilities...................................................................      1,735,041       1,414,594
      Total Liabilities.............................................................    238,236,579     227,474,650
Shareholders' Equity:
  Preferred stock, $10.00 par value; authorized 200,000 shares, none issued.........             --              --
  Common stock, $2.50 par value; authorized 5,000,000 shares, issued 1,200,000
    shares..........................................................................      3,000,000       3,000,000
  Surplus...........................................................................        900,000         900,000
  Retained earnings.................................................................     20,234,383      18,247,517
  Net unrealized securities gains (losses)..........................................       (755,253)         75,916
      Total Shareholders' Equity....................................................     23,379,130      22,223,433
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................   $261,615,709    $249,698,083
Commitments (Note 13)

See notes to consolidated financial statements.
                                        [19]

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended December 31
                                                                               1994           1993           1992
INTEREST INCOME
  Interest and fees on loans.............................................   $13,228,841    $12,610,672    $12,737,320
  Interest and dividends on investment securities:
    Taxable income.......................................................     3,722,957      4,095,951      4,968,195
    Non-taxable income...................................................       645,224        723,372        831,255
  Federal funds sold.....................................................        91,034         77,128         57,301
      Total interest income..............................................    17,688,056     17,507,123     18,594,071
INTEREST EXPENSE
  Deposits...............................................................     6,880,389      6,942,569      8,070,661
  Retail repurchase agreements...........................................        84,094             --             --
  Federal funds purchased................................................        14,251          2,924         12,850
      Total interest expense.............................................     6,978,734      6,945,493      8,083,511
NET INTEREST INCOME......................................................    10,709,322     10,561,630     10,510,560
  Provision for loan losses..............................................       220,000        370,000        575,000
Net Interest Income After Provision For Loan Losses......................    10,489,322     10,191,630      9,935,560
OTHER OPERATING INCOME
  Service charges on deposit accounts....................................     1,218,066      1,153,374      1,092,624
  Other service charges and fees.........................................       295,445        188,082        214,428
  Insurance and annuity commissions......................................       393,960        186,158         95,363
  Other income...........................................................       167,407        282,720        206,457
      Total other operating income.......................................     2,074,878      1,810,334      1,608,872
OTHER OPERATING EXPENSE
  Personnel expense......................................................     4,902,442      4,807,246      4,294,884
  Net occupancy expense..................................................       447,645        455,991        404,345
  Furniture and equipment expense........................................       503,296        529,228        492,261
  Other expense..........................................................     2,724,565      2,513,759      2,344,751
      Total other operating expense......................................     8,577,948      8,306,224      7,536,241
Income Before Income Taxes...............................................     3,986,252      3,695,740      4,008,191
Income taxes.............................................................     1,159,386      1,005,852      1,099,757
NET INCOME...............................................................   $ 2,826,866    $ 2,689,888    $ 2,908,434
Net income per share.....................................................   $      2.36    $      2.24    $      2.42
Average number of shares outstanding.....................................     1,200,000      1,200,000      1,200,000

See notes to consolidated financial statements.
                                             [20]

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 1994, 1993 and 1992

                                                                                                                 NET
                                                                                                              UNREALIZED
                                                           COMMON STOCK                       RETAINED        SECURITIES
                                                       SHARES        AMOUNT      SURPLUS      EARNINGS      GAINS (LOSSES)
BALANCE, DECEMBER 31, 1991..........................  1,200,000    $3,000,000    $900,000    $14,257,195      $       --
Net income, 1992....................................         --            --          --      2,908,434              --
Cash dividends, $.66 per share......................         --            --          --       (792,000)             --
Recognize unrealized loss on mutual fund
  investment........................................         --            --          --             --         (70,000)
BALANCE, DECEMBER 31, 1992..........................  1,200,000     3,000,000     900,000     16,373,629         (70,000)
Net income, 1993....................................         --            --          --      2,689,888              --
Cash dividends, $.68 per share......................         --            --          --       (816,000)             --
Reversal of unrealized loss on mutual fund
  investment........................................         --            --          --             --          70,000
Recognize net unrealized gain on available-for-sale
  securities........................................         --            --          --             --          75,916
BALANCE, DECEMBER 31, 1993..........................  1,200,000     3,000,000     900,000     18,247,517          75,916
Net income, 1994....................................         --            --          --      2,826,866              --
Cash dividends, $.70 per share......................         --            --          --       (840,000)             --
Change in net unrealized gains (losses) on
  available-for-sale securities.....................         --            --          --             --        (831,169)
BALANCE, DECEMBER 31, 1994..........................  1,200,000    $3,000,000    $900,000    $20,234,383      $ (755,253)

See notes to consolidated financial statements.
                                       [21]

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31,
                                                                              1994            1993            1992
OPERATING ACTIVITIES
  Net income...........................................................   $  2,826,866    $  2,689,888    $  2,908,434
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment............        408,730         415,971         410,924
    Provision for loan losses..........................................        220,000         370,000         575,000
    Deferred income taxes..............................................        295,558         (57,690)       (114,334)
    Deferred loan fees and costs, net..................................       (504,202)         12,986          99,437
    Premium amortization and discount accretion of
      investment securities, net.......................................        417,395         571,730         195,142
    Amortization of intangibles........................................         78,107         100,171         116,216
    Net decrease (increase) in loans held for sale.....................      1,089,594        (989,094)       (100,500)
    Decrease (increase) in other assets................................       (273,155)         93,412         137,660
    Increase (decrease) in other liabilities...........................        320,447        (109,077)       (223,349)
      Net Cash Provided By Operating Activities........................      4,879,340       3,098,297       4,004,630
INVESTING ACTIVITIES
  Available-for-sale securities:
    Proceeds from maturities...........................................      6,690,357              --              --
    Purchases..........................................................     (3,400,725)             --              --
  Held-to-maturity securities:
    Proceeds from maturities...........................................     18,249,914      34,125,117      24,941,737
    Purchases..........................................................    (21,708,597)    (31,966,917)    (23,223,865)
  Net increase in loans................................................    (11,743,814)     (9,684,761)    (19,616,174)
  Proceeds from sales of premises and equipment........................        183,292           8,265          26,484
  Purchases of premises and equipment..................................       (239,939)       (503,150)       (331,602)
  Net cash acquired in branch acquisition..............................             --              --       3,299,646
  Other, net...........................................................       (213,423)        (66,493)         50,809
      Net Cash Used In Investing Activities............................    (12,182,935)     (8,087,939)    (14,852,965)
FINANCING ACTIVITIES
  Net increase in deposits.............................................      5,665,256         781,846      10,314,217
  Increase in retail repurchase agreements.............................      3,526,226              --              --
  Increase in federal funds purchased..................................      1,250,000       1,800,000              --
  Cash dividends paid..................................................       (840,000)       (816,000)       (792,000)
      Net Cash Provided By Financing Activities........................      9,601,482       1,765,846       9,522,217
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................      2,297,887      (3,223,796)     (1,326,118)
Cash and cash equivalents at beginning of year.........................      7,050,226      10,274,022      11,600,140
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................   $  9,348,113    $  7,050,226    $ 10,274,022
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest...........................................................   $  6,911,446    $  7,050,559    $  8,449,382
    Income taxes.......................................................        749,993       1,318,848       1,070,963
Noncash investing and financing activity -- transfer of investment
  securities to available-for-sale category............................             --      29,318,080              --

See notes to consolidated financial statements.

                                           [22]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   CONSOLIDATION
   The consolidated financial statements include the accounts of FNB Corp. (the Corporation) and its wholly-owned subsidiary, First National Bank and Trust Company (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.
   CASH AND CASH EQUIVALENTS
   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
   INVESTMENT SECURITIES
   In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securites. These investments are to be categorized and accounted for as follows:
   (Bullet) Held-to-maturity securities -- Debt securities that the enterprise has the positive intent and ability to hold to maturity. Reported at amortized cost.
   (Bullet) Trading securities -- Debt and equity securities bought and held principally for the purpose of being sold in the near future. Reported at fair value, with unrealized gains and losses included in earnings.
   (Bullet) Available-for-sale securities -- Debt and equity securities not classified as either held-to-maturity securities or trading securities. Reported at fair value, with unrealized gains and losses, net of related tax effect, excluded from earnings and reported as a separate component of shareholders' equity.
   Effective December 31, 1993, the Corporation adopted SFAS No. 115 and classified certain debt and equity securities as available-for-sale securities. As a result of this change in accounting principle, the carrying value of the securities so classifed was increased by a fair value adjustment of $115,025, representing the net unrealized gain at December 31, 1993. In related adjustments, shareholders' equity and deferred income tax liabilities were increased by $75,916 and $39,109, respectively. The Corporation intends to hold the available-for-sale securities for an indefinite period of time but may sell them prior to maturity. All other securities, which the Corporation has the positive intent and ability to hold to maturity, are classified as held-to-maturity securities.
   Interest income on debt securities is adjusted using the level yield method for the amortization of premiums and accretion of discounts. The adjusted cost of the specific security is used to compute gains or losses on the disposition of securities.
   Prior to December 31, 1993, a mutual fund investment was carried at the lower of cost or market. An adjustment to the valuation of this investment had been established by a charge to shareholders' equity. In conjunction with the adoption of SFAS No. 115, the valuation adjustment was reversed.
   LOANS
   Unearned income on certain installment loans is recognized as income over the life of the loans by the sum-of-the-months'-digits method which is not materially different from the interest method. Interest on all other loans is calculated by using the constant yield method based on the daily outstanding balance. The recognition of interest revenue is discontinued when, in management's opinion, the collection of all or a portion of interest becomes doubtful.
   Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income. Residential mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.
   In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. When a loan is impaired, a creditor must measure impairment based on (1) the present value of the impaired loan's expected future cash flows discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral for a collateral-dependent loan. Any measurement losses are to be recognized through additions to the allowance for loan losses. In October 1994, SFAS

                                  [23]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   No. 118, "Accounting by Creditors for Impairment of a Loan -- Income
   Recognition and Disclosures", was issued as an amendment to SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. Both SFAS No. 114 and SFAS No. 118 are effective for fiscal years beginning after December 15, 1994. At this time, management estimates that adoption of SFAS No. 114, as amended by SFAS No. 118, will not have a significant effect on the consolidated financial statements of the Corporation.
   ALLOWANCE FOR LOAN LOSSES
   The allowance for loan losses represents an amount considered adequate to absorb loan losses inherent in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. Losses are charged and recoveries are credited to the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.
   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.
   PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using both straight-line and accelerated methods based on the estimated useful lives of the assets as follows: buildings and components, 10 to 50 years and furniture and equipment, 3 to 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the improvement or the term of the lease.
   INTANGIBLE ASSETS
   Deposit base premiums, arising from deposit and branch purchase acquisitions, amounted to $202,694 and $280,801 at December 31, 1994 and 1993,
   respectively, and are included in other assets. The premium amounts are amortized on an accelerated basis over ten-year periods.
   INCOME TAXES
   Effective January 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for
   Incomes Taxes", resulting in an immaterial financial statement impact. Prior to the adoption of SFAS No. 109, the Corporation accounted for income taxes under Accounting Principles Board Opinion (APB) No. 11. SFAS No. 109 requires a change to the asset and liability method from the deferred method of APB
   No. 11. Under the asset and liability method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.
   Pursuant to the deferred method of APB No. 11, which was applied in 1992, annual income tax expense was matched with pretax accounting income by providing deferred taxes at current tax rates for timing differences between the determination of net income for financial reporting and tax purposes.
   EMPLOYEE BENEFIT PLANS
   The Corporation has a defined benefit pension plan covering substantially all full-time employees. Pension costs, which are actuarially determined using the projected unit credit method, are charged to current operations. Annual funding contributions are made up to the maximum amounts allowable for Federal income tax purposes.
   Statement of Financial Accounting Standards (SFAS) No. 106, "Employers'
   Accounting for Postretirement Benefits Other than Pensions", establishes new financial accounting and reporting standards for certain postretirement employee benefits. Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 106 with respect to medical and life insurance benefits provided on a postretirement basis under defined benefit plans covering substantially all full-time employees. Postretirement benefit costs, which are actuarially determined using the attribution method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet. The unrecognized net transition liability is being amortized over a twenty-year period.
   RECLASSIFICATIONS
   Certain amounts for prior years have been reclassified to conform with the presentation for 1994. The reclassifications had no effect on shareholders' equity or net income as previously reported.

                                       [24]

                                      FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. ACQUISITIONS
   On December 3, 1992, the Bank acquired a branch office located in Archdale, North Carolina from another commercial bank. The acquisition was accounted for as a purchase. The principal amounts acquired included deposits of $4,870,195, loans of $1,112,097 and net cash of $3,299,646. The resulting deposit base premium intangible amounted to $61,802.
   On December 30, 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks, Home Savings Bank of Siler City, SSB
   ("Home") of Siler City, North Carolina and Randleman Savings Bank, SSB
   ("Randleman") of Randleman, North Carolina, in merger/conversion transactions, pursuant to which the savings banks would convert from mutual to stock form and the Corporation would simultaneously acquire the shares issued in the conversions. Consummation of the proposed acquisitions is subject to regulatory approval by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Administrator of the North Carolina Savings Institutions Division. At December 31, 1994, Home operated one office and had approximately $43,614,000 in total assets, $37,732,000 in deposits and $5,105,000 in retained earnings. On this same date, Randleman had approximately $15,610,000 in total assets, $13,459,000 in deposits and $2,100,000 in retained earnings.
   Regulatory applications for approval to consummate the proposed acquisitions were filed in April, 1994. Substantial changes in regulatory policy occurring shortly after the applications were filed effectively resulted in a moratorium on federal approval of merger/conversions, and the Corporation subsequently withdrew the applications to the FDIC and the Federal Reserve.
   The Corporation and the savings banks are exploring other methods of effecting a combination and continue to monitor developments in federal regulations and policy with respect to merger/conversions.
   The Corporation has incurred certain costs in connection with the proposed acquisitions. Those costs, which amounted to $179,143 at December 31, 1994, have been deferred and are included in other assets on the consolidated balance sheet.

                                         [25]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. INVESTMENT SECURITIES
   Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:

                                                                          Gross         Gross        Estimated
                                                          Amortized     Unrealized    Unrealized       Fair
                                                            Cost          Gains         Losses         Value
AVAILABLE FOR SALE
  DECEMBER 31, 1994
    U.S. Treasury.....................................   $ 8,009,763    $    1,374    $  246,699    $ 7,764,438
    Mortgage-backed securities........................    12,557,862         2,074       451,834     12,108,102
    Equity securities.................................     5,145,734           762       450,000      4,696,496
      Total...........................................   $25,713,359    $    4,210    $1,148,533    $24,569,036
  DECEMBER 31, 1993
    U.S. Treasury.....................................   $ 5,359,043    $  234,262    $    4,769    $ 5,588,536
    Mortgage-backed securities........................    18,844,012       127,685        52,153     18,919,544
    Equity securities.................................     5,000,000        --           190,000      4,810,000
      Total...........................................   $29,203,055    $  361,947    $  246,922    $29,318,080
HELD TO MATURITY
  DECEMBER 31, 1994
    U.S. Treasury.....................................   $ 7,702,064    $    4,231    $   92,599    $ 7,613,696
    U.S. Government agencies and corporations.........    34,361,214        10,098     1,463,032     32,908,280
    State, county and municipal.......................    10,350,916       129,679       193,061     10,287,534
      Total...........................................   $52,414,194    $  144,008    $1,748,692    $50,809,510
  DECEMBER 31, 1993
    U.S. Treasury.....................................   $12,260,047    $  207,004    $      891    $12,466,160
    U.S. Government agencies and corporations.........    26,374,169       453,391        20,921     26,806,639
    State, county and municipal.......................    10,390,870       645,793        11,609     11,025,054
    Other securities..................................       144,632         1,325        --            145,957
      Total...........................................   $49,169,718    $1,307,513    $   33,421    $50,443,810

   The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                          Available For Sale             Held To Maturity
                                                       Amortized      Estimated      Amortized      Estimated
                                                         Cost        Fair Value        Cost        Fair Value
   Due in one year or less.........................   $   --         $   --         $10,185,478    $10,153,018
   Due after one year through five years...........     7,487,534      7,255,651     32,059,670     30,932,812
   Due after five years through ten years..........       522,229        508,787      9,825,284      9,398,846
   Due after ten years.............................       --             --             343,762        324,834
         Total.....................................     8,009,763      7,764,438     52,414,194     50,809,510
   Mortgage-backed securities......................    12,557,862     12,108,102        --             --
         Total debt securities.....................   $20,567,625    $19,872,540    $52,414,194    $50,809,510

   Debt securities with an estimated fair value of $40,555,570 were pledged to secure public funds and trust funds on deposit and retail repurchase agreements at December 31, 1994.
   There have been no securities sales in the three-year period ended December 31, 1994.
                                      [26]

                                      FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. LOANS
   Major classifications of loans are as follows:

                                                                                         December 31
                                                                                     1994            1993
   Commercial and agricultural................................................   $ 41,776,681    $ 40,858,190
   Real estate -- construction................................................      1,331,342       2,162,570
   Real estate -- mortgage:
     Loans held in portfolio..................................................     79,168,845      68,692,871
     Loans held for sale......................................................        --            1,089,594
   Consumer...................................................................     46,050,953      44,498,690
       Total loans............................................................   $168,327,821    $157,301,915

   Loans as presented are net of unearned income of $944,168 and $3,861,961 at December 31, 1994 and 1993, respectively. There were no loans on a nonaccrual basis at December 31, 1994 and 1993.
   Loans are primarily made in the region of North Carolina that includes Randolph, Montgomery and Chatham counties. The real estate loan portfolio can be affected by the condition of the local real estate markets. Included in loans at December 31, 1994 and 1993 are $35,412,788 and $33,297,446,
   respectively, of retail installment loan contracts purchased primarily from automobile dealers.
   Loans have been made by the Bank to directors and executive officers of the Corporation and its subsidiary and to the associates of such persons, as defined by the Securities and Exchange Commission. Such loans were made in the ordinary course of business on substantially the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other borrowers and do not involve more than normal risk of collectibility. A summary of the activity during 1994 with respect to related party loans is as follows:

   Balance, December 31, 1993...............................................   $  7,731,405
   New loans during 1994....................................................     19,234,088
   Repayments during 1994...................................................    (19,138,407)
   Balance, December 31, 1994...............................................   $  7,827,086

5. ALLOWANCE FOR LOAN LOSSES
   Changes in the allowance for loan losses were as follows:

                                                                                 Year Ended December 31
                                                                            1994          1993          1992
   Balance at beginning of year.......................................   $1,744,820    $1,766,193    $1,484,277
   Provision for losses charged to operations.........................      220,000       370,000       575,000
   Loans charged off..................................................     (436,157)     (566,791)     (421,170)
   Recoveries on loans previously charged off.........................      191,054       175,418       128,086
   Balance at end of year.............................................   $1,719,717    $1,744,820    $1,766,193

                                     [27]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. PREMISES AND EQUIPMENT
   Premises and equipment are summarized as follows:

                                                                                            December 31
                                                                                         1994          1993
   Land............................................................................   $1,003,619    $  984,171
   Buildings and improvements......................................................    3,986,315     3,929,867
   Furniture and equipment.........................................................    3,360,975     3,755,210
   Leasehold improvements..........................................................      394,390       391,241
         Total.....................................................................    8,745,299     9,060,489
   Less accumulated depreciation and amortization..................................    3,720,777     3,681,454
   Premises and equipment, net.....................................................   $5,024,522    $5,379,035

7. INCOME TAXES
   As discussed in Note 1, the Corporation adopted Statement of Financial Accounting Standards No. 109 as of January 1, 1993. There was no cumulative effect adjustment necessary to adopt this new accounting pronouncement. Income taxes as reported in the consolidated income statement included the following expense (benefit) components:

                                                                            1994          1993          1992
   Current:
     Federal..........................................................   $  818,773    $1,063,542    $1,214,091
     State............................................................       45,055            --            --
       Total..........................................................      863,828     1,063,542     1,214,091
   Deferred -- Federal................................................      295,558       (57,690)     (114,334)
       Total income taxes.............................................   $1,159,386    $1,005,852    $1,099,757

   A reconciliation of income tax expense computed at the statutory Federal income tax rate to actual income tax expense is presented below:

                                                                            1994          1993          1992
   Amount of tax computed using Federal statutory tax rate of 34%.....   $1,355,326    $1,256,552    $1,362,785
   Increases (decreases) resulting from:
     Effect of tax-exempt loan and investment securities income.......     (233,114)     (253,801)     (279,468)
     Other............................................................       37,174         3,101        16,440
       Total..........................................................   $1,159,386    $1,005,852    $1,099,757

                                    [28]

                                      FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                                                            December 31
                                                                                          1994         1993
   Deferred tax assets:
     Allowance for loan losses......................................................   $  411,177    $419,712
     Net unrealized loss on available-for-sale securities...........................      389,070          --
     Accrued expenses, not currently deductible.....................................      331,794     308,888
     Other..........................................................................       64,158      92,972
       Total........................................................................    1,196,199     821,572
   Deferred tax liabilities:
     Depreciable basis of premises and equipment....................................      224,994     252,115
     Taxable basis of investment securities.........................................      237,413     110,012
     Prepaid pension cost...........................................................      126,770     101,491
     Net deferred loan fees and costs...............................................      157,584          --
     Other..........................................................................        4,985      46,122
       Total........................................................................      751,746     509,740
   Net deferred tax assets included in other assets.................................   $  444,453    $311,832

   There is no valuation allowance for deferred tax assets as it is management's contention that realization of the deferred tax assets is more likely than not based upon the Corporation's history of taxable income and estimates of future taxable income.
   As previously reported for the year ended December 31, 1992, deferred income tax expense (benefit) resulted from timing differences between the determination of net income for financial reporting and tax purposes. The sources and tax effects of those timing differences were as follows:

                                                                                                      1992
   Provision for loan losses.....................................................................   $ (95,852)
   Depreciation and amortization of premises and equipment.......................................      28,408
   Other.........................................................................................     (46,890)
   Total.........................................................................................   $(114,334)

8. EMPLOYEE BENEFIT PLANS
   PENSION PLAN
   The Corporation has a noncontributory defined benefit pension plan covering substantially all full-time employees who qualify as to age and length of service. Benefits are based on the employee's compensation, years of service and age at retirement. The Corporation's funding policy is to contribute annually to the plan an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes.

                                     [29]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Information concerning the funded status of the plan is as follows:

                                                                                           December 31
                                                                                       1994           1993
   Actuarial present value of benefit obligation:
     Vested benefit obligation...................................................   $ 3,079,017    $ 3,029,021
     Non-vested benefit obligation...............................................        19,385         17,268
       Total accumulated benefit obligation......................................   $ 3,098,402    $ 3,046,289
   Projected benefit obligation for service rendered.............................   $(3,793,730)   $(3,848,527)
   Plan assets at fair value, primarily marketable securities....................     3,360,752      3,309,283
   Projected benefit obligation in excess of plan assets.........................      (432,978)      (539,244)
   Unrecognized net transition liability.........................................       150,319        171,794
   Unrecognized prior service cost...............................................       800,747        898,421
   Unrecognized net gain.........................................................      (145,235)      (232,469)
       Prepaid pension cost included on the consolidated balance sheet...........   $   372,853    $   298,502

   Net periodic pension cost included the following components:

                                                                              1994         1993         1992
   Service cost -- benefits earned during the period.....................   $  82,674    $  96,954    $  86,833
   Interest cost on projected benefit obligation.........................     280,736      269,063      253,756
   Actual return on plan assets..........................................     101,768     (271,289)    (192,562)
   Net amortization and deferral.........................................    (279,824)     123,188       85,668
   Net periodic pension cost.............................................   $ 185,354    $ 217,916    $ 233,695

   The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                                                           1994    1993    1992
   Discount rate........................................................................    8.0%    7.5%    8.0%
   Rate of increase in compensation levels..............................................    6.0     6.0     6.0
   Expected long-term rate of return on plan assets.....................................    8.0     8.0     8.0

   OTHER POSTRETIREMENT DEFINED BENEFIT PLANS
   The Corporation has postretirement medical and life insurance plans covering substantially all full-time employees who qualify as to age and length of service. The medical plan is contributory, with retiree contributions adjusted whenever medical insurance rates change. The life insurance plan is noncontributory. As discussed in Note 1, the Corporation adopted Statement of Financial Accounting Standards No. 106 as of January 1, 1993.
   Information reconciling the plans, which are unfunded, with the amount included on the consolidated balance sheet is as follows:

                                                                                             December 31
                                                                                          1994         1993
   Accumulated postretirement benefit obligation:
     Retirees........................................................................   $(288,503)   $(282,522)
     Fully eligible active participants..............................................     (79,915)     (85,445)
     Other active plan participants..................................................     (86,610)     (98,071)
       Total accumulated postretirement benefit obligation...........................    (455,028)    (466,038)
   Unrecognized net transition liability.............................................     363,938      384,156
   Unrecognized net loss.............................................................      26,124       48,087
       Accrued postretirement benefit cost included on the consolidated balance
       sheet.........................................................................   $ (64,966)   $ (33,795)

                                       [30]

                                      FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Net periodic postretirement benefit cost included the following components:

                                                                                            1994       1993
   Service cost -- benefits earned during the period....................................   $ 6,880    $ 6,727
   Interest cost on accumulated postretirement benefit obligation.......................    34,468     35,095
   Net amortization and deferral........................................................    20,218     20,218
   Net periodic postretirement benefit cost.............................................   $61,566    $62,040

   For measurement purposes, the annual rate of increase assumed for the cost of medical benefits was 16% in 1994, decreasing gradually to 6% in 2004 and assumed to remain at that level therafter. Increasing the assumed medical cost trend rate by one percentage point in each year would not have a significant effect on either the accumulated postretirement benefit obligation at January 1, 1994 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1994. The discount rate used in determining the accumulated postretirement benefit obligation was 8.0% in 1994 and 7.5% in 1993.
   MATCHING RETIREMENT/SAVINGS PLAN
   The Corporation has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by the Corporation based on the plan formula. The matching contributions amounted to $71,484 in 1994, $75,599 in 1993 and $77,833 in 1992.
9. LEASES
   Future obligations for minimum rentals under noncancellable operating lease commitments, all relating to premises, are as follows:

   Year ending December 31
   1995...........................................................................................   $ 46,772
   1996...........................................................................................     45,522
   1997...........................................................................................     42,432
   1998...........................................................................................     42,432
   1999...........................................................................................     42,432
   2000 and later years...........................................................................     63,650
       Total minimum lease payments...............................................................   $283,240

   Net rental expense for all operating leases amounted to $50,908 in 1994, $51,370 in 1993 and $44,164 in 1992. One operating lease for real property contains a purchase option considered to approximate fair market value.
10. SUPPLEMENTARY INCOME STATEMENT INFORMATION
   Significant components of other expense were as follows:

                                                                                1994        1993        1992
   FDIC insurance..........................................................   $503,379    $494,312    $471,537
   Stationery, printing and supplies.......................................    304,997     290,810     242,842

11. FNB CORP. (PARENT COMPANY) FINANCIAL DATA
   The Parent Company's principal asset is its investment in the Bank subsidiary, and its principal source of income is dividends from that subsidiary.
                                   [31]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Certain regulatory requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. In 1995, the maximum amount of dividends the Bank can pay to the Parent Company, without the approval of the Comptroller of the Currency, is $3,571,905 plus an additional amount equal to the retained net income in 1995 up to the date of any dividend declaration.
   The Parent Company's condensed balance sheets as of December 31, 1994 and 1993, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1994 are as follows:
    CONDENSED BALANCE SHEETS

                                                                                           December 31
                                                                                       1994           1993
   Assets:
     Cash........................................................................   $   201,744    $    91,035
     Investment in wholly-owned bank subsidiary..................................    22,978,009     22,115,377
     Other assets................................................................       199,377         17,021
       Total assets..............................................................   $23,379,130    $22,223,433
   Liabilities and Shareholders' Equity:
     Accrued liabilities.........................................................   $   --         $   --
     Shareholders' equity........................................................    23,379,130     22,223,433
       Total liabilities and shareholders' equity................................   $23,379,130    $22,223,433

    CONDENSED STATEMENTS OF INCOME

                                                                                 Year Ended December 31
                                                                            1994          1993          1992
   Income:
     Dividends from bank subsidiary...................................   $1,146,000    $  816,000    $  792,000
     Other income.....................................................        1,345           887         1,737
       Total income...................................................    1,147,345       816,887       793,737
   Operating expenses.................................................       21,017         7,277        38,188
   Income before income tax benefit and equity in undistributed net
     income of bank subsidiary........................................    1,126,328       809,610       755,549
   Income tax benefit.................................................        6,738         2,173        12,349
   Income before equity in undistributed net income of bank
     subsidiary.......................................................    1,133,066       811,783       767,898
   Equity in undistributed net income of bank subsidiary..............    1,693,800     1,878,105     2,140,536
       Net income.....................................................   $2,826,866    $2,689,888    $2,908,434

                                      [32]

                                      FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    CONDENSED STATEMENTS OF CASH FLOWS

                                                                                Year Ended December 31
                                                                          1994           1993           1992
   Operating activities:
     Net income.....................................................   $ 2,826,866    $ 2,689,888    $ 2,908,434
     Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed net income of bank subsidiary........    (1,693,800)    (1,878,105)    (2,140,536)
       Other, net...................................................        (2,245)         6,747         27,017
         Net cash provided by operating activities..................     1,130,821        818,530        794,915
   Investing activities:
     Decrease (increase) in other assets............................      (180,112)            62         16,305
   Financing activities:
     Cash dividends paid............................................      (840,000)      (816,000)      (792,000)
   Net increase in cash.............................................       110,709          2,592         19,220
   Cash at beginning of year........................................        91,035         88,443         69,223
   Cash at end of year..............................................   $   201,744    $    91,035    $    88,443

12. STOCK OPTIONS
   The Corporation has a stock compensation plan that allows for the granting of incentive and nonqualified stock options to key employees and directors. Under terms of the plan, options are granted at prices equal to the fair market value of the common stock on the date of grant. Options become exercisable after one year in equal, cumulative installments over a five-year period. No option shall expire later than ten years from the date of grant. A maximum of 120,000 shares of common stock has been reserved for issuance under the stock compensation plan.
   In 1994, the Corporation granted options on one date covering a total of 44,000 shares at a price of $24.41 per share. At December 31, 1994, options outstanding remained at 44,000 shares and no options were exercisable.
13. COMMITMENTS
   In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements. At December 31, 1994, a summary of significant commitments is as follows:

   Commitments to extend credit..............................................   $27,686,614
   Standby letters of credit.................................................     1,969,619

   In management's opinion, these commitments will be funded from normal operations with not more than the normal risk of loss.
   The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. For the reserve maintenance period in effect at December 31, 1994, the average daily reserve requirement was $2,574,000.
14. FAIR VALUE OF FINANCIAL INSTRUMENTS
   The following methods and assumptions were used to estimate the fair value for each class of financial instruments.
   CASH AND CASH EQUIVALENTS. For cash on hand, amounts due from banks, and federal funds sold, the carrying value is considered to be a reasonable estimate of fair value.
   INVESTMENT SECURITIES. The fair value of investment securities is based on quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
                                      [33]

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   LOANS. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
   DEPOSITS. The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.
   OTHER INTEREST-BEARING LIABILITIES. The carrying value of retail repurchase agreements and federal funds purchased is considered to be a reasonable estimate of fair value.
   COMMITMENTS. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items are disclosed in Note 13.
   The estimated fair values of financial instruments are as follows (in thousands):

                                                                    December 31, 1994        December 31, 1993
                                                                              Estimated                Estimated
                                                                  Carrying      Fair       Carrying      Fair
                                                                   Value        Value       Value        Value
   FINANCIAL ASSETS
     Cash and cash equivalents.................................   $  9,348    $   9,348    $  7,050    $  7,050
     Investment securities:
       Available for sale......................................     24,569       24,569      29,318      29,318
       Held to maturity........................................     52,414       50,810      49,170      50,444
     Loans.....................................................    166,608      163,250     155,557     156,717
   FINANCIAL LIABILITIES
     Deposits..................................................    229,925      229,861     224,260     224,958
     Retail repurchase agreements..............................      3,526        3,526          --          --
     Federal funds purchased...................................      3,050        3,050       1,800       1,800

   The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
                                       [34]

                                                             GENERAL INFORMATION
CORPORATE HEADQUARTERS
FNB Corp.
101 Sunset Avenue
Post Office Box 1328
Asheboro, North Carolina 27204
COMMON STOCK
FNB Corp. Common stock is traded on the NASDAQ National Market System under the symbol FNBN. At December 31, 1994, there were 1,051 shareholders of record. MARKET MAKERS
Interstate/Johnson Lane Corporation
J. C. Bradford & Co., Incorporated
Scott & Stringfellow, Inc.
The Robinson-Humphrey Company, Inc.
Wheat First Securities, Inc.
ANNUAL MEETING
The annual Meeting of Shareholders of FNB Corp. will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, May 9, 1995 at 1:00 p.m., preceded by a buffet luncheon beginning at 12:15 p.m. FORM 10-KSB
Copies of the FNB Corp. Annual Report to the Securities and Exchange Commission on Form 10-KSB may be obtained by any shareholder upon written request to Jerry
A. Little, Treasurer.
EQUAL OPPORTUNITY EMPLOYER
FNB Corp. and First National Bank and Trust Company are equal opportunity employers. All matters regarding recruiting, hiring, training, compensation, benefits, promotions, transfers and all other personnel policies will continue to be free from all discriminatory practices.
STOCK TRANSFER AGENT AND REGISTRAR
First National Bank and Trust Company
Post Office Box 1328
Asheboro, North Carolina 27204
Attention: Mrs. Susan G. Brown, Assistant Secretary
INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
Greensboro, North Carolina
                              [35]