Form 10KSB, Exhibit 13
period 1995-12-31
FNB CORP/NC
filed 1996-04-01
CIK 764811

Annual Report
        1995


(FNB Corp. logo)

FIVE YEAR FINANCIAL HISTORY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                1995        1994        1993        1992        1991
SUMMARY OF OPERATIONS
Interest income............................................   $ 20,606    $ 17,688    $ 17,507    $ 18,594    $ 18,542
Interest expense...........................................      9,002       6,979       6,945       8,083       9,949
Net interest income........................................     11,604      10,709      10,562      10,511       8,593
Provision for loan losses..................................        515         220         370         575         330
Net interest income after provision for loan losses........     11,089      10,489      10,192       9,936       8,263
Losses on sales of securities..............................       (415)         --          --          --          --
Other operating income.....................................      2,241       2,075       1,810       1,609       1,385
Restructuring charges......................................        460          --          --          --          --
Other operating expense....................................      8,654       8,578       8,306       7,536       6,502
Income before income taxes.................................      3,801       3,986       3,696       4,009       3,146
Income taxes...............................................      1,101       1,159       1,006       1,100         743
Net income.................................................   $  2,700    $  2,827    $  2,690    $  2,909    $  2,403

PER SHARE DATA (1)
Net income.................................................   $   1.50    $   1.57    $   1.49    $   1.62    $   1.34
Cash dividends declared....................................        .52         .47         .45         .44         .40
Book value.................................................      14.46       12.99       12.35       11.22       10.09

BALANCE SHEET INFORMATION
Total assets...............................................   $283,678    $261,616    $249,698    $245,205    $228,410
Investment securities......................................     84,536      76,983      78,488      81,020      82,986
Loans......................................................    179,923     168,328     157,302     147,032     126,756
Deposits...................................................    250,144     229,925     224,260     223,478     208,294
Shareholders' equity.......................................     25,995      23,379      22,223      20,204      18,157

RATIOS (AVERAGES)
Return on assets...........................................       1.00%       1.11%       1.09%       1.24%       1.15%
Return on shareholders' equity.............................      10.93       12.33       12.62       15.16       13.90
Shareholders' equity to assets.............................       9.17        8.98        8.65        8.19        8.27
Dividend payout ratio......................................      34.62       29.71       30.34       27.23       29.96
Loans to deposits..........................................      73.10       70.67       66.76       64.47       65.22
Net yield on earning assets, taxable equivalent basis......       4.84        4.73        4.86        5.17        4.83

(1) All per share data has been retroactively adjusted to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid in the second quarter of 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      The purpose of this discussion and analysis is to assist in the understanding and evaluation of the financial condition, changes in financial condition and results of operations of FNB Corp. (the "Parent Company") and its wholly-owned subsidiary, First National Bank and Trust Company (the "Bank"), collectively referred to as the "Corporation". This discussion should be read in conjunction with the consolidated financial statements and supplemental financial information appearing elsewhere in this report.
                      The Corporation earned $2,700,457 in 1995, a 4.5% decrease in net income from 1994. Earnings
OVERVIEW
                      per share, adjusted for the three-for-two common stock split in 1995, decreased from $1.57 in 1994 to $1.50 in 1995. The 1995 results were impacted by restructuring charges and losses on sales of investment securities discussed in more detail in the "Earnings Review" and in "Business Development Matters". Total assets were $283,678,112 at December 31, 1995, up 8.4% from year-end
                      1994. Loans amounted to $179,922,737 at December 31, 1995, up 6.9% from the prior year. Total deposits grew 8.8% to $250,144,476 in 1995.
                      On December 30, 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks, Home Savings Bank of Siler City, SSB of Siler City, North Carolina and Randleman Savings Bank, SSB of Randleman, North Carolina, in merger/conversion transactions, pursuant to which the savings banks would convert from mutual to stock form and the Corporation would simultaneously acquire the shares issued in the conversions. Regulatory applications for approval to consummate the proposed acquisitions were filed in April 1994. Substantial changes in regulatory policy occurring shortly after the applications were filed effectively resulted in a moratorium on federal approval of merger/conversions, and the Corporation subsequently withdrew the applications to the FDIC and the Federal Reserve and postponed the ultimate decision to proceed with the acquisitions until it was clear what the regulatory obstacles might be. In 1995, the agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.
                      The Corporation's net income declined $126,409 in 1995, down 4.5% from 1994. Earnings were
EARNINGS REVIEW
                      negatively affected in 1995 by restructuring charges of $460,457 and losses on sales of investment securities of $414,596, which where charges taken for the strategic purposes discussed in "Business Development Matters". The 1995 results were further negatively affected by a $295,000 increase in the provision for loan losses. Additionally, certain costs, amounting to $186,350, that had been deferred in connection with the proposed acquisitions discussed in the "Overview" were charged to expense in 1995. Earnings were positively impacted in 1995 by an increase of $894,160 or 8.3% in net interest income. In 1994, earnings increased $136,978 or 5.1% from 1993. The increase in net income in 1994 primarily resulted from an increase in net interest income and a $150,000 decrease in the provision for loan losses. The increase in total other operating income of $264,544 in 1994 approximately offset the effect of a $271,724 increase in total other operating expense.
                      Return on average assets, affected by restructuring charges and losses on sales of investment securities in 1995, declined from 1.11% in 1994 to 1.00% in 1995. Return on average assets improved in 1994 from 1.09% in 1993, reflecting the effect of a faster rate of growth in net income than in average total assets. Return on average shareholders' equity, similarly affected by restructuring charges and losses on sales of investment securities, declined to 10.93% in 1995 compared to 12.33% in 1994 and 12.62% in 1993.
                                       5

                      NET INTEREST INCOME
                      Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits. Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.
                      Net interest income was $11,603,482 in 1995 compared to $10,709,322 in 1994. The increase of $894,160 or 8.3%
                      resulted from an improvement in the net yield on earning assets, or net interest margin, from 4.73% in 1994 to 4.84% in 1995 coupled with a 5.5% increase in the level of average earning assets. In 1994, there was only a $147,692 or 1.4% increase in net interest income because a decline of 13 basis points in the net interest margin from 4.86% in 1993 significantly offset the effect of a 3.6% increase in average earning assets. The net interest margin, affected for some period prior to early 1994 by a significant decline in the interest rate structure, had generally improved until the second quarter of 1993 as a result of lower deposit rates and then decreased as the impact of declining yields on earning assets became more significant. The interest rate scenario changed significantly in 1994, influenced by actions taken by the Federal Reserve to combat a possible resurgence in inflation. The interest rate increases in 1994 and early 1995, later offset to some extent by Federal Reserve action to reduce rates in the second half of 1995, have resulted in an improvement in the net interest margin. Additionally, there had been a continuing negative impact on the margin from certain variable-rate time deposits with rate floors above the current market rates. Such variable-rate time deposits were phased out over a two-year period that commenced in January 1994. On a taxable equivalent basis, the increases in net interest income in 1995 and 1994 were $918,000 and $74,000, reflecting changes in the relative mix of taxable and non-taxable earning assets in each year.
                      Table 1 sets forth for the periods indicated information with respect to the Corporation's average balances of assets and liabilities, as well as the total dollar amounts of interest income (taxable equivalent basis) from earning assets and interest expense on interest-bearing liabilities, resultant rates earned or paid, net interest income, net interest spread and net yield on earning assets. Net interest spread refers to the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities. Net yield on earning assets, or net interest margin, refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities.
                                       6

TABLE 1
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
(TAXABLE EQUIVALENT BASIS, DOLLARS IN THOUSANDS)

                                                         1995                           1994                      1993
                                                                  Average                        Average
                                                        Interest   Rates               Interest   Rates               Interest
                                             Average    Income/   Earned/   Average    Income/   Earned/   Average    Income/
                                             Balance    Expense    Paid     Balance    Expense    Paid     Balance    Expense
EARNING ASSETS
Loans (1)(2)................................ $174,139   $15,698     9.01%   $161,121   $13,299     8.25 %  $149,045   $12,674
Investment securities (1):
  Taxable income............................   65,397    4,418      6.76      66,679    3,911      5.87      69,701    4,317
  Non-taxable income........................   10,610      970      9.14      10,042    1,021     10.17      10,360    1,146
Federal funds sold..........................    3,042      177      5.82       2,174       91      4.19       2,593       77
      Total earning assets..................  253,188   21,263      8.40     240,016   18,322      7.63     231,699   18,214
Cash and due from banks.....................    9,226                          8,625                          8,002
Other assets, net...........................    6,884                          6,631                          6,872
      TOTAL ASSETS.......................... $269,298                       $255,272                       $246,573
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts.............................. $ 32,442      695      2.14    $ 32,521      658      2.02    $ 29,953      657
  Savings deposits..........................   29,945      845      2.82      31,820      830      2.61      29,999      852
  Money market accounts.....................   16,659      508      3.05      21,261      543      2.55      23,102      597
  Certificates and other time deposits......  122,743    6,773      5.52     106,759    4,850      4.54     106,989    4,836
Retail repurchase agreements................    3,358      167      4.97       2,101       84      4.00          --       --
Federal funds purchased.....................      239       14      5.77         307       14      4.64          89        3
      Total interest-bearing liabilities....  205,386    9,002      4.38     194,769    6,979      3.58     190,132    6,945
Noninterest-bearing demand deposits.........   36,444                         35,614                         33,212
Other liabilities...........................    2,765                          1,964                          1,909
Shareholders' equity........................   24,703                         22,925                         21,320
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY.............................. $269,298                       $255,272                       $246,573
NET INTEREST INCOME AND SPREAD..............            $12,261     4.02%              $11,343     4.05 %             $11,269
NET YIELD ON EARNING ASSETS.................                        4.84%                          4.73 %
                                              Average
                                               Rates
                                              Earned/
                                               Paid
EARNING ASSETS
Loans (1)(2)................................    8.50 %
Investment securities (1):
  Taxable income............................    6.19
  Non-taxable income........................   11.06
Federal funds sold..........................    2.97
      Total earning assets..................    7.86
Cash and due from banks.....................
Other assets, net...........................
      TOTAL ASSETS..........................
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts..............................    2.19
  Savings deposits..........................    2.84
  Money market accounts.....................    2.59
  Certificates and other time deposits......    4.52
Retail repurchase agreements................      --
Federal funds purchased.....................    3.28
      Total interest-bearing liabilities....    3.65
Noninterest-bearing demand deposits.........
Other liabilities...........................
Shareholders' equity........................
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY..............................
NET INTEREST INCOME AND SPREAD..............    4.21 %
NET YIELD ON EARNING ASSETS.................    4.86 %

(1) Interest income and yields related to certain investment securities and loans exempt from both federal and state income tax or from state income tax alone are stated on a fully taxable equivalent basis, assuming a 34% federal tax rate and applicable state tax rate, reduced by the nondeductible portion of interest expense.
(2) Nonaccrual loans are included in the average loan balance. Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income.
                      Changes in the net interest margin and net interest spread tend to correlate with movements in the prime rate of interest. There are variations, however, in the degree and timing of rate changes, compared to prime, for the different types of earning assets and interest-bearing liabilities.
                      The prime rate, which had been 6.00% at December 31, 1993, moved up significantly in 1994 to close the year at 8.50% and, after certain changes during 1995, remained at that level at December 31, 1995. The average prime for those three years amounted to 6.00%, 7.09% and 8.82%, respectively. The prime rate had declined significantly from 1991 to 1993, but began to increase in 1994 following steps taken by the Federal Reserve to combat a possible resurgence in inflation. The prime rate increased towards the end of the first quarter in 1994 and an additional four times during the remainder of that year. In the first quarter of 1995, it increased again to 9.00% and remained at that level until the second half of the year when, in response to actions taken by the Federal Reserve, it decreased twice. In early 1996, the prime rate decreased again to 8.25%. In 1995, the net interest spread declined modestly by 3 basis points from 4.05% in 1994 to 4.02% in 1995 due to the fact that the average total yield on earning assets increased by slightly less than the average rate paid on interest-bearing liabilities, or cost of
                                       7
                      funds. The yield on earning assets increased by 77 basis points from 7.63% in 1994 to 8.40% in 1995, while the cost of funds increased by 80 basis points in moving from 3.58% to 4.38%. In 1994, the 16 basis points decline in net interest spread resulted from a 23 basis points decline in the yield on earning assets from 7.86% to 7.63% versus only a 7 basis points decline in the cost of funds.
                      As noted above, the average cost of deposits is receiving a positive impact from the phasing out of certain variable-rate time deposits with rate floors above the current market rates. This phase out began in January 1994 and was completed over a two-year period.
                      The 1995 and 1994 changes in net interest income on a taxable equivalent basis, as measured by volume and rate variances, are analyzed in Table 2. Volume refers to the average dollar level of earning assets and interest-bearing liabilities.
TABLE 2
VOLUME AND RATE VARIANCE ANALYSIS
(TAXABLE EQUIVALENT BASIS, IN THOUSANDS)

                                                                      1995 Versus 1994                 1994 Versus 1993
                                                                   Variance                         Variance
                                                                  due to (1)                       due to (1)
                                                               Volume     Rate     Net Change    Volume    Rate     Net Change
INTEREST INCOME
  Loans (2).................................................   $1,121    $1,278      $2,399      $1,005    $(380)     $  625
  Investment securities (2):
    Taxable income..........................................     (76 )      583         507       (180 )    (226)       (406)
    Non-taxable income......................................      55       (106)        (51)       (33 )     (92)       (125)
  Federal funds sold........................................      44         42          86        (13 )      27          14
      Total interest income.................................   1,144      1,797       2,941        779      (671)        108
INTEREST EXPENSE
  Interest-bearing deposits:
    NOW accounts............................................      (2 )       39          37         54       (53)          1
    Savings deposits........................................     (50 )       65          15         50       (72)        (22)
    Money market accounts...................................    (130 )       95         (35)       (45 )      (9)        (54)
    Certificates and other time deposits....................     788      1,135       1,923         (9 )      23          14
  Retail repurchase agreements..............................      59         24          83         84        --          84
  Federal funds purchased...................................      (3 )        3          --         10         1          11
      Total interest expense................................     662      1,361       2,023        144      (110)         34
NET INTEREST INCOME.........................................   $ 482     $  436      $  918      $ 635     $(561)     $   74

(1) The mix variance, not separately stated, has been proportionally allocated to the volume and rate variances based on their absolute dollar amount.
(2) Interest income related to certain investment securities and loans exempt from both federal and state income tax or from state income tax alone is stated on a fully taxable equivalent basis, assuming a 34% federal tax rate and applicable state tax rate, reduced by the nondeductible portion of interest expense.
                      PROVISION FOR LOAN LOSSES
                      This provision is the charge against earnings to provide an allowance or reserve for possible future losses on loans. The amount of each year's charge is affected by several considerations including management's evaluation of various risk factors in determining the adequacy of the allowance (see "Asset Quality"), actual loan loss experience and loan portfolio growth. In 1995, earnings were negatively impacted by an increase in the provision of $295,000, while in 1994 there was a positive impact from a $150,000 provision decrease.
                                       8

                      OTHER OPERATING INCOME
                      Total other operating income, or noninterest income, decreased $248,712 or 12.0% in 1995 due principally to losses on sales of investment securities in the 1995 first quarter of $414,596 (see "Business Development Matters"). In 1994, noninterest income increased $264,544 or 14.6%, reflecting in part the general increase in the volume of business, a factor that also affected the 1995 results, exclusive of the losses on sales of securities. The increase in 1994 was primarily due to commissions from sales of tax-deferred annuity products, a program which began in July 1993 and also contributed significantly to the 1993 level of noninterest income. Partially as a result of comparatively higher deposit rates through much of 1995, sales of tax deferred annuity products were significantly lower in 1995 than in 1994 as reflected by a $136,218 decrease in annuity and brokerage commissions. The significant increase in credit card income in both 1995 and 1994 is due to the new credit card operation discussed in "Business Development Matters".
                      The increase in service charges on deposit accounts in 1995 resulted primarily from a change in the 1994 fourth quarter in the method of collecting fees on returned checks and overdraft items and from the selected increases in service charge rates that became effective in the 1995 second quarter and included the initial implementation of daily charges on overdraft balances. Partially offseting these earnings improvement factors was the negative effect of higher interest rates on the earnings allowance offset against service charges on commercial accounts. The 1994 increase in service charges on deposit accounts was due both to the selected increases in service charge rates that became effective in the second quarter of 1993 and to the change in the 1994 fourth quarter in the method of collecting fees on returned checks and overdraft items. There was a lower level of "other income" in both 1995 and 1994 compared to 1993 due principally to a reduction in gains on loan sales. Increases in mortgage loan rates since 1993 have negatively impacted both mortgage loan activity and the average level of profitability on loans actually sold.
                      OTHER OPERATING EXPENSE
                      Total other operating, or noninterest, expense increased $535,678 or 6.2% in 1995 due primarily to restructuring charges of $460,457 (see "Business Development Matters") and to certain costs charged to "other expense", amounting to $186,350, that had been deferred in connection with proposed acquisitions (see "Overview"). Additionally, the 1995 results were generally impacted by the continuing effects of inflation. Noninterest expense was favorably affected in 1995 by a $221,485 reduction in FDIC insurance expense, reflecting the effect of a rate reduction as discussed below. In 1994, noninterest expense increased $271,724 or 3.3% due largely to costs associated with new or changed operations, increased personnel expense and the continuing effects of inflation.
                      The components of other operating expense have been significantly changed by the Bank's decision in 1994 to outsource its data processing operations (see "Business Development Matters"). The conversion of data processing operations to a service bureau arrangement was completed in the 1994 fourth quarter. Consequently, the level of expense for data processing services, which includes trust and credit card processing costs in addition to basic data processing operations, has increased significantly in 1995. Personnel and equipment costs are being reduced, however, as a result of the outsourcing decision. A change in the credit card operation (see "Business Development Matters") has also contributed to a higher cost of data processing services.
                      Personnel expense, as noted above, has been positively impacted by the outsourcing of data processing operations with only a slight offset from the change implemented in mid-1994 in credit card operations. Additional reductions in personnel and other expenses are resulting from the comprehensive project undertaken in 1995 for the reengineering of bank operations (see "Business Development Matters"). The restructuring charges noted above are expected to constitute all significant costs to be incurred in connection with this project. The number of full-
                                       9
                      time equivalent employees decreased in 1994, reflecting in particular the outsourcing of data processing operations. A further decrease has occurred in 1995 as the benefits of the reengineering project have begun to be realized. As is the situation for other operating expenses, personnel expense is subject to the continuing effects of inflation through normal salary adjustments and higher costs of fringe benefits.
                      Because of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in 1989, FDIC insurance expense was increased substantially, with the Bank's expense amounting to $503,379 in the year ended December 31, 1994. The FDIC has two separate insurance funds, which are the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). When each fund reaches the 1.25 percent reserve ratio required by FDICIA, then the corresponding insurance assessment rates can be lowered starting within that semiannual period. While the SAIF fund has not yet reached the mandated reserve ratio, the BIF fund was found in the third quarter of 1995 to have reached this level by the end of May 1995. Accordingly, the BIF rate was reduced effective June 1, 1995, and currently there is only a minimum annual charge of $2,000 for the majority of financial institutions with BIF-insured deposits. Since most of the Bank's deposits are insured through BIF, the Bank experienced a significant reduction in FDIC insurance expense commencing in the 1995 third quarter when the effect of the rate adjustment was initially recorded. Consequently, FDIC insurance expense for the entire 1995 year amounted to only $281,894 and should be significantly lower in 1996. Under legislation now being considered in connection with the SAIF fund, the FDIC insurance rate on SAIF deposits could be lowered to match that on BIF deposits. As part of this legislation, financial institutions would be charged a special, one-time assessment at the rate of 85 to 90 basis points on their SAIF deposits. The Bank's maximum, one-time assessment for its SAIF deposits at December 31, 1995, under the proposed legislation as described, would be $140,000.
                      INCOME TAXES
                      The effective income tax rate of 29.0% in 1995 did not significantly change from the 29.1% rate in 1994. The effective income tax rate increased from 27.2% in 1993 to 29.1% in 1994 due to both the effect of state income tax expense recognition in 1994 but not in 1993 and an increase in the ratio of taxable to tax-exempt income. Liquidity refers to the continuing ability of the Bank to meet deposit withdrawals, fund loan and
LIQUIDITY
                      capital expenditure commitments, maintain reserve requirements, pay operating expenses and provide funds to the Parent Company for payment of dividends, debt service and other operational requirements. Liquidity is immediately available from three major sources: (a) cash on hand and on deposit at other banks, (b) the outstanding balance of federal funds sold and (c) the available-for-sale securities portfolio. While additional liquidity is readily obtainable by purchasing federal funds from other banks, the Bank has not found it necessary to utilize this resource to any substantial extent in recent years. Further, while available-for-sale securities are intended to be a source of immediate liquidity, the entire investment securities portfolio is managed to provide both income and a ready source of liquidity. The average portfolio life of debt securities is approximately four years, resulting in a substantial level of maturities each year. All debt securities are of investment grade quality and, if the need arises, can be promptly liquidated on the open market or pledged as collateral for short-term borrowing.
                      In line with its approach to liquidity, the Bank as a matter of policy does not solicit or accept brokered deposits for funding asset growth. Instead, loans and other assets are based on a core of local deposits and the Bank's capital position. To date, the steady increase in deposits, retail repurchase agreements and capital has been adequate to fund loan demand in the Bank's market area, while maintaining the desired level of immediate liquidity and a substantial investment securities portfolio available for both immediate and secondary liquidity purposes.
                                       10

                       One of the primary objectives of asset/liability
                       management is to maximize net interest margin
ASSET/LIABILITY MANAGE-while minimizing the earnings risk associated with
MENT AND INTEREST RATE changes in interest rates. One method used
SENSITIVITY            to manage interest rate sensitivity is to measure, over
                       various time periods, the interest rate
                       sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Therefore, management uses an earnings simulation model to prepare, on a regular basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.
                      The Bank's balance sheet is liability-sensitive, meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because immediately rate sensitive interest-bearing liabilities exceed rate sensitive assets, the earnings position could improve in a declining rate environment and could deteriorate in a rising rate environment, depending on the correlation of rate changes in these two categories. Included in interest-bearing liabilities subject to rate changes within 30 days are NOW, savings, and money market deposits totaling $78,728,000 as of December 31, 1995. These types of deposits historically have not repriced coincidentally with or in the same proportion as general market indicators.
                      Table 3 presents information about the periods in which the interest-sensitive assets and liabilities at December 31, 1995 will either mature or be subject to repricing in accordance with market rates, and the resulting interest-sensitivity gaps. This table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of what the sensitivity will be on other dates.
TABLE 3
INTEREST RATE SENSITIVITY ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                        December 31, 1995
                                                                          Rate Maturity In Days           Beyond
                                                                       1-90       91-180     181-365     One Year     Total
EARNING ASSETS
  Loans...........................................................   $ 77,552    $  6,236    $ 13,432    $82,703     $179,923
  Investment securities...........................................      3,230       3,746       8,073     69,487       84,536
  Federal funds sold..............................................      2,600          --          --         --        2,600
    Total earning assets..........................................     83,382       9,982      21,505    152,190      267,059
INTEREST-BEARING LIABILITIES
  NOW accounts....................................................     32,407          --          --         --       32,407
  Savings deposits................................................     30,092          --          --         --       30,092
  Money market accounts...........................................     16,229          --          --         --       16,229
  Time deposits of $100,000 or more...............................     14,481      12,807       7,484      1,655       36,427
  Other time deposits.............................................     28,509      19,120      20,020     28,749       96,398
  Retail repurchase agreements....................................      4,642          --          --         --        4,642
  Federal funds purchased.........................................         --          --          --         --           --
    Total interest-bearing liabilities............................    126,360      31,927      27,504     30,404      216,195
INTEREST SENSITIVITY GAP..........................................   $(42,978)   $(21,945)   $ (5,999)   $121,786    $ 50,864
Cumulative gap....................................................   $(42,978)   $(64,923)   $(70,922)   $50,864     $ 50,864
Ratio of interest-sensitive assets to interest-sensitive
  liabilities.....................................................         66%         31%         78%       501 %        124%

                      Under guidelines established by the Federal Reserve Board, capital adequacy is currently
CAPITAL ADEQUACY
                      measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage ratio. The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier 1 and Tier 2, as a percentage of risk-adjusted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier 1 capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock, net of goodwill and other disallowed intangible assets. Tier 2 capital, which is limited to the total of Tier 1 capital, includes allowable amounts of subordinated debt, mandatory convertible securities, preferred stock and the allowance for loan losses. Under current requirements, the minimum Tier 1 capital ratio is 4% and the minimum total capital ratio, consisting of both Tier 1 and Tier 2 capital, is 8%. At December 31, 1995, the Corporation had a Tier 1 capital ratio of 13.77% and a total capital ratio of 14.78%.
                      The leverage ratio, which serves as a minimum capital standard, considers Tier 1 capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. The required ratio ranges from 3% to 5%, subject to federal bank regulatory evaluation of the organization's overall safety and soundness. At December 31, 1995, the Corporation had a leverage ratio of 9.16%. Asset and deposit growth was higher in 1995 than in 1994. Total assets increased $22,062,000 or
BALANCE SHEET REVIEW
                      8.4% in 1995 compared to $11,918,000 or 4.8% in 1994.
                      Deposits grew $20,219,000 or 8.8% and $5,665,000 or 2.5%,
                      respectively, in the same periods. A new retail repurchase agreements program that commenced in the second quarter of 1994 generated $4,642,000 of the asset increase at December 31, 1995 and $3,526,000 at December 31, 1994. The
                      average asset growth rates were 5.5% in 1995 and 3.5% in 1994. The corresponding average deposit growth rates were 4.5% and 2.1%.
                      As discussed in Note 1 to Consolidated Financial Statements, the Corporation adopted State-
INVESTMENT SECURITIES ment of Financial Accounting Standards (SFAS) No. 115 as of December 31, 1993 and transferred certain debt and equity securities at that time to the available-for-sale category. Also, as further discussed in Note 1 and permitted on a one-time basis by the Financial Accounting Standards Board in an implementation guide for SFAS No. 115, certain investment securities that had been included in the held-to-maturity category were transferred in December 1995 to the available-for-sale category. Investments are carried on the consolidated balance sheet at estimated fair value for available-for-sale securities and at amortized cost for held-to-maturity securities. Table 4 presents information, on the basis of selected maturities, about the composition of the investment securities portfolio for each of the last three years.
                                       12

TABLE 4
INVESTMENT SECURITIES PORTFOLIO ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                       December 31
                                                                               1995
                                                                            Estimated     Taxable        1994        1993
                                                               Amortized      Fair       Equivalent    Carrying    Carrying
                                                                 Cost         Value      Yield (1)      Value       Value
AVAILABLE FOR SALE
  U.S. Treasury:
    One to five years.......................................    $ 4,999      $ 5,038         7.11%     $ 7,256     $ 5,334
    Five to ten years.......................................      4,440        4,526         6.67          509         254
      Total.................................................      9,439        9,564         6.91        7,765       5,588
  U.S. Government agencies and corporations:
    Within one year.........................................      2,050        2,060         6.96           --          --
    One to five years.......................................      6,104        6,129         6.07           --          --
    Five to ten years.......................................        450          452         6.03           --          --
      Total.................................................      8,604        8,641         6.28           --          --
  Mortgage-backed securities................................      9,996       10,020         6.63       12,108      18,920
  Total debt securities.....................................     28,039       28,225         6.62       19,873      24,508
  Equity securities.........................................        144          150                     4,696       4,810
      Total available-for-sale securities...................    $28,183      $28,375                   $24,569     $29,318
HELD TO MATURITY
  U.S. Treasury:
    Within one year.........................................    $    --      $    --           --      $ 4,954     $ 8,303
    One to five years.......................................         --           --           --        2,748       3,957
      Total.................................................         --           --           --        7,702      12,260
  U.S. Government agencies and corporations:
    Within one year.........................................      2,854        2,861         6.51        3,151       5,503
    One to five years.......................................     23,800       24,032         6.93       26,294      17,543
    Five to ten years.......................................     17,022       17,193         8.00        4,916       3,328
    Over ten years..........................................        300          301         8.64           --          --
      Total.................................................     43,976       44,387         7.33       34,361      26,374
  State, county and municipal:
    Within one year.........................................      1,203        1,214        11.63        2,081       1,831
    One to five years.......................................      2,590        2,691         9.85        3,017       4,483
    Five to ten years.......................................      4,959        5,189         8.52        4,909       3,535
    Over ten years..........................................      3,433        3,527         8.25          344         542
      Total.................................................     12,185       12,621         9.03       10,351      10,391
  Total debt securities.....................................     56,161       57,008         7.70       52,414      49,025
  Other securities..........................................         --           --                        --         145
      Total held-to-maturity securities.....................    $56,161      $57,008                   $52,414     $49,170

(1) Yields are stated on a fully taxable equivalent basis, assuming a 34% federal income tax rate and applicable state income tax rate, reduced by the nondeductible portion of interest expense.
                                       13

                      Additions to the investment securities portfolio depend to a large extent on the availability of investable funds that are not otherwise needed to satisfy loan demand. Because of a growth rate in total assets exceeding that for loans, the level of investment securities was increased $7,553,000 or 9.8% in 1995. In 1994, however, when loan growth was at a much higher rate than that for either total assets or deposits, there was a reduction in the level of investment securities, amounting to $1,505,000 or 1.9%. Investable funds not otherwise utilized are temporarily invested on an overnight basis as federal funds sold, the level of which is affected by such considerations as near-term loan demand and liquidity needs.
                      The Corporation's primary source of revenue and largest component of earning assets is the
LOANS
                      loan portfolio. Loans experienced growth of $11,595,000 or 6.9% in 1995 and $11,026,000 or 7.0% in 1994. Average
                      loans increased $13,018,000 or 8.1% and $12,076,000 or
                      8.1%, respectively. The ratio of average loans to average deposits increased from 70.7% in 1994 to 73.1% in 1995. Part of this increase is due to the effect of the new retail repurchase agreements program which began generating additional funds in 1994 that can be used for loan growth and other purposes. The ratio of loans to deposits at December 31, 1995 was 71.9%.
                      Table 5 sets forth the major categories of loans and information regarding residential mortgage loans held for sale for each of the last five years. The maturity distribution and interest sensitivity of selected loan categories at December 31, 1995 are presented in Table 6.
TABLE 5
LOAN PORTFOLIO COMPOSITION
(DOLLARS IN THOUSANDS)

                                                                              December 31
                                                1995               1994               1993               1992           1991
                                           Amount      %      Amount      %      Amount      %      Amount      %      Amount
Commercial and agricultural.............  $ 47,317    26.3   $ 41,777    24.8     40,858    26.0     34,630    23.5     27,600
Real estate -- construction.............       759      .4      1,331      .8      2,163     1.4      1,313      .9      1,956
Real estate -- mortgage.................    85,467    47.5     79,169    47.0     69,782    44.3     61,269    41.7     53,836
Consumer................................    46,380    25.8     46,051    27.4     44,499    28.3     49,820    33.9     43,364
  Total loans...........................  $179,923   100.0   $168,328   100.0   $157,302   100.0   $147,032   100.0   $126,756
Residential mortgage loans held for
  sale..................................  $    406           $     --           $  1,090           $    101           $     --
                                            %
Commercial and agricultural.............   21.8
Real estate -- construction.............    1.5
Real estate -- mortgage.................   42.5
Consumer................................   34.2
  Total loans...........................  100.0
Residential mortgage loans held for
  sale..................................

TABLE 6
SELECTED LOAN MATURITIES
(IN THOUSANDS)

                                                                                            December 31, 1995
                                                                             One Year      One to         Over
                                                                             or Less     Five Years    Five Years     Total
Commercial and agricultural...............................................   $40,755       $5,059        $1,503      $47,317
Real estate -- construction...............................................       759           --            --          759
  Total selected loans....................................................   $41,514       $5,059        $1,503      $48,076
Sensitivity to rate changes:
  Fixed interest rates....................................................   $ 1,690       $5,059        $1,503      $ 8,252
  Variable interest rates.................................................    39,824           --            --       39,824
  Total...................................................................   $41,514       $5,059        $1,503      $48,076

                      The residential construction and mortgage loan portfolio accounted for slightly more than half of the 1995 loan increase. The Bank is qualified as a seller and servicer of mortgage loans for the Federal National Mortgage Association (Fannie Mae) and, due to favorable market conditions in 1993, had brisk mortgage loan activity in that year and sold a substantial portion of the loans originated to Fannie Mae. Increased mortgage loan rates in 1994 and 1995 have led to a decline in originations. Because of a reduction in the level of profitability on sales to Fannie Mae, however, the Bank has increased the percentage of loans added to its own portfolio.
                      Commercial loan growth also added significantly to the 1995 increase in loans. Consumer loan growth related primarily to credit cards and home equity lines of credit. Changes in the credit card operation are discussed in "Business Development Matters".
                      Management considers the Bank's asset quality to be of primary importance. A formal loan
ASSET QUALITY
                      review function, independent of loan origination, is used to identify and monitor problem loans. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.
                      Management's policy in regard to past due loans is conservative and normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a nonaccrual status are generally collateralized and the possibility of future losses is considered minimal.
                                       15

                      Table 7 presents an analysis of the changes in the allowance for loan losses and of the level of nonperforming assets for each of the last five years. Information about management's allocation of the allowance for loan losses by loan category is presented in Table 8.
TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
(DOLLARS IN THOUSANDS)

                                                                                1995      1994      1993      1992      1991
ALLOWANCE FOR LOAN LOSSES
  Balance at beginning of year..............................................   $1,720    $1,745    $1,766    $1,484    $1,323
  Charge-offs:
    Commercial and agricultural.............................................       84        16        57       159        64
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage.................................................       --         1        24        34        12
    Consumer................................................................      393       419       486       228       221
      Total charge-offs.....................................................      477       436       567       421       297
  Recoveries:
    Commercial and agricultural.............................................        8         6         8        24        48
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage.................................................        3         5         7         1         2
    Consumer................................................................      134       180       161       103        78
      Total recoveries......................................................      145       191       176       128       128
  Net loan charge-offs......................................................      332       245       391       293       169
  Provision for loan losses.................................................      515       220       370       575       330
  Balance at end of year....................................................   $1,903    $1,720    $1,745    $1,766    $1,484
NONPERFORMING ASSETS, AT END OF YEAR
  Nonaccrual loans..........................................................   $   26    $   --    $   --    $   68    $  791
  Accruing loans past due 90 days or more...................................      317       118       136       388        72
      Total nonperforming loans.............................................      343       118       136       456       863
  Foreclosed assets.........................................................       64        78       134       159        --
  Other real estate owned...................................................       --        --        --        52        52
      Total nonperforming assets............................................   $  407    $  196    $  270    $  667    $  915
RATIOS
  Net loan charge-offs to average loans.....................................      .19%      .15%      .26%      .21%      .14%
  Net loan charge-offs to allowance for loan losses.........................    17.45     14.25     22.43     16.59     11.40
  Allowance for loan losses to year-end loans...............................     1.06      1.02      1.11      1.20      1.17
  Total nonperforming loans to year-end loans...............................      .19       .07       .09       .31       .68

TABLE 8
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                                                                                December 31
                                                                                1995      1994      1993      1992      1991
Commercial and agricultural.................................................   $  572    $  490    $  451    $  418    $  454
Real estate -- construction.................................................        9        14        25        23        20
Real estate -- mortgage.....................................................      384       346       281       261       250
Consumer....................................................................      695       651       569       343       286
Unallocated.................................................................      243       219       419       721       474
  Total allowance for loan losses...........................................   $1,903    $1,720    $1,745    $1,766    $1,484

                      The level and mix of deposits is affected by various factors, including general economic
DEPOSITS
                      conditions, the particular circumstances of local markets and the specific deposit strategies employed. In general, broad interest rate declines tend to encourage customers to consider alternative investments such as mutual funds and tax-deferred annuity products, while interest rate increases tend to have the opposite effect.
                      The Bank's level and mix of deposits has been specifically affected by the following factors. Certain variable-rate time deposits with minimum rates in excess of current market rates were phased out over a two-year period that commenced in January 1994. A retail repurchase agreements program, established in the second quarter of 1994, has tended to transfer funds away from deposits. The balance of retail repurchase agreements was $4,642,000 at December 31, 1995 and $3,526,000 at December 31, 1994. Further, the
                      level of public funds on deposit fluctuates, amounting to $24,412,000, $10,940,000 and $10,636,000 at December 31,
                      1995, 1994 and 1993, respectively.
                      Table 9 shows the year-end and average deposit balances for the years 1995, 1994 and 1993 and the changes in 1995 and 1994.
TABLE 9
ANAYLSIS OF DEPOSITS
(DOLLARS IN THOUSANDS)

                                                                     1995                            1994
                                                                       Change from                     Change from
                                                                        Prior Year                      Prior Year         1993
                                                         Balance     Amount       %      Balance     Amount       %      Balance
YEAR-END BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 32,407    $  505       1.6    $ 31,902    $  157        .5    $ 31,745
    Savings deposits..................................     30,092      (828 )    (2.7)     30,920        34        .1      30,886
    Money market accounts.............................     16,229    (3,350 )   (17.1)     19,579    (2,330 )   (10.6)     21,909
      Total...........................................     78,728    (3,673 )    (4.5)     82,401    (2,139 )    (2.5)     84,540
    Certificates and other time deposits..............    132,825    22,583      20.5     110,242     5,160       4.9     105,082
      Total interest-bearing deposits.................    211,553    18,910       9.8     192,643     3,021       1.6     189,622
  Noninterest-bearing demand deposits.................     38,591     1,309       3.5      37,282     2,644       7.6      34,638
      Total deposits..................................   $250,144    $20,219      8.8    $229,925    $5,665       2.5    $224,260
AVERAGE BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 32,442    $  (79 )     (.2)   $ 32,521    $2,568       8.6    $ 29,953
    Savings deposits..................................     29,945    (1,875 )    (5.9)     31,820     1,821       6.1      29,999
    Money market accounts.............................     16,659    (4,602 )   (21.6)     21,261    (1,841 )    (8.0)     23,102
      Total...........................................     79,046    (6,556 )    (7.7)     85,602     2,548       3.1      83,054
    Certificates and other time deposits..............    122,743    15,984      15.0     106,759      (230 )     (.2)    106,989
      Total interest-bearing deposits.................    201,789     9,428       4.9     192,361     2,318       1.2     190,043
  Noninterest-bearing demand deposits.................     36,444       830       2.3      35,614     2,402       7.2      33,212
      Total deposits..................................   $238,233    $10,258      4.5    $227,975    $4,720       2.1    $223,255

                      As discussed in the "Overview" and in Note 15 to Consolidated Financial Statements, the
BUSINESS DEVELOPMENT Corporation had entered into definitive agreements to acquire two mutual savings banks. In MATTERS
                      1995, the agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.
                      During 1994, a new credit card operation was established in which the Bank carries its own credit card receivables as opposed to the former fee-based arrangement under which accounts were generated for and owned by a correspondent bank. As part of the new credit card strategy, extensive marketing efforts were undertaken in 1995, primarily to Bank customers. Credit card receivables amounted to $1,524,718 at December 31, 1995. Additionally, the merchant aspect of credit card operations has been shifted to an in-house basis from the prior correspondent arrangement.
                      In a significant 1994 development, the Bank elected to outsource all of its data processing, item capture and statement rendering operations. The conversion to a service bureau arrangement was completed in the 1994 fourth quarter. The major items of data processing equipment that were no longer needed by the Bank were acquired by the new processor. While the Bank does not plan to resume any major data processing operations, the level of computer equipment was significantly increased in 1995 through expanded use of personal computer networks. The new networks will allow for a more direct input of basic loan and deposit account information to the data files maintained by the service bureau. Capital expenditures in 1995, which totaled $1,302,230, related primarily to the increase in computer equipment. Since most of this equipment was not placed into service until late in 1995, the majority of the effect on annual depreciation expense will not occur until 1996.
                      In 1995, as discussed in Note 14 to Consolidated Financial Statements, management adopted a comprehensive restructuring project for the purpose of reengineering Bank operations to become more competitive and cost-effective in developing business and servicing customers and to improve long-term profitability. In connection with this project, certain positions within the Bank have either been realigned or eliminated. Total restructuring charges in 1995, with the expectation that all significant costs were incurred and paid during that period, amounted to $460,457, of which $301,116 related to personnel costs and $159,341 to professional fees. The Bank also decided in March 1995 to recognize losses of $414,596 from the sales of certain investment securities held in the available-for-sale portfolio in order to gain favorable tax treatment for the losses and to take advantage of reinvestment opportunities at higher coupon rates. While these actions had a significant adverse impact on 1995 earnings, management believes these decisions will enhance the long-term value of the Corporation and strengthen the competitive position of its community banking operations.
                      Management decided in March 1996 that the Bank would discontinue the purchase of retail installment loan contracts from automobile and equipment dealers, due largely to the declining yields being experienced in this loan program. Contracts of this nature included in loans at December 31, 1995 amounted to $33,525,143. While there will be no purchases of new contracts, current plans call for the collection of outstanding loans based on their contractual terms. It is expected that the funds previously invested in this loan program will be redeployed, as loan payments occur, to other loan programs or to the investment securities portfolio.
                                       18

                      In March 1995, the Financial Accounting Standards Board
                      (the "FASB") issued Statement of
ACCOUNTING            Financial Accounting Standards (SFAS) No. 121, "Accounting
PRONOUNCEMENT         for Impairment of Long-Lived
MATTERS               Assets and for Long-Lived Assets to be Disposed Of", which establishes accounting standards
                      for the impairment of long-lived assets, certain
                      identifiable intangibles, and goodwill related to those
                      assets to be held and used and for those to be disposed
                      of. This statement requires that long-lived assets and
                      certain intangibles be reviewed for impairment whenever
                      events or changes in circumstances indicate that the
                      carrying value may not be recoverable. SFAS No. 121 is
                      effective for fiscal years beginning after December 15,
                      1995. At this time, management has not determined what
                      effect, if any, that adoption of SFAS No. 121 will have on the consolidated financial statements.
                      In May 1995, the FASB issued SFAS No. 122, "Accounting for
                      Mortgage Servicing Rights, an amendment of FASB Statement
                      No. 65". SFAS No. 122 amends FASB Statement No. 65 to
                      require that the rights to service mortgage loans for
                      others, however those servicing rights are acquired, be
                      recognized as separate assets, eliminating the previously
                      existing accounting distinction between servicing rights
                      acquired through purchase transactions and those acquired
                      through loan originations. SFAS No. 122 is required to be
                      adopted and applied prospectively for fiscal years
                      beginning after December 15, 1995 to transactions
                      involving the sale or securitization of mortgage loans
                      with servicing rights retained. At this time, management
                      estimates that adoption of SFAS No. 122 will not have a
                      significant effect on the consolidated financial
                      statements.
                      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a fair value based method of accounting for an employee stock
                      option or similar equity instrument. However, it also
                      allows an entity to continue to measure compensation cost
                      for those plans using the intrinsic value based method of
                      accounting prescribed by Accounting Principles Board (APB)
                      Opinion No. 25, "Accounting for Stock Issued to
                      Employees". Entities electing to remain with the
                      accounting in APB Opinion No. 25 must make pro forma
                      disclosures of net income and, if presented, earnings per
                      share, as if the fair value based method of accounting
                      defined in SFAS No. 123 had been applied. The accounting
                      requirements of SFAS No. 123 are effective for
                      transactions entered into in fiscal years that begin after
                      December 15, 1995, though they may be adopted on issuance.
                      At this time, management estimates that adoption of SFAS
                      No. 123 will not have a significant effect on the
                      consolidated financial statements.
                      The operations of the Bank and therefore of the
                      Corporation are subject to the effects of
EFFECTS OF INFLATION
                      inflation through interest rate fluctuations and changes
                      in the general price level of noninterest operating
                      expenses. Such costs as salaries, fringe benefits and
                      utilities have tended to increase at a rate comparable to
                      or even greater than the general rate of inflation.
                      Broadly speaking, all operating expenses have risen to
                      higher levels as inflationary pressures have increased.
                      Management has responded to this situation by evaluating
                      and adjusting fees charged for specific services and by
                      emphasizing operating efficiencies.
                      The level of interest rates is also considered to be
                      influenced by inflation, rising whenever inflationary
                      expectations and the actual level of inflation increase
                      and declining whenever the inflationary outlook appears to be improving. Management constantly monitors this
                      situation, attempting to adjust both rates received on
                      earning assets and rates paid on interest-bearing
                      liabilities in order to maintain the desired net yield on
                      earning assets.
                                       19

TABLE 10
QUARTERLY FINANCIAL DATA
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      First     Second    Third     Fourth
1995
Interest income....................................................................   $4,870    $5,062    $5,230    $5,444
Interest expense...................................................................    2,079    2,193      2,317     2,413
Net interest income................................................................    2,791    2,869      2,913     3,031
Provision for loan losses..........................................................       95      125        130       165
Net interest income after provision for loan losses................................    2,696    2,744      2,783     2,866
Losses on sales of securities......................................................     (415)      --         --        --
Other operating income.............................................................      531      552        561       597
Restructuring charges..............................................................      460       --         --        --
Other operating expense............................................................    2,227    2,128      2,083     2,216
Income before income taxes.........................................................      125    1,168      1,261     1,247
Income taxes (benefit).............................................................       (8)     368        375       366
Net income.........................................................................   $  133    $ 800     $  886    $  881
Per share data (1):
  Net income.......................................................................   $  .07    $ .44     $  .49    $  .49
  Cash dividends declared..........................................................      .12      .12        .13       .15
  Common stock price (2):
    High...........................................................................    16.67    18.00      21.00     24.00
    Low............................................................................    15.33    15.33      16.50     18.50
1994
Interest income....................................................................   $4,159    $4,311    $4,515    $4,703
Interest expense...................................................................    1,662    1,650      1,762     1,905
Net interest income................................................................    2,497    2,661      2,753     2,798
Provision for loan losses..........................................................       35       50         30       105
Net interest income after provision for loan losses................................    2,462    2,611      2,723     2,693
Other operating income.............................................................      546      546        462       521
Other operating expense............................................................    2,078    2,117      2,192     2,191
Income before income taxes.........................................................      930    1,040        993     1,023
Income taxes.......................................................................      267      310        283       299
Net income.........................................................................   $  663    $ 730     $  710    $  724
Per share data (1):
  Net income.......................................................................   $  .37    $ .41     $  .39    $  .40
  Cash dividends declared..........................................................      .11      .11        .12       .12
  Common stock price (2):
    High...........................................................................    13.33    16.00      16.67     16.67
    Low............................................................................    12.67    12.67      14.67     15.67

(1) All per share data has been retroactively adjusted to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid in the second quarter of 1995.
(2) FNB Corp. common stock began trading on the NASDAQ National Market System on June 14, 1994, and stock price data from that date forward reflects actual sales prices. Prior to June 14, 1994, the stock was traded on an over-the-counter basis and bid quotations are reported. Such bid quotations reflect interdealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.
                                       20

INDEPENDENT AUDITORS' REPORT
The Board of Directors
FNB Corp.
We have audited the accompanying consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corp. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. As discussed in note 1 to the consolidated financial statements, the Corporation changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", at December 31, 1993.
                                                KPMG PEAT MARWICK LLP
Greensboro, North Carolina
February 2, 1996
                                       21

FNB CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

                                                                                               December 31
ASSETS                                                                                     1995            1994
Cash and due from banks.............................................................   $  8,764,539    $  9,348,113
Federal funds sold..................................................................      2,600,000              --
Investment securities:
  Available for sale, at estimated fair value (amortized cost of $28,183,155 in 1995
    and $25,713,359 in 1994)........................................................     28,375,645      24,569,036
  Held to maturity (estimated fair value of $57,008,236 in 1995 and $50,809,510 in
    1994)...........................................................................     56,160,814      52,414,194
Loans...............................................................................    179,922,737     168,327,821
  Less: Allowance for loan losses...................................................     (1,902,640)     (1,719,717)
    Net loans.......................................................................    178,020,097     166,608,104
Premises and equipment..............................................................      6,029,541       5,024,522
Other assets........................................................................      3,727,476       3,651,740
    TOTAL ASSETS....................................................................   $283,678,112    $261,615,709
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand deposits...............................................   $ 38,590,985    $ 37,282,808
  Interest-bearing deposits:
    NOW, savings and money market deposits..........................................     78,728,366      82,400,774
    Time deposits of $100,000 or more...............................................     36,427,161      20,191,213
    Other time deposits.............................................................     96,397,964      90,050,517
      Total deposits................................................................    250,144,476     229,925,312
Retail repurchase agreements........................................................      4,641,527       3,526,226
Federal funds purchased.............................................................             --       3,050,000
Other liabilities...................................................................      2,897,038       1,735,041
      Total Liabilities.............................................................    257,683,041     238,236,579
Shareholders' Equity:
  Preferred stock, $10.00 par value; authorized 200,000 shares, none issued.........             --              --
  Common stock, $2.50 par value; authorized 5,000,000 shares, issued 1,797,995 shares
    in 1995 and 1,200,000 shares in 1994............................................      4,494,988       3,000,000
  Surplus...........................................................................         18,705         900,000
  Retained earnings.................................................................     21,354,335      20,234,383
  Net unrealized securities gains (losses)..........................................        127,043        (755,253)
      Total Shareholders' Equity....................................................     25,995,071      23,379,130
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................   $283,678,112    $261,615,709
Commitments (Note 12)

See notes to consolidated financial statements.
                                       22

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended December 31
                                                                               1995           1994           1993
INTEREST INCOME
  Interest and fees on loans.............................................   $15,638,486    $13,228,841    $12,610,672
  Interest and dividends on investment securities:
    Taxable income.......................................................     4,170,724      3,722,957      4,095,951
    Non-taxable income...................................................       619,480        645,224        723,372
  Federal funds sold.....................................................       177,071         91,034         77,128
      Total interest income..............................................    20,605,761     17,688,056     17,507,123
INTEREST EXPENSE
  Deposits...............................................................     8,821,404      6,880,389      6,942,569
  Retail repurchase agreements...........................................       167,076         84,094             --
  Federal funds purchased................................................        13,799         14,251          2,924
      Total interest expense.............................................     9,002,279      6,978,734      6,945,493
NET INTEREST INCOME......................................................    11,603,482     10,709,322     10,561,630
  Provision for loan losses..............................................       515,000        220,000        370,000
Net Interest Income After Provision for Loan Losses......................    11,088,482     10,489,322     10,191,630
OTHER OPERATING INCOME
  Service charges on deposit accounts....................................     1,356,083      1,218,066      1,153,374
  Annuity and brokerage commissions......................................       182,091        318,309         95,110
  Credit card income.....................................................       263,678        100,816         38,692
  Other service charges, commissions and fees............................       284,994        270,280        240,438
  Losses on sales of investment securities...............................      (414,596)            --             --
  Other income...........................................................       153,916        167,407        282,720
      Total other operating income.......................................     1,826,166      2,074,878      1,810,334
OTHER OPERATING EXPENSE
  Personnel expense......................................................     4,479,773      4,902,442      4,807,246
  Net occupancy expense..................................................       461,992        447,645        455,991
  Furniture and equipment expense........................................       452,094        503,296        529,228
  Data processing services...............................................       881,757        297,670        113,255
  Restructuring charges..................................................       460,457             --             --
  Other expense..........................................................     2,377,553      2,426,895      2,400,504
      Total other operating expense......................................     9,113,626      8,577,948      8,306,224
Income Before Income Taxes...............................................     3,801,022      3,986,252      3,695,740
Income taxes.............................................................     1,100,565      1,159,386      1,005,852
NET INCOME...............................................................   $ 2,700,457    $ 2,826,866    $ 2,689,888
Net income per share.....................................................   $      1.50    $      1.57    $      1.49
Average number of shares outstanding.....................................     1,798,717      1,800,000      1,800,000

See notes to consolidated financial statements.
                                       23

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 1995, 1994 and 1993

                                                                                                                 NET
                                                                                                              UNREALIZED
                                                           COMMON STOCK                       RETAINED        SECURITIES
                                                       SHARES        AMOUNT      SURPLUS      EARNINGS      GAINS (LOSSES)
BALANCE, DECEMBER 31, 1992..........................  1,200,000    $3,000,000    $900,000    $16,373,629      $  (70,000)
Net income, 1993....................................         --            --          --      2,689,888              --
Cash dividends declared, $.453 per share............         --            --          --       (816,000)             --
Reversal of unrealized loss on mutual
  fund investment...................................         --            --          --             --          70,000
Recognize net unrealized gain on
  available-for-sale securities.....................         --            --          --             --          75,916
BALANCE, DECEMBER 31, 1993..........................  1,200,000     3,000,000     900,000     18,247,517          75,916
Net income, 1994....................................         --            --          --      2,826,866              --
Cash dividends declared, $.467 per share............         --            --          --       (840,000)             --
Change in net unrealized gains (losses) on
  available-for-sale securities.....................         --            --          --             --        (831,169)
BALANCE, DECEMBER 31, 1994..........................  1,200,000     3,000,000     900,000     20,234,383        (755,253)
Net income, 1995....................................         --            --          --      2,700,457              --
Cash dividends declared, $.52 per share.............         --            --          --       (935,017)             --
Three-for-two stock split effected in the form of a
  50% stock dividend................................    599,968     1,499,920    (900,000)      (599,920)             --
Cash paid for fractional shares.....................         --            --          --           (768)             --
Common stock issued through dividend
  reinvestment plan.................................      1,227         3,068      18,705             --              --
Common stock repurchased............................     (3,200)       (8,000)         --        (44,800)             --
Change in net unrealized gains (losses) on
  available-for-sale securities.....................         --            --          --             --         882,296
BALANCE, DECEMBER 31, 1995..........................  1,797,995    $4,494,988    $ 18,705    $21,354,335      $  127,043

See notes to consolidated financial statements.
                                       24

FNB CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31
                                                                              1995            1994            1993
OPERATING ACTIVITIES
  Net income...........................................................   $  2,700,457    $  2,826,866    $  2,689,888
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment............        397,979         408,730         415,971
    Provision for loan losses..........................................        515,000         220,000         370,000
    Deferred income taxes..............................................         36,206         295,558         (57,690)
    Deferred loan fees and costs, net..................................       (130,477)       (504,202)         12,986
    Premium amortization and discount accretion of investment
      securities, net..................................................        157,127         417,395         571,730
    Losses on sales of investment securities...........................        414,596              --              --
    Amortization of intangibles........................................         59,115          78,107         100,171
    Net decrease (increase) in loans held for sale.....................       (405,503)      1,089,594        (989,094)
    Decrease (increase) in other assets................................       (557,531)       (273,155)         93,412
    Increase (decrease) in other liabilities...........................        732,884         320,447        (109,077)
      Net Cash Provided By Operating Activities........................      3,919,853       4,879,340       3,098,297
INVESTING ACTIVITIES
  Available-for-sale securities:
    Proceeds from sales................................................      5,896,328              --              --
    Proceeds from maturities...........................................      2,659,634       6,690,357              --
    Purchases..........................................................       (249,405)     (3,400,725)             --
  Held-to-maturity securities:
    Proceeds from maturities...........................................     21,184,527      18,249,914      34,125,117
    Purchases..........................................................    (36,279,578)    (21,708,597)    (31,966,917)
  Net increase in loans................................................    (11,376,742)    (11,743,814)     (9,684,761)
  Proceeds from sales of premises and equipment........................          2,718         183,292           8,265
  Purchases of premises and equipment..................................     (1,302,230)       (239,939)       (503,150)
  Other, net...........................................................        (26,031)       (213,423)        (66,493)
      Net Cash Used In Investing Activities............................    (19,490,779)    (12,182,935)     (8,087,939)
FINANCING ACTIVITIES
  Net increase in deposits.............................................     20,219,164       5,665,256         781,846
  Increase in retail repurchase agreements.............................      1,115,301       3,526,226              --
  Increase (decrease) in federal funds purchased.......................     (3,050,000)      1,250,000       1,800,000
  Common stock issued..................................................         21,773              --              --
  Common stock repurchased.............................................        (52,800)             --              --
  Cash dividends and fractional shares paid............................       (666,086)       (840,000)       (816,000)
      Net Cash Provided By Financing Activities........................     17,587,352       9,601,482       1,765,846
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................      2,016,426       2,297,887      (3,223,796)
Cash and cash equivalents at beginning of year.........................      9,348,113       7,050,226      10,274,022
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................   $ 11,364,539    $  9,348,113    $  7,050,226
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest...........................................................   $  8,233,042    $  6,911,446    $  7,050,559
    Income taxes.......................................................      1,075,350         749,993       1,318,848
Noncash investing and financing activity -- Transfer of investment
  securities to available-for-sale category............................     11,353,710              --      29,318,080

See notes to consolidated financial statements.
                                       25

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   NATURE OF OPERATIONS/CONSOLIDATION
   FNB Corp. is a one-bank holding company whose wholly-owned subsidiary is the First National Bank and Trust Company (the "Bank"). The Bank is an independent community bank that offers full banking and trust services to consumer and business customers primarily in the region of North Carolina that includes Randolph, Montgomery and Chatham counties.
   The consolidated financial statements include the accounts of FNB Corp. and the Bank (collectively the "Corporation"). All significant intercompany balances and transactions have been eliminated.
   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   CASH AND CASH EQUIVALENTS
   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
   INVESTMENT SECURITIES
   In May 1993, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be categorized and accounted for as follows:
   (Bullet) Held-to-maturity securities -- Debt securities that the Corporation has the positive intent and ability to hold to maturity. Reported at amortized cost.
   (Bullet) Trading securities -- Debt and equity securities bought and held principally for the purpose of being sold in the near future. Reported at fair value, with unrealized gains and losses included in earnings.
   (Bullet) Available-for-sale securities -- Debt and equity securities not classified as either held-to-maturity securities or trading securities. Reported at fair value, with unrealized gains and losses, net of related tax effect, excluded from earnings and reported as a separate component of shareholders' equity.
   Effective December 31, 1993, the Corporation adopted SFAS No. 115 and classified certain debt and equity securities as available-for-sale securities. As a result of this change in accounting principle, the carrying value of the securities so classified was increased by a fair value adjustment of $115,025, representing the net unrealized gain at December 31, 1993. In related adjustments, shareholders' equity and deferred income tax liabilities were increased by $75,916 and $39,109, respectively. The Corporation intends to hold the available-for-sale securities for an indefinite period of time but may sell them prior to maturity. All other securities, which the Corporation has the positive intent and ability to hold to maturity, are classified as held-to-maturity securities.
   In November 1995, the FASB issued an implementation guide for SFAS No. 115. The FASB stated that the transition provisions included in the guide permit a one-time opportunity for companies to reconsider their ability and intent to hold the securities accounted for under SFAS No. 115 to maturity and allow entities to transfer securities from the held-to-maturity category without tainting their remaining held-to-maturity securities. The FASB emphasized that this would be a one-time event and that any transfers from the held-to-maturity category to the available-for-sale category under this provision must be made by December 31, 1995. The Corporation transferred $11,353,710 in investment securities from the held-to-maturity category to the available-for-sale category as allowed under the provisions of the implementation guide. On the date of the transfer, the held-to-maturity securities were recorded as available-for-sale securities at their current fair value, which resulted in the recognition of an unrealized gain of $54,908 being recorded, net of the related tax effect, as an addition to shareholders' equity.
   Interest income on debt securities is adjusted using the level yield method for the amortization of premiums and accretion of discounts. The adjusted cost of the specific security is used to compute gains or losses on the disposition of securities.
   Prior to December 31, 1993, a mutual fund investment was carried at the lower of cost or market. An adjustment to the valuation of this investment had been established by a charge to shareholders' equity. In conjunction with the adoption of SFAS No. 115, the valuation adjustment was reversed.
                                       26

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   LOANS
   Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". Under SFAS No. 114, the 1995 allowance for loan losses relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The Corporation previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.
   Unearned income on certain installment loans is recognized as income over the life of the loans by the sum-of-the-months'-digits method which is not materially different from the interest method. Interest on all other loans is calculated by using the constant yield method based on the daily outstanding balance. The recognition of interest revenue, including interest income on impaired loans, is discontinued when, in management's opinion, the collection of all or a portion of interest becomes doubtful.
   Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income. Residential mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements, calculated on the aggregate loan basis.
   ALLOWANCE FOR LOAN LOSSES
   The allowance for loan losses represents an amount considered adequate to absorb loan losses inherent in the portfolio. Management's evaluation of the adequacy of the allowance is based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. Losses are charged and recoveries are credited to the allowance for loan losses. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.
   In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based on their judgments about information available to them at the time of their examination.
   PREMISES AND EQUIPMENT
   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using both straight-line and accelerated methods based on the estimated useful lives of the assets as follows: buildings and components, 10 to 50 years and furniture and equipment, 3 to 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the improvement or the term of the lease.
   INTANGIBLE ASSETS
   Deposit base premiums, arising from deposit and branch purchase acquisitions, amounted to $143,579 and $202,694 at December 31, 1995 and 1994,
   respectively, and are included in other assets. The premium amounts are amortized on an accelerated basis over ten-year periods.
   INCOME TAXES
   Income tax expense includes both a current provision based on the amounts computed for income tax return purposes and a deferred provision that results from application of the asset and liability method of accounting for deferred taxes. Under the asset and liability method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
   EMPLOYEE BENEFIT PLANS
   The Corporation has a defined benefit pension plan covering substantially all full-time employees. Pension costs, which are actuarially determined using the projected unit credit method, are charged to current operations. Annual funding contributions are made up to the maximum amounts allowable for Federal income tax purposes.
                                       27

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Medical and life insurance benefits are provided by the Corporation on a postretirement basis under defined benefit plans covering substantially all full-time employees. Postretirement benefit costs, which are actuarially determined using the attribution method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet.
   RECLASSIFICATIONS AND RESTATEMENTS
   Certain amounts for prior years have been reclassified to conform with the presentation for 1995. The reclassifications had no effect on shareholders' equity or net income as previously reported.
   Share and per share information in the consolidated financial statements and related notes thereto have been restated, where appropriate, to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid to shareholders on May 26, 1995.
2. INVESTMENT SECURITIES
   Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:

                                                                            Gross         Gross        Estimated
                                                            Amortized     Unrealized    Unrealized       Fair
                                                              Cost          Gains         Losses         Value
AVAILABLE FOR SALE
  DECEMBER 31, 1995
    U.S. Treasury.......................................   $ 9,439,250     $134,291     $    8,658    $ 9,564,883
    U.S. Government agencies and corporations...........     8,604,302       49,133         12,213      8,641,222
    Mortgage-backed securities..........................     9,995,875       51,692         27,617     10,019,950
    Equity securities...................................       143,728        5,862         --            149,590
      Total.............................................   $28,183,155     $240,978     $   48,488    $28,375,645
  DECEMBER 31, 1994
    U.S. Treasury.......................................   $ 8,009,763     $  1,374     $  246,699    $ 7,764,438
    Mortgage-backed securities..........................    12,557,862        2,074        451,834     12,108,102
    Equity securities...................................     5,145,734          762        450,000      4,696,496
      Total.............................................   $25,713,359     $  4,210     $1,148,533    $24,569,036
HELD TO MATURITY
  DECEMBER 31, 1995
    U.S. Government agencies and corporations...........   $43,975,874     $466,103     $   54,515    $44,387,462
    State, county and municipal.........................    12,184,940      447,387         11,553     12,620,774
      Total.............................................   $56,160,814     $913,490     $   66,068    $57,008,236
  DECEMBER 31, 1994
    U.S. Treasury.......................................   $ 7,702,064     $  4,231     $   92,599    $ 7,613,696
    U.S. Government agencies and corporations...........    34,361,214       10,098      1,463,032     32,908,280
    State, county and municipal.........................    10,350,916      129,679        193,061     10,287,534
      Total.............................................   $52,414,194     $144,008     $1,748,692    $50,809,510

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   The amortized cost and estimated fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                          Available For Sale             Held To Maturity
                                                       Amortized      Estimated      Amortized      Estimated
                                                         Cost        Fair Value        Cost        Fair Value
   Due in one year or less.........................   $ 7,048,463    $ 7,099,115    $ 4,057,491    $ 4,075,193
   Due after one year through five years...........    10,545,089     10,655,169     26,390,055     26,723,157
   Due after five years through ten years..........       450,000        451,821     21,980,455     22,381,731
   Due after ten years.............................       --             --           3,732,813      3,828,155
         Total.....................................    18,043,552     18,206,105     56,160,814     57,008,236
   Mortgage-backed securities......................     9,995,875     10,019,950        --             --
   Equity securities...............................       143,728        149,590        --             --
         Total investment securities...............   $28,183,155    $28,375,645    $56,160,814    $57,008,236

   Debt securities with an estimated fair value of $46,887,507 were pledged to secure public funds and trust funds on deposit and retail repurchase agreements at December 31, 1995.
   Proceeds from the sale of investment securities classified as available-for-sale amounted to $5,896,328 in 1995. Gross losses of $414,596 were realized on these sales. There were no securities sales in 1994 and 1993.
3. LOANS
   Major classifications of loans are as follows:

                                                                                         December 31
                                                                                     1995            1994
   Commercial and agricultural................................................   $ 47,317,352    $ 41,776,681
   Real estate -- construction................................................        759,263       1,331,342
   Real estate -- mortgage:
     Loans held in portfolio..................................................     85,061,216      79,168,845
     Loans held for sale......................................................        405,503         --
   Consumer...................................................................     46,379,403      46,050,953
       Total loans............................................................   $179,922,737    $168,327,821

   Loans as presented are increased by net deferred expense of $133,400 at December 31, 1995 and are reduced by net unearned income of $944,168 at December 31, 1994. Nonaccrual loans at December 31, 1995 amounted to $25,576. There were no loans on a nonaccrual basis at December 31, 1994. Lost interest income on nonaccrual loans was not material. Under the criteria of SFAS No. 114, as discussed in Note 1, there were no loans considered to be impaired at December 31, 1995.
   Loans are primarily made in the region of North Carolina that includes Randolph, Montgomery and Chatham counties. The real estate loan portfolio can be affected by the condition of the local real estate markets. Included in loans at December 31, 1995 and 1994 are $33,525,143 and $35,412,788,
   respectively, of retail installment loan contracts purchased primarily from automobile dealers.
                                       29

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Loans have been made by the Bank to directors and executive officers of the Corporation and to the associates of such persons, as defined by the Securities and Exchange Commission. Such loans were made in the ordinary course of business on substantially the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other borrowers and do not involve more than normal risk of collectibility. A summary of the activity during 1995 with respect to related party loans is as follows:

   Balance, December 31, 1994...............................................   $  7,827,086
   New loans during 1995....................................................     21,865,682
   Repayments during 1995...................................................    (21,080,548)
   Balance, December 31, 1995...............................................   $  8,612,220

4. ALLOWANCE FOR LOAN LOSSES
   Changes in the allowance for loan losses were as follows:

                                                                                 Year Ended December 31
                                                                            1995          1994          1993
   Balance at beginning of year.......................................   $1,719,717    $1,744,820    $1,766,193
   Provision for losses charged to operations.........................      515,000       220,000       370,000
   Loans charged off..................................................     (476,977)     (436,157)     (566,791)
   Recoveries on loans previously charged off.........................      144,900       191,054       175,418
   Balance at end of year.............................................   $1,902,640    $1,719,717    $1,744,820

5. PREMISES AND EQUIPMENT
   Premises and equipment are summarized as follows:

                                                                                            December 31
                                                                                        1995           1994
   Land...........................................................................   $ 1,003,619    $1,003,619
   Buildings and improvements.....................................................     4,045,155     3,986,315
   Furniture and equipment........................................................     4,572,809     3,360,975
   Leasehold improvements.........................................................       394,390       394,390
         Total....................................................................    10,015,973     8,745,299
   Less accumulated depreciation and amortization.................................     3,986,432     3,720,777
   Premises and equipment, net....................................................   $ 6,029,541    $5,024,522

6. INCOME TAXES
   Income taxes as reported in the consolidated income statement included the following expense (benefit) components:

                                                                            1995          1994          1993
   Current:
     Federal..........................................................   $1,045,564    $  818,773    $1,063,542
     State............................................................       18,795        45,055        --
       Total..........................................................    1,064,359       863,828     1,063,542
   Deferred -- Federal................................................       36,206       295,558       (57,690)
       Total income taxes.............................................   $1,100,565    $1,159,386    $1,005,852

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   A reconciliation of income tax expense computed at the statutory Federal income tax rate to actual income tax expense is presented below:

                                                                            1995          1994          1993
   Amount of tax computed using Federal statutory tax rate of 34%.....   $1,292,348    $1,355,326    $1,256,552
   Increases (decreases) resulting from:
     Effect of tax-exempt loan and investment securities income.......     (213,390)     (233,114)     (253,801)
     Other............................................................       21,607        37,174         3,101
       Total..........................................................   $1,100,565    $1,159,386    $1,005,852

   The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                                                            December 31
                                                                                         1995         1994
   Deferred tax assets:
     Allowance for loan losses......................................................   $473,370    $  411,177
     Net unrealized loss on available-for-sale securities...........................      --          389,070
     Accrued expenses, not currently deductible.....................................    326,010       331,794
     Other..........................................................................     73,001        64,158
       Total........................................................................    872,381     1,196,199
   Deferred tax liabilities:
     Depreciable basis of premises and equipment....................................    236,963       224,994
     Taxable basis of investment securities.........................................     47,066       237,413
     Prepaid pension cost...........................................................    250,717       126,770
     Net deferred loan fees and costs...............................................    309,318       157,584
     Other..........................................................................     74,587         4,985
       Total........................................................................    918,651       751,746
   Net deferred tax assets (liabilities)............................................   $(46,270)   $  444,453

   There is no valuation allowance for deferred tax assets as it is management's contention that realization of the deferred tax assets is more likely than not based upon the Corporation's history of taxable income and estimates of future taxable income.
7. EMPLOYEE BENEFIT PLANS
   PENSION PLAN
   The Corporation has a noncontributory defined benefit pension plan covering substantially all full-time employees who qualify as to age and length of service. Benefits are based on the employee's compensation, years of service and age at retirement. The Corporation's funding policy is to contribute annually to the plan an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes.
                                       31

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Information concerning the funded status of the plan is as follows:

                                                                                           December 31
                                                                                       1995           1994
   Actuarial present value of benefit obligation:
     Vested benefit obligation...................................................   $ 4,059,993    $ 3,079,017
     Non-vested benefit obligation...............................................        40,180         19,385
       Total accumulated benefit obligation......................................   $ 4,100,173    $ 3,098,402
   Projected benefit obligation for service rendered.............................   $(4,706,895)   $(3,793,730)
   Plan assets at fair value, primarily marketable securities....................     4,428,752      3,360,752
   Projected benefit obligation in excess of plan assets.........................      (278,143)      (432,978)
   Unrecognized net transition liability.........................................       128,844        150,319
   Unrecognized prior service cost...............................................       720,672        800,747
   Unrecognized net loss (gain)..................................................       166,029       (145,235)
       Prepaid pension cost included on the consolidated balance sheet...........   $   737,402    $   372,853

   Net periodic pension cost included the following components:

                                                                              1995         1994         1993
   Service cost -- benefits earned during the period.....................   $  71,275    $  82,674    $  96,954
   Interest cost on projected benefit obligation.........................     311,432      280,736      269,063
   Actual return on plan assets..........................................    (458,088)     101,768     (271,289)
   Net amortization and deferral.........................................     290,002     (279,824)     123,188
       Net periodic pension cost.........................................   $ 214,621    $ 185,354    $ 217,916

   The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                                                           1995    1994    1993
   Discount rate........................................................................    7.0%    8.0%    7.5%
   Rate of increase in compensation levels..............................................    6.0     6.0     6.0
   Expected long-term rate of return on plan assets.....................................    8.0     8.0     8.0

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

                                                                                             December 31
                                                                                          1995         1994
   Accumulated postretirement benefit obligation:
     Retirees........................................................................   $(330,919)   $(288,503)
     Fully eligible active participants..............................................     (25,500)     (79,915)
     Other active plan participants..................................................    (173,295)     (86,610)
       Total accumulated postretirement benefit obligation...........................    (529,714)    (455,028)
   Unrecognized net transition liability.............................................     343,720      363,938
   Unrecognized prior service cost...................................................      97,673       --
   Unrecognized net loss (gain)......................................................     (18,285)      26,124
       Accrued postretirement benefit cost included on the consolidated balance
       sheet.........................................................................   $(106,606)   $ (64,966)

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   Net periodic postretirement benefit cost included the following components:

                                                                                  1995       1994       1993
   Service cost -- benefits earned during the period..........................   $12,523    $ 6,880    $ 6,727
   Interest cost on accumulated postretirement benefit obligation.............    35,998     34,468     35,095
   Net amortization and deferral..............................................    28,239     20,218     20,218
       Net periodic postretirement benefit cost...............................   $76,760    $61,566    $62,040

   For measurement purposes, the annual rate of increase assumed for the cost of medical benefits was 15% in 1995, decreasing gradually to 6% in 2004 and assumed to remain at that level thereafter. Increasing the assumed medical cost trend rate by one percentage point in each year would not have a significant effect on either the accumulated postretirement benefit obligation at January 1, 1995 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1995. The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% in 1995, 8.0% in 1994 and 7.5% in 1993.
   MATCHING RETIREMENT/SAVINGS PLAN
   The Corporation has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by the Corporation based on the plan formula. The matching contributions amounted to $77,835 in 1995, $71,484 in 1994 and $75,599 in 1993.
8. LEASES
   Future obligations for minimum rentals under noncancellable operating lease commitments, all relating to premises, are as follows:

   Year ending December 31
   1996...........................................................................................   $ 46,754
   1997...........................................................................................     43,581
   1998...........................................................................................     43,581
   1999...........................................................................................     43,581
   2000...........................................................................................     14,100
   2001 and later years...........................................................................     49,550
       Total minimum lease payments...............................................................   $241,147

   Net rental expense for all operating leases amounted to $55,122 in 1995, $50,908 in 1994 and $51,370 in 1993. One operating lease for real property contains a purchase option considered to approximate fair market value.
9. SUPPLEMENTARY INCOME STATEMENT INFORMATION
   Significant components of other expense were as follows:

                                                                                1995        1994        1993
   FDIC insurance..........................................................   $281,894    $503,379    $494,312
   Stationery, printing and supplies.......................................    280,665     304,997     290,810

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. FNB CORP. (PARENT COMPANY) FINANCIAL DATA
   The Parent Company's principal asset is its investment in the Bank subsidiary, and its principal source of income is dividends from that subsidiary.
   Certain regulatory requirements restrict the lending of funds by the Bank to the Parent Company and the amount of dividends which can be paid to the Parent Company. In 1996, the maximum amount of dividends the Bank can pay to the Parent Company, without the approval of the Comptroller of the Currency, is $3,591,531 plus an additional amount equal to the retained net income in 1996 up to the date of any dividend declaration.
   The Parent Company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for the three-year period ended December 31, 1995 are as follows:
    CONDENSED BALANCE SHEETS

                                                                                           December 31
                                                                                       1995           1994
   Assets:
     Cash........................................................................   $   220,312    $   201,744
     Investment in wholly-owned bank subsidiary..................................    25,758,036     22,978,009
     Other assets................................................................       286,422        199,377
       Total assets..............................................................   $26,264,770    $23,379,130
   Liabilities and Shareholders' Equity:
     Accrued liabilities.........................................................   $   269,699    $   --
     Shareholders' equity........................................................    25,995,071     23,379,130
       Total liabilities and shareholders' equity................................   $26,264,770    $23,379,130

    CONDENSED STATEMENTS OF INCOME

                                                                                 Year Ended December 31
                                                                            1995          1994          1993
   Income:
     Dividends from bank subsidiary...................................   $  936,000    $1,146,000    $  816,000
     Other income (expense)...........................................         (315)        1,345           887
       Total income...................................................      935,685     1,147,345       816,887
   Operating expenses.................................................      201,916        21,017         7,277
   Income before income tax benefit and equity in undistributed net
     income of bank subsidiary........................................      733,769     1,126,328       809,610
   Income tax benefit.................................................       68,957         6,738         2,173
   Income before equity in undistributed net income of bank
     subsidiary.......................................................      802,726     1,133,066       811,783
   Equity in undistributed net income of bank subsidiary..............    1,897,731     1,693,800     1,878,105
       Net income.....................................................   $2,700,457    $2,826,866    $2,689,888

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    CONDENSED STATEMENTS OF CASH FLOWS

                                                                                Year Ended December 31
                                                                          1995           1994           1993
   Operating activities:
     Net income.....................................................   $ 2,700,457    $ 2,826,866    $ 2,689,888
     Adjustments to reconcile net income to net cash provided by operating activities:
       Equity in undistributed net income of bank subsidiary........    (1,897,731)    (1,693,800)    (1,878,105)
       Other, net...................................................       (82,601)        (2,245)         6,747
         Net cash provided by operating activities..................       720,125      1,130,821        818,530
   Investing activities:
     Decrease (increase) in other assets............................        (4,444)      (180,112)            62
   Financing activities:
     Common stock issued............................................        21,773        --             --
     Common stock repurchased.......................................       (52,800)       --             --
     Cash dividends and fractional shares paid......................      (666,086)      (840,000)      (816,000)
         Net cash used in financing activities......................      (697,113)      (840,000)      (816,000)
   Net increase in cash.............................................        18,568        110,709          2,592
   Cash at beginning of year........................................       201,744         91,035         88,443
   Cash at end of year..............................................   $   220,312    $   201,744    $    91,035

11. STOCK OPTIONS
   The Corporation has a stock compensation plan that allows for the granting of incentive and nonqualified stock options to key employees and directors. Under terms of the plan, options are granted at prices equal to the fair market value of the common stock on the date of grant. Options become exercisable after one year in equal, cumulative installments over a five-year period. No option shall expire later than ten years from the date of grant. A maximum of 180,000 shares of common stock has been reserved for issuance under the stock compensation plan.
   A summary of stock option activity during 1995, adjusted to reflect the stock split disclosed in Note 1, is as follows:

                                                                                     Options       Option Price
                                                                                   Outstanding      Per Share
   Balance, December 31, 1994...................................................      66,000      $        16.27
   Granted......................................................................      40,000               24.00
   Cancelled....................................................................      (8,625)              16.27
   Balance, December 31, 1995...................................................      97,375       16.27 - 24.00
   Options exercisable..........................................................      11,475               16.27

12. COMMITMENTS
   In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements. At December 31, 1995, a summary of significant commitments is as follows:

   Commitments to extend credit..............................................   $37,737,000
   Standby letters of credit.................................................     3,992,000

   In management's opinion, these commitments will be funded from normal operations with not more than the normal risk of loss.
                                       35

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. For the reserve maintenance period in effect at December 31, 1995, the average daily reserve requirement was $2,923,000.
13. FAIR VALUE OF FINANCIAL INSTRUMENTS
   The following methods and assumptions were used to estimate the fair value for each class of financial instruments.
   CASH AND CASH EQUIVALENTS. For cash on hand, amounts due from banks, and federal funds sold, the carrying value is considered to be a reasonable estimate of fair value.
   INVESTMENT SECURITIES. The fair value of investment securities is based on quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. LOANS. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. DEPOSITS. The fair value of noninterest-bearing demand deposits and NOW, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.
   OTHER INTEREST-BEARING LIABILITIES. The carrying value of retail repurchase agreements and federal funds purchased is considered to be a reasonable estimate of fair value.
   COMMITMENTS. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items are disclosed in Note 12.
   The estimated fair values of financial instruments are as follows (in thousands):

                                                                    December 31, 1995        December 31, 1994
                                                                              Estimated                Estimated
                                                                  Carrying      Fair       Carrying      Fair
                                                                   Value        Value       Value        Value
   FINANCIAL ASSETS
     Cash and cash equivalents.................................   $ 11,365    $  11,365    $  9,348    $  9,348
     Investment securities:
       Available for sale......................................     28,375       28,375      24,569      24,569
       Held to maturity........................................     56,161       57,008      52,414      50,810
     Net loans.................................................    178,020      179,173     166,608     163,250
   FINANCIAL LIABILITIES
     Deposits..................................................    250,144      250,795     229,925     229,861
     Retail repurchase agreements..............................      4,642        4,642       3,526       3,526
     Federal funds purchased...................................         --           --       3,050       3,050

   The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
                                       36

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. RESTRUCTURING CHARGES
In 1995, management adopted a comprehensive restructuring project for the purpose of reengineering Bank operations to become more competitive and cost-effective in developing business and servicing customers and to improve long-term profitability. In connection with this project, certain positions within the Bank have been either realigned or eliminated. It is expected that all significant project costs were incurred and paid in 1995.
A summary of the restructuring charges is as follows:

Retirement benefits...............................................................................   $256,266
Other personnel costs.............................................................................     44,850
    Total personnel costs.........................................................................    301,116
Professional fees related to restructuring project................................................    159,341
    Total restructuring charges...................................................................   $460,457

15. ACQUISITIONS
On December 30, 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks, Home Savings Bank of Siler City, SSB of Siler City, North Carolina and Randleman Savings Bank, SSB of Randleman, North Carolina, in merger/conversion transactions, pursuant to which the savings banks would convert from mutual to stock form and the Corporation would simultaneously acquire the shares issued in the conversions. Regulatory applications for approval to consummate the proposed acquisitions were filed in April 1994. Substantial changes in regulatory policy occurring shortly after the applications were filed effectively resulted in a moratorium on federal approval of merger/conversions, and the Corporation subsequently withdrew the applications to the FDIC and the Federal Reserve and postponed the ultimate decision to proceed with the acquisitions until it was clear what the regulatory obstacles might be. In 1995, the agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.
The Corporation incurred certain costs in connection with the proposed acquisitions. Those costs, which had been deferred, amounted to $186,350 and are included in other expense in the consolidated statement of income for the year ended December 31, 1995.
                                       37

GENERAL INFORMATION

CORPORATE HEADQUARTERS

FNB Corp.
101 Sunset Avenue
Post Office Box 1328
Asheboro, North Carolina 27204

COMMON STOCK

FNB Corp. Common stock is traded on the NASDAQ National Market System under the symbol FNBN. At December 31, 1995, there were 1,049 shareholders of record.

MARKET MAKERS

Interstate/Johnson Lane Corporation
J. C. Bradford & Co., Incorporated

ANNUAL MEETING

The annual Meeting of Shareholders of FNB Corp. will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, May 14, 1996 at 1:00 p.m., preceded by a buffet luncheon beginning at 12:15 p.m.

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

STOCK TRANSFER AGENT AND REGISTRAR
DIVIDEND REINVESTMENT SERVICES

First National Bank and Trust Company
Post Office Box 1328
Asheboro, North Carolina 27204
Attention: Mrs. Susan G. Brown, Assistant Secretary
(910) 626-8300

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP
Greensboro, North Carolina

     FNB CORP.
   P.O. Box 1328
Asheboro, N.C. 27204