Form 10KSB, Exhibit 13
period 1996-12-31
FNB CORP/NC
filed 1997-03-31
CIK 764811

FIVE YEAR FINANCIAL HISTORY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                1996        1995        1994        1993        1992
SUMMARY OF OPERATIONS
Interest income............................................   $ 22,248    $ 20,606    $ 17,688    $ 17,507    $ 18,594
Interest expense...........................................      9,612       9,002       6,979       6,945       8,083
Net interest income........................................     12,636      11,604      10,709      10,562      10,511
Provision for loan losses..................................        490         515         220         370         575
Net interest income after provision for loan losses........     12,146      11,089      10,489      10,192       9,936
Losses on sales of securities..............................         --        (415)         --          --          --
Other operating income.....................................      2,444       2,241       2,075       1,810       1,609
Restructuring charges......................................         --         460          --          --          --
Other operating expense....................................      9,077       8,654       8,578       8,306       7,536
Income before income taxes.................................      5,513       3,801       3,986       3,696       4,009
Income taxes...............................................      1,676       1,101       1,159       1,006       1,100
Net income.................................................   $  3,837    $  2,700    $  2,827    $  2,690    $  2,909

PER SHARE DATA (1)
Net income.................................................   $   2.13    $   1.50    $   1.57    $   1.49    $   1.62
Cash dividends declared....................................        .66         .52         .47         .45         .44
Book value.................................................      15.92       14.46       12.99       12.35       11.22

BALANCE SHEET INFORMATION
Total assets...............................................   $307,134    $283,678    $261,616    $249,698    $245,205
Investment securities......................................     90,316      84,536      76,983      78,488      81,020
Loans......................................................    195,273     179,923     168,328     157,302     147,032
Deposits...................................................    271,380     250,144     229,925     224,260     223,478
Shareholders' equity.......................................     28,767      25,995      23,379      22,223      20,204

RATIOS (AVERAGES)
Return on assets...........................................       1.32%       1.00%       1.11%       1.09%       1.24%
Return on shareholders' equity.............................      13.97       10.93       12.33       12.62       15.16
Shareholders' equity to assets.............................       9.41        9.17        8.98        8.65        8.19
Dividend payout ratio......................................      31.02       34.62       29.71       30.34       27.23
Loans to deposits..........................................      72.87       73.10       70.67       66.76       64.47
Net yield on earning assets, taxable equivalent basis......       4.90        4.84        4.73        4.86        5.17

(1) All per share data in 1995 and prior years has been retroactively adjusted to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid in the second quarter of 1995.

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

                      The Corporation earned $3,837,304 in 1996, a 42.1% increase in net income from 1995. Earnings
OVERVIEW
                      per share, adjusted for the three-for-two common stock split in 1995, increased from $1.50 in 1995 to $2.13 in 1996. The 1995 results were impacted by restructuring charges and losses on sales of investment securities discussed in more detail in the "Earnings Review" and in "Business Development Matters". Total assets were $307,134,477 at December 31, 1996, up 8.3% from year-end
                      1995. Loans amounted to $195,272,683 at December 31, 1996, up 8.5% from the prior year. Total deposits grew 8.5% to $271,380,065 in 1996.

                      On December 30, 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks in merger/conversion transactions, pursuant to which the savings banks would convert from mutual to stock form and the Corporation would simultaneously acquire the shares issued in the conversions. In 1995, the agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.

                      The Corporation's net income increased $1,136,847 in 1996, up 42.1% over 1995. Earnings were
EARNINGS REVIEW
                      positively impacted in 1996 by an increase of $1,032,830 or 8.9% in net interest income. The comparison to 1995 results is affected by the fact that there were certain nonrecurring changes in 1995, including restructuring charges of $460,457 and losses on sales of investment securities of $414,596, which were charges taken for the strategic purposes discussed in "Business Development Matters". The 1995 results were further negatively affected by a $295,000 increase in the provision for loan losses. Additionally, certain costs, amounting to $186,350, that had been deferred in connection with the proposed acquisitions discussed in the "Overview" were charged to expense in 1995.

                      In 1995, earnings declined $126,409 or 4.5% from 1994. The negative factors affecting net income in 1995, as noted above, more than offset the benefit of an increase of $894,160 or 8.3% in net interest income.

                      Return on average assets, affected in 1995 by the negative factors noted above, increased from 1.00% in 1995 to 1.32% in 1996. Return on average assets declined in 1995 from 1.11% in 1994, again reflecting the effect of the negative factors in 1995. Similarly, return on average shareholders' equity, increased to 13.97% in 1996 after declining to 10.93% in 1995 from 12.33% in 1994.

                      NET INTEREST INCOME

                      Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits. Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.

                      Net interest income was $12,636,312 in 1996 compared to $11,603,482 in 1995. The increase of $1,032,830 or 8.9%
                      resulted from an improvement in the net yield on earning assets, or net interest margin, from 4.84% in 1995 to 4.90% in 1996 coupled with a 8.3% increase in the level of average earning assets. In 1995, there was a $894,160 or 8.3% increase in net interest income reflecting both an improvement in the net interest margin from 4.73% in 1994 and a 5.5% increase in average earning assets. Following a period of generally lower interest rates, which had ultimately resulted in a reduction in the net interest margin, interest rates began to increase significantly in 1994, influenced by actions taken by the Federal Reserve to combat a possible resurgence in inflation. The interest rate increases in 1994 and early 1995, later offset to some extent by Federal Reserve action to reduce rates in the second half of 1995 and first quarter of 1996, have resulted in an improvement in the net interest margin. Additionally, there had been a continuing negative impact on the margin from certain variable-rate time deposits with rate floors above the current market rates. Such variable-rate time deposits were phased out over a two-year period that commenced in January 1994. On a taxable equivalent basis, the increases in net interest income in 1996 and 1995 were $1,183,000 and $918,000, respectively, reflecting changes in the relative mix of taxable and non-taxable earning assets in each year.

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

TABLE 1
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS
(TAXABLE EQUIVALENT BASIS, DOLLARS IN THOUSANDS)

                                                         1996                           1995                      1994
                                                                  Average                        Average
                                                        Interest   Rates               Interest   Rates               Interest
                                             Average    Income/   Earned/   Average    Income/   Earned/   Average    Income/
                                             Balance    Expense    Paid     Balance    Expense    Paid     Balance    Expense
EARNING ASSETS
Loans (1)(2)................................ $186,937   $16,777     8.96%   $174,139   $15,698     9.01 %  $161,121   $13,299
Investment securities (1):
  Taxable income............................   71,297    4,985      6.99      65,397    4,418      6.76      66,679    3,911
  Non-taxable income........................   14,282    1,205      8.44      10,610      970      9.14      10,042    1,021
Federal funds sold..........................    1,688       89      5.27       3,042      177      5.82       2,174       91
      Total earning assets..................  274,204   23,056      8.40     253,188   21,263      8.40     240,016   18,322
Cash and due from banks.....................    9,423                          9,226                          8,625
Other assets, net...........................    8,161                          6,884                          6,631
      TOTAL ASSETS.......................... $291,788                       $269,298                       $255,272
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts.............................. $ 35,021      666      1.90    $ 32,442      695      2.14    $ 32,521      658
  Savings deposits..........................   30,147      756      2.50      29,945      845      2.82      31,820      830
  Money market accounts.....................   16,067      444      2.76      16,659      508      3.05      21,261      543
  Certificates and other time deposits......  138,993    7,525      5.40     122,743    6,773      5.52     106,759    4,850
Retail repurchase agreements................    4,118      178      4.32       3,358      167      4.97       2,101       84
Federal funds purchased.....................      764       43      5.63         239       14      5.77         307       14
      Total interest-bearing liabilities....  225,110    9,612      4.26     205,386    9,002      4.38     194,769    6,979
Noninterest-bearing demand deposits.........   36,296                         36,444                         35,614
Other liabilities...........................    2,921                          2,765                          1,964
Shareholders' equity........................   27,461                         24,703                         22,925
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY.............................. $291,788                       $269,298                       $255,272
NET INTEREST INCOME AND SPREAD..............            $13,444     4.14%              $12,261     4.02 %             $11,343
NET YIELD ON EARNING ASSETS.................                        4.90%                          4.84 %

                                              Average
                                               Rates
                                              Earned/
                                               Paid
EARNING ASSETS
Loans (1)(2)................................    8.25 %
Investment securities (1):
  Taxable income............................    5.87
  Non-taxable income........................   10.17
Federal funds sold..........................    4.19
      Total earning assets..................    7.63
Cash and due from banks.....................
Other assets, net...........................
      TOTAL ASSETS..........................
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
  NOW accounts..............................    2.02
  Savings deposits..........................    2.61
  Money market accounts.....................    2.55
  Certificates and other time deposits......    4.54
Retail repurchase agreements................    4.00
Federal funds purchased.....................    4.64
      Total interest-bearing liabilities....    3.58
Noninterest-bearing demand deposits.........
Other liabilities...........................
Shareholders' equity........................
      TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY..............................
NET INTEREST INCOME AND SPREAD..............    4.05 %
NET YIELD ON EARNING ASSETS.................    4.73 %

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

                      The prime rate, which had been 6.00% at December 31, 1993, moved up significantly in 1994 to close the year at 8.50% and, after certain changes during 1995, remained at that level at December 31, 1995. In 1996, after one reduction, the prime rate closed the year at 8.25%. The average prime for 1994, 1995 and 1996 amounted to 7.09%, 8.82% and
                      8.28%, respectively. The prime rate had declined significantly from 1991 to 1993, but began to increase in 1994 following steps taken by the Federal Reserve to combat a possible resurgence in inflation. The prime rate increased towards the end of the first quarter in 1994 and an additional four times during the remainder of that year. In the first quarter of 1995, it increased again to 9.00% and remained at that level until the second half of the year when, in response to actions taken by the Federal Reserve, it decreased twice, followed by one further reduction in the first quarter of 1996. In 1996, the net interest spread increased by 12 basis points from 4.02% in 1995 to 4.14% in 1996, reflecting a decrease in the average rate paid on interest-bearing liabilities, or cost of funds. In

                      1995, the net interest spread declined modestly by 3 basis points due to the fact that the average total yield on earning assets increased by slightly less than the cost of funds. The yield on earning assets increased by 77 basis points from 7.63% in 1994 to 8.40% in 1995, while the cost of funds increased by 80 basis points in moving from 3.58% to 4.38%.

                      The 1996 and 1995 changes in net interest income on a taxable equivalent basis, as measured by volume and rate variances, are analyzed in Table 2. Volume refers to the average dollar level of earning assets and interest-bearing liabilities.

TABLE 2
VOLUME AND RATE VARIANCE ANALYSIS
(TAXABLE EQUIVALENT BASIS, IN THOUSANDS)

                                                                      1996 Versus 1995                  1995 Versus 1994
                                                                   Variance                          Variance
                                                                  due to (1)                        due to (1)
                                                               Volume     Rate     Net Change    Volume     Rate     Net Change
INTEREST INCOME
  Loans (2).................................................   $1,165    $  (86)     $1,079      $1,121    $1,278      $2,399
  Investment securities (2):
    Taxable income..........................................     412        155         567        (76 )      583         507
    Non-taxable income......................................     314        (79)        235         55       (106)        (51)
  Federal funds sold........................................     (72 )      (16)        (88)        44         42          86
      Total interest income.................................   1,819        (26)      1,793      1,144      1,797       2,941
INTEREST EXPENSE
  Interest-bearing deposits:
    NOW accounts............................................      53        (82)        (29)        (2 )       39          37
    Savings deposits........................................       6        (95)        (89)       (50 )       65          15
    Money market accounts...................................     (17 )      (47)        (64)      (130 )       95         (35)
    Certificates and other time deposits....................     899       (147)        752        788      1,135       1,923
  Retail repurchase agreements..............................      35        (24)         11         59         24          83
  Federal funds purchased...................................      30         (1)         29         (3 )        3          --
      Total interest expense................................   1,006       (396)        610        662      1,361       2,023
NET INTEREST INCOME.........................................   $ 813     $  370      $1,183      $ 482     $  436      $  918

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

                      PROVISION FOR LOAN LOSSES

                      This provision is the charge against earnings to provide an allowance or reserve for possible future losses on loans. The amount of each year's charge is affected by several considerations including management's evaluation of various risk factors in determining the adequacy of the allowance (see "Asset Quality"), actual loan loss experience and loan portfolio growth. In 1996, earnings were positively impacted by a decrease in the provision of $25,000, while in 1995 there was a negative impact from a $295,000 provision increase.

                      OTHER OPERATING INCOME

                      Total other operating income, or noninterest income, increased $617,351 or 33.8% in 1996 and decreased $248,712 or 12.0% in 1995 due principally to the effect on 1995 results from the recognition of losses on sales of investment securities in the 1995 first quarter of $414,596 (see

                      "Business Development Matters"). The 1996 increase reflected in part the general increase in the volume of business, a factor that also affected the 1995 results, exclusive of the losses on sales of securities. The 1996 gain in annuity and brokerage commissions reflected increased brokerage commissions. In 1995, there was a $136,218 decrease in annuity and brokerage commissions due to a reduction in the sales of tax deferred annuity products, a situation that reflected the competition from the higher interest rates available on deposit accounts in 1995 compared to 1994. The significant increase in credit card income in 1995 was due to the implementation in 1994 of the new credit card operation discussed in "Business Development Matters". The level of other service charges, commissions and fees was higher in 1996 due primarily to the implementation in the 1996 third quarter of a fee charged to noncustomers for usage of the Bank's automated teller machines.

                      The increase in service charges on deposit accounts in 1996 resulted primarily from the implementation of daily charges on overdraft balances in the second quarter of 1995. The 1995 increase in service charges on deposit accounts was primarily due to a change in the 1994 fourth quarter in the method of collecting fees on returned checks and overdraft items and to the selected increases in service charge rates that became effective in the 1995 second quarter and included the initial implementation of daily charges on overdraft balances. Partially offsetting these earnings improvement factors in 1995 was the negative effect of higher interest rates on the calculation of the earnings credit that is used to offset service charges that would otherwise be assessed on commercial accounts.

                      OTHER OPERATING EXPENSE

                      Total other operating, or noninterest, expense decreased $36,552 or 0.4% in 1996 and increased $535,678 or 6.2% in
                      1995 due primarily to the effect on 1995 results of restructuring charges of $460,457 (see "Business Development Matters") and of certain costs charged to "other expense", amounting to $186,350, that had been deferred in connection with proposed acquisitions (see "Overview"). Additionally, the 1995 results, and those in 1996 also, were generally impacted by the continuing effects of inflation. Noninterest expense was favorably affected in 1995 by a $221,485 reduction in FDIC insurance expense, reflecting the effect of a rate reduction as discussed below. In 1996, noninterest expense was favorably affected by a further reduction in FDIC insurance expense, amounting to $180,273 despite a special one-time assessment of $74,845 related to new legislation enacted on September 30, 1996. This cost improvement factor was more than offset in 1996, however, by increases in personnel expense and data processing services and by a higher level of equipment costs related to the expanded use of personal computer networks.

                      The components of other operating expense have been significantly changed by the Bank's decision in 1994 to outsource its data processing operations (see "Business Development Matters"). The conversion of data processing operations to a service bureau arrangement was completed in the 1994 fourth quarter. Consequently, the level of expense for data processing services, which includes trust and credit card processing costs in addition to basic data processing operations, increased significantly in 1995. Personnel and equipment costs were reduced, however, as a result of the outsourcing decision. A change in the credit card operation (see "Business Development Matters") has also contributed to a higher cost of data processing services.

                      The levels of certain expenses are being favorably affected by the comprehensive project undertaken in 1995 for the reengineering of Bank operations (see "Business Development Matters"). Despite an increase in the volume of business, the average number of full-time equivalent employees in 1996 was approximately equal to that for 1995. As is the situation for other operating expenses, however, personnel expense is subject to the continuing effects of inflation through normal salary adjustments and higher costs of fringe benefits. Personnel expense was also impacted in 1996 by changes in the incentive compensation program. Furniture and equipment expense increased in 1996 due to a higher level of depreciation charges associated primarily with equipment purchases in 1995 and 1996 related to personal computer networks (see "Business Development Matters").

                      Because of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in 1989, FDIC insurance expense was increased substantially, with the Bank's expense amounting to $503,379 in the year ended December 31, 1994. The FDIC has two separate insurance funds, which are the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). As provided by FDICIA, the insurance assessment rate could be lowered once a fund had reached a mandated 1.25 percent reserve ratio. While the SAIF fund did not reach the mandated reserve ratio, the BIF fund was found in the third quarter of 1995 to have reached this level by the end of May 1995. Accordingly, the BIF rate was reduced effective June 1, 1995, resulting in only a minimum annual charge of $2,000 for the majority of financial institutions with BIF-insured deposits. Since most of the Bank's deposits are insured through BIF, the Bank experienced a significant reduction in FDIC insurance expense commencing in the 1995 third quarter when the effect of the rate adjustment was initially recorded. Consequently, FDIC insurance expense for the entire 1995 year amounted to only $281,894, with total 1996 expense, including the one-time assessment of $74,845, amounting to $101,621.

                      The Deposit Insurance Funds Act of 1996 (DIFA) was enacted on September 30, 1996 and has three main components. The first included a one-time assessment on SAIF deposits to capitalize the SAIF fund to the mandated 1.25 percent ratio. The second is a requirement that the repayment of the Financing Corporation (FICO) bonds be shared by both banks and thrifts. The third is the ultimate elimination of the BIF and SAIF funds by merging them into a new Deposit Insurance Fund. The one-time assessment on the Bank's SAIF deposits, which amounted to $74,845, was determined on the date of enactment and expensed at that time. Beginning January 1, 1997, FDIC insurance premiums will be assessed for FICO bond repayment purposes at an estimated rate of $.0648 per $100 for SAIF deposits and a rate equal to one-fifth of that, or $.01296 per $100, for BIF deposits. Additional premiums could be assessed in order to maintain the BIF and SAIF funds at the required
                      1.25 percent reserve ratio. Based on the Bank's deposits at December 31, 1996, the total annual assessment for FICO bond repayment purposes would amount to approximately $42,000 in 1997.

                      INCOME TAXES

                      The effective income tax rate increased from 29.0% in 1995 to 30.4% in 1996 due principally to an increase in the ratio of taxable to tax-exempt income. The effective income tax rate of 29.0% in 1995 did not significantly change from the 29.1% rate in 1994.

                      Liquidity refers to the continuing ability of the Bank to meet deposit withdrawals, fund loan and
LIQUIDITY
                      capital expenditure commitments, maintain reserve requirements, pay operating expenses and provide funds to the Parent Company for payment of dividends, debt service and other operational requirements. Liquidity is immediately available from three major sources: (a) cash on hand and on deposit at other banks, (b) the outstanding balance of federal funds sold and (c) the available-for-sale securities portfolio. While additional liquidity is readily obtainable by purchasing federal funds from other banks, the Bank has not found it necessary to utilize this resource to any substantial extent in recent years. Further, while available-for-sale securities are intended to be a source of immediate liquidity, the entire investment securities portfolio is managed to provide both income and a ready source of liquidity. The average portfolio life of debt securities is approximately five years, resulting in a substantial level of maturities each year. All debt securities are of investment grade quality and, if the need arises, can be promptly liquidated on the open market or pledged as collateral for short-term borrowing.

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

                      One of the primary objectives of asset/liability
                      management is to maximize net interest margin
ASSET/LIABILITY
MANAGEMENT AND INTEREST
RATE SENSITIVITY      while minimizing the earnings risk associated with changes in interest rates. One method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Therefore, management uses an earnings simulation model to prepare, on a regular basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.

                      The Bank's balance sheet is liability-sensitive, meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because immediately rate sensitive interest-bearing liabilities exceed rate sensitive assets, the earnings position could improve in a declining rate environment and could deteriorate in a rising rate environment, depending on the correlation of rate changes in these two categories. Included in interest-bearing liabilities subject to rate changes within 90 days is a portion of the NOW, savings, and money market deposits. These types of deposits historically have not repriced coincidentally with or in the same proportion as general market indicators.

                      As a specific asset/liability management tool and as further discussed in Note 13 to Consolidated Financial Statements, the Bank, at December 31, 1996, had entered into an interest rate floor agreement with a correspondent bank to protect certain variable-rate loans from the downward effects of their repricing in the event of a decreasing rate environment. The notional amount of the agreement is $10,000,000. The agreement requires the correspondent bank to pay to the Bank the difference between the floor rate of interest of 7.50% and the prime rate of interest in the event that the prime rate is less. Any payments received under the agreement, net of premium amortization, will be treated as an adjustment of interest income on loans.

                      Table 3 presents information about the periods in which the interest-sensitive assets and liabilities at December 31, 1996 will either mature or be subject to repricing in accordance with market rates, and the resulting interest-sensitivity gaps. This table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of what the sensitivity will be on other dates. As a simplifying assumption concerning repricing behavior, 50% of the NOW, savings and money market deposits are assumed to reprice immediately and 50% are assumed to reprice beyond one year.

TABLE 3
INTEREST RATE SENSITIVITY ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                        December 31, 1996
                                                                          Rate Maturity In Days           Beyond
                                                                      1-90       91-180      181-365     One Year     Total
EARNING ASSETS
  Loans..........................................................   $ 86,677    $  8,851    $  11,762    $87,983     $195,273
  Investment securities..........................................      2,594         948        2,628     84,146       90,316
  Federal funds sold.............................................         --          --           --         --           --
    Total earning assets.........................................     89,271       9,799       14,390    172,129      285,589
INTEREST-BEARING LIABILITIES
  NOW accounts...................................................     18,069          --           --     18,070       36,139
  Savings deposits...............................................     14,567          --           --     14,567       29,134
  Money market accounts..........................................      8,652          --           --      8,652       17,304
  Time deposits of $100,000 or more..............................     31,584       7,050        8,723      1,588       48,945
  Other time deposits............................................     25,782      21,594       40,807     12,870      101,053
  Retail repurchase agreements...................................      3,725          --           --         --        3,725
  Federal funds purchased........................................        575          --           --         --          575
    Total interest-bearing liabilities...........................    102,954      28,644       49,530     55,747      236,875
INTEREST SENSITIVITY GAP.........................................   $(13,683)   $(18,845)   $ (35,140)   $116,382    $ 48,714
Cumulative gap...................................................   $(13,683)   $(32,528)   $ (67,668)   $48,714     $ 48,714
Ratio of interest-sensitive assets to interest-sensitive
  liabilities....................................................         87%         34%          29%       309 %        121%

                      Under guidelines established by the Board of Governors of the Federal Reserve System, capital
CAPITAL ADEQUACY
                      adequacy is currently measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage capital ratio. The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier I and Tier II, as a percentage of risk-weighted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier I capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock, net of goodwill and other disallowed intangible assets. Tier II capital, which is limited to the total of Tier I capital, includes allowable amounts of subordinated debt, mandatory convertible securities, preferred stock and the allowance for loan losses. Under current requirements, the minimum total capital ratio, consisting of both Tier I and Tier II capital, is 8.00% and the minimum Tier I ratio is 4.00%. At December 31, 1996, FNB Corp. and the Bank had total capital ratios of 14.79% and 14.46%, respectively, and Tier I capital ratios of 13.84% and 13.50%.

                      The leverage capital ratio, which serves as a minimum capital standard, considers Tier I capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. As currently required, the minimum leverage capital ratio is 4.00%. At December 31, 1996, FNB Corp. and the Bank had leverage capital ratios of 9.41% and 9.18%, respectively.

                      The Bank is also required to comply with prompt corrective action provisions established by the Federal Deposit Insurance Corporation Improvement Act. To be categorized as well-capitalized, the Bank must have a minimum ratio for total capital of 10.00%, for Tier I capital of 6.00% and for leverage capital of 5.00%. As noted above, the Bank met all of those ratio requirements at December 31, 1996 and, accordingly, is well-capitalized under the regulatory framework for prompt corrective action.

                      Asset and deposit growth was comparable in 1996 to 1995. Total assets increased $23,456,000 or
BALANCE SHEET REVIEW
                      8.3% in 1996 compared to $22,062,000 or 8.4% in 1995.
                      Deposits grew $21,236,000 or 8.5% and $20,219,000 or 8.8%, respectively, in the same periods. The average asset growth rates were 8.4% in 1996 and 5.5% in 1995. The corresponding average deposit growth rates were 7.7% and 4.5%.

                      Investments are carried on the consolidated balance sheet at estimated fair value for available-
INVESTMENT SECURITIES
                      for-sale securities and at amortized cost for held-to-maturity securities. Table 4 presents information, on the basis of selected maturities, about the composition of the investment securities portfolio for each of the last three years. As discussed in Note 1 to Consolidated Financial Statements and permitted on a one-time basis by the Financial Accounting Standards Board in an implementation guide to Statement of Financial Accounting Standards No. 115, certain investment securities that had been included in the held-to-maturity category were transferred in December 1995 to the available-for sale category.

TABLE 4
INVESTMENT SECURITIES PORTFOLIO ANALYSIS
(DOLLARS IN THOUSANDS)

                                                                                       December 31
                                                                               1996
                                                                            Estimated     Taxable        1995        1994
                                                               Amortized      Fair       Equivalent    Carrying    Carrying
                                                                 Cost         Value      Yield (1)      Value       Value
AVAILABLE FOR SALE
  U.S. Treasury:
    One to five years.......................................    $ 2,577      $ 2,589          6.74%    $ 5,038     $ 7,256
    Five to ten years.......................................      2,108        2,114          6.43       4,526         509
      Total.................................................      4,685        4,703          6.59       9,564       7,765
  U.S. Government agencies and corporations:
    Within one year.........................................        500          500          6.57       2,060          --
    One to five years.......................................      9,959        9,939          7.03       6,129          --
    Five to ten years.......................................      8,825        8,844          7.50         452          --
      Total.................................................     19,284       19,283          7.24       8,641          --
  Mortgage-backed securities................................      4,760        4,787          6.67      10,020      12,108
  Total debt securities.....................................     28,729       28,773          7.04      28,225      19,873
  Equity securities.........................................        147          156                       150       4,696
      Total available-for-sale securities...................    $28,876      $28,929                   $28,375     $24,569
HELD TO MATURITY
  U.S. Treasury:
    Within one year.........................................    $    --      $    --            --     $    --     $ 4,954
    One to five years.......................................         --           --            --          --       2,748
      Total.................................................         --           --            --          --       7,702
  U.S. Government agencies and corporations:
    Within one year.........................................      1,348        1,356          6.92       2,854       3,151
    One to five years.......................................     24,480       24,380          6.70      23,800      26,294
    Five to ten years.......................................     18,108       17,873          7.27      17,022       4,916
    Over ten years..........................................         --           --            --         300          --
      Total.................................................     43,936       43,609          6.95      43,976      34,361
  State, county and municipal:
    Within one year.........................................        325          327         11.67       1,203       2,081
    One to five years.......................................      3,104        3,196          9.19       2,590       3,017
    Five to ten years.......................................      5,930        6,038          7.80       4,959       4,909
    Over ten years..........................................      8,092        8,105          7.96       3,433         344
      Total.................................................     17,451       17,666          8.20      12,185      10,351
      Total held-to-maturity securities.....................    $61,387      $61,275                   $56,161     $52,414

(1) Yields are stated on a fully taxable equivalent basis, assuming a 34% federal income tax rate and applicable state income tax rate, reduced by the nondeductible portion of interest expense.

                      Additions to the investment securities portfolio depend to a large extent on the availability of investable funds that are not otherwise needed to satisfy loan demand. Because the growth in total assets exceeded that for loans, the level of investment securities was increased $5,780,00 or 6.8% in 1996 and $7,553,000 or 9.8%
                      in 1995. Investable funds not otherwise utilized are temporarily invested on an overnight basis as federal funds sold, the level of which is affected by such considerations as near-term loan demand and liquidity needs. Based on funds requirements, the Bank was a net purchaser of funds at December 31, 1996.

                      The Corporation's primary source of revenue and largest component of earning assets is the
LOANS
                      loan portfolio. Loans experienced growth of $15,350,000 or 8.5% in 1996 and $11,595,000 or 6.9% in 1995. Average
                      loans increased $12,798,000 or 7.3% and $13,018,000 or
                      8.1%, respectively. The ratio of average loans to average deposits decreased slightly from 73.1% in 1995 to 72.9% in 1996. The ratio of loans to deposits at December 31, 1996 was 72.0%.

                      Table 5 sets forth the major categories of loans for each of the last five years. The maturity distribution and interest sensitivity of selected loan categories at December 31, 1996 are presented in Table 6.

TABLE 5
LOAN PORTFOLIO COMPOSITION
(DOLLARS IN THOUSANDS)

                                                                              December 31
                                                1996               1995               1994               1993           1992
                                           Amount      %      Amount      %      Amount      %      Amount      %      Amount
Commercial and agricultural.............  $ 62,678    32.1   $ 47,317    26.3     41,777    24.8     40,858    26.0     34,630
Real estate -- construction.............     4,348     2.2        759      .4      1,331      .8      2,163     1.4      1,313
Real estate -- mortgage:
  1-4 family residential................    68,887    35.3     57,664    32.0     50,575    30.0     42,302    26.9     37,833
  Commercial and other..................    24,257    12.4     27,803    15.5     28,594    17.0     27,480    17.4     23,436
Consumer................................    35,103    18.0     46,380    25.8     46,051    27.4     44,499    28.3     49,820
  Total loans...........................  $195,273   100.0   $179,923   100.0   $168,328   100.0   $157,302   100.0   $147,032

                                            %
Commercial and agricultural.............   23.5
Real estate -- construction.............     .9
Real estate -- mortgage:
  1-4 family residential................   25.7
  Commercial and other..................   16.0
Consumer................................   33.9
  Total loans...........................  100.0

TABLE 6
SELECTED LOAN MATURITIES
(IN THOUSANDS)

                                                                                            December 31, 1996
                                                                             One Year      One to         Over
                                                                             or Less     Five Years    Five Years     Total
Commercial and agricultural...............................................   $22,563      $ 36,436      $  3,679     $62,678
Real estate -- construction...............................................     1,606         2,298           444       4,348
  Total selected loans....................................................   $24,169      $ 38,734      $  4,123     $67,026
Sensitivity to rate changes:
  Fixed interest rates....................................................   $ 4,742      $  7,019      $  4,123     $15,884
  Variable interest rates.................................................    19,427        31,715            --      51,142
  Total...................................................................   $24,169      $ 38,734      $  4,123     $67,026

                      Loan growth and the composition of the loan portfolio are being affected by management's decision in March 1996 to discontinue the purchase of retail installment loan contracts from automobile and equipment dealers (see "Business Development Matters"). The outstanding balance of these loan contracts, which are primarily included in consumer loans, experienced a net 1996 decrease of $13,169,776. Consequently, total consumer loans declined significantly during that period. Other consumer loan elements, including credit cards and home equity lines of credit, have continued to grow. Changes in the credit card operation are discussed in "Business Development Matters". The commercial loan portfolio and the residential construction and mortgage loan portfolio each experienced strong gains during 1996.

                      Management considers the Bank's asset quality to be of primary importance. A formal loan
ASSET QUALITY
                      review function, independent of loan origination, is used to identify and monitor problem loans. As part of the loan review function, a third party assessment group is employed to review the underwriting documentation and risk grading analysis. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
(DOLLARS IN THOUSANDS)

                                                                                1996      1995      1994      1993      1992
ALLOWANCE FOR LOAN LOSSES
  Balance at beginning of year..............................................   $1,903    $1,720    $1,745    $1,766    $1,484
  Charge-offs:
    Commercial and agricultural.............................................       24        84        16        57       159
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage.................................................       12        --         1        24        34
    Consumer................................................................      532       393       419       486       228
      Total charge-offs.....................................................      568       477       436       567       421
  Recoveries:
    Commercial and agricultural.............................................       12         8         6         8        24
    Real estate -- construction.............................................       --        --        --        --        --
    Real estate -- mortgage.................................................        3         3         5         7         1
    Consumer................................................................      146       134       180       161       103
      Total recoveries......................................................      161       145       191       176       128
  Net loan charge-offs......................................................      407       332       245       391       293
  Provision for loan losses.................................................      490       515       220       370       575
  Balance at end of year....................................................   $1,986    $1,903    $1,720    $1,745    $1,766
NONPERFORMING ASSETS, AT END OF YEAR
  Nonaccrual loans..........................................................   $   65    $   26    $   --    $   --    $   68
  Accruing loans past due 90 days or more...................................      231       317       118       136       388
      Total nonperforming loans.............................................      296       343       118       136       456
  Foreclosed assets.........................................................       38        64        78       134       159
  Other real estate owned...................................................       --        --        --        --        52
      Total nonperforming assets............................................   $  334    $  407    $  196    $  270    $  667
RATIOS
  Net loan charge-offs to average loans.....................................      .22%      .19%      .15%      .26%      .21%
  Net loan charge-offs to allowance for loan losses.........................    20.49     17.45     14.25     22.43     16.59
  Allowance for loan losses to year-end loans...............................     1.02      1.06      1.02      1.11      1.20
  Total nonperforming loans to year-end loans...............................      .15       .19       .07       .09       .31

TABLE 8
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(IN THOUSANDS)

                                                                                                December 31
                                                                                1996      1995      1994      1993      1992
Commercial and agricultural.................................................   $  650    $  572    $  490    $  451    $  418
Real estate -- construction.................................................       10         9        14        25        23
Real estate -- mortgage.....................................................      439       384       346       281       261
Consumer....................................................................      727       695       651       569       343
Unallocated.................................................................      160       243       219       419       721
  Total allowance for loan losses...........................................   $1,986    $1,903    $1,720    $1,745    $1,766

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

                      The Bank's level and mix of deposits has been specifically affected by the following factors. A promotion that offered premium-rate certificates of deposit, based on selected maturities, has resulted in a significant portion of the $17,173,000 increase in time deposits during 1996. Certain variable-rate time deposits with minimum rates in excess of current market rates were phased out over a two-year period that commenced in January 1994. A retail repurchase agreements program, established in the second quarter of 1994, has tended to transfer funds away from deposits. The balance of retail repurchase agreements was $3,725,000 at December 31, 1996 and $4,642,000 at December
                      31, 1995. Further, the level of time deposits obtained from governmental units fluctuates, amounting to $21,602,000, $17,820,000 and $4,898,000 at December 31,
                      1996, 1995 and 1994, respectively.

                      Table 9 shows the year-end and average deposit balances for the years 1996, 1995 and 1994 and the changes in 1996 and 1995.

TABLE 9
ANAYLSIS OF DEPOSITS
(DOLLARS IN THOUSANDS)

                                                                     1996                            1995
                                                                       Change from                     Change from
                                                                        Prior Year                      Prior Year         1994
                                                         Balance     Amount       %      Balance     Amount       %      Balance
YEAR-END BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 36,139    $3,732      11.5    $ 32,407    $  505       1.6    $ 31,902
    Savings deposits..................................     29,134      (958 )    (3.2)     30,092      (828 )    (2.7)     30,920
    Money market accounts.............................     17,304     1,075       6.6      16,229    (3,350 )   (17.1)     19,579
      Total...........................................     82,577     3,849       4.9      78,728    (3,673 )    (4.5)     82,401
    Certificates and other time deposits..............    149,998    17,173      12.9     132,825    22,583      20.5     110,242
      Total interest-bearing deposits.................    232,575    21,022       9.9     211,553    18,910       9.8     192,643
  Noninterest-bearing demand deposits.................     38,805       214        .6      38,591     1,309       3.5      37,282
      Total deposits..................................   $271,380    $21,236      8.5    $250,144    $20,219      8.8    $229,925
AVERAGE BALANCES
  Interest-bearing deposits:
    NOW accounts......................................   $ 35,021    $2,579       7.9    $ 32,442    $  (79 )     (.2)   $ 32,521
    Savings deposits..................................     30,147       202        .7      29,945    (1,875 )    (5.9)     31,820
    Money market accounts.............................     16,067      (592 )    (3.6)     16,659    (4,602 )   (21.6)     21,261
      Total...........................................     81,235     2,189       2.8      79,046    (6,556 )    (7.7)     85,602
    Certificates and other time deposits..............    138,993    16,250      13.2     122,743    15,984      15.0     106,759
      Total interest-bearing deposits.................    220,228    18,439       9.1     201,789     9,428       4.9     192,361
  Noninterest-bearing demand deposits.................     36,296      (148 )     (.4)     36,444       830       2.3      35,614
      Total deposits..................................   $256,524    $18,291      7.7    $238,233    $10,258      4.5    $227,975

                      As discussed in the "Overview" and in Note 16 to Consolidated Financial Statements, the
BUSINESS DEVELOPMENT  Corporation had entered into definitive agreements to
MATTERS acquire two mutual savings banks. In 1995, the agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.

                      During 1994, a new credit card operation was established in which the Bank carries its own credit card receivables as opposed to the former fee-based arrangement under which accounts were generated for and owned by a correspondent bank. As part of the new credit card strategy, extensive marketing efforts were undertaken in 1995, primarily to Bank customers. Credit card receivables amounted to $2,257,204 and $1,524,718 at December 31, 1996 and 1995,
                      respectively. Additionally, the merchant aspect of credit card operations has been shifted to an in-house basis from the prior correspondent arrangement.

                      In a significant 1994 development, the Bank elected to outsource all of its data processing, item capture and statement rendering operations. The conversion to a service bureau arrangement was completed in the 1994 fourth quarter. The major items of data processing equipment that were no longer needed by the Bank were acquired by the new processor. While the Bank does not currently plan to resume any major data processing operations, the level of computer equipment was significantly increased in 1995 through expanded use of personal computer networks. The new networks allow for a more direct input of basic loan and deposit account information to the data files maintained by the service bureau. Capital expenditures in 1995, which totaled $1,302,230, related primarily to the increase in computer equipment. Since most of this equipment was not placed into service until late in 1995, the full effect on annual depreciation expense was not recognized until 1996. Approximately one-third of 1996 capital expenditures, which totaled $1,019,109, also related to personal computer networks.

                      In 1995, as discussed in Note 15 to Consolidated Financial Statements, management adopted a comprehensive restructuring project for the purpose of reengineering Bank operations to become more competitive and cost-effective in developing business and servicing customers and to improve long-term profitability. In connection with this project, certain positions within the Bank were either realigned or eliminated. Total restructuring charges, all of which were incurred and paid in 1995, amounted to $460,457, of which $301,116 related to personnel costs and $159,341 to professional fees. The Bank also decided in March 1995 to recognize losses of $414,596 from the sales of certain investment securities held in the available-for-sale portfolio in order to gain favorable tax treatment for the losses and to take advantage of reinvestment opportunities at higher coupon rates. While these actions had a significant adverse impact on 1995 earnings, management believes these decisions will enhance the long-term value of the Corporation and strengthen the competitive position of its community banking operations.

                      Management decided in March 1996 that the Bank would discontinue the purchase of retail installment loan contracts from automobile and equipment dealers, due largely to the declining yields being experienced in this loan program. Contracts of this nature included in loans at December 31, 1996 and 1995 amounted to $20,355,367 and $33,525,143, respectively. While there will be no purchases of new contracts, current plans call for the collection of outstanding loans based on their contractual terms. It is expected that the funds previously invested in this loan program will be redeployed, as loan payments occur, to other loan programs or to the investment securities portfolio.

                      In March 1995, the Financial Accounting Standards Board
                      (the "FASB") issued Statement of
ACCOUNTING
PRONOUNCEMENT         Financial Accounting Standards (SFAS) No. 121, "Accounting
MATTERS               for Impairment of Long-Lived Assets and for Long-Lived
                      Assets to be Disposed Of", which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for those to be disposed of. This statement requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The Corporation adopted the provisions of SFAS No.
                      121 in 1996 without any effect on the consolidated financial statements.

                      In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65". SFAS No. 122 amends FASB Statement No. 65 to require that the rights to service mortgage loans for others, however those servicing rights are acquired, be recognized as separate assets, eliminating the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. SFAS No. 122 is required to be adopted and applied prospectively for fiscal years beginning after December 15, 1995 to transactions involving the sale or securitization of mortgage loans with servicing rights retained. The Corporation adopted the provisions of SFAS No. 122 without any significant effect on the consolidated financial statements.

                      In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance. The Corporation adopted the provisions of SFAS No. 123 in 1996, resulting in the disclosures presented in Note 12 to the consolidated financial statements.

                      In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial-components approach that focuses on control of the asset or liability. It requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Corporation adopted the provisions of SFAS No. 125 on January 1, 1997 without any effect on the consolidated financial statements.

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

TABLE 10
QUARTERLY FINANCIAL DATA
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      First     Second    Third     Fourth
1996
Interest income....................................................................   $5,436    $5,443    $5,538    $5,831
Interest expense...................................................................    2,380    2,346      2,357     2,529
Net interest income................................................................    3,056    3,097      3,181     3,302
Provision for loan losses..........................................................      100       95        110       185
Net interest income after provision for loan losses................................    2,956    3,002      3,071     3,117
Other operating income.............................................................      586      589        592       677
Other operating expense............................................................    2,186    2,222      2,305     2,364
Income before income taxes.........................................................    1,356    1,369      1,358     1,430
Income taxes.......................................................................      411      417        419       429
Net income.........................................................................   $  945    $ 952     $  939    $1,001
Per share data:
  Net income.......................................................................   $  .53    $ .53     $  .52    $  .56
  Cash dividends declared..........................................................      .15      .15        .15       .21
  Common stock price (1):
    High...........................................................................    26.50    26.50      26.00     30.00
    Low............................................................................    22.50    22.63      23.50     25.50
1995
Interest income....................................................................   $4,870    $5,062    $5,230    $5,444
Interest expense...................................................................    2,079    2,193      2,317     2,413
Net interest income................................................................    2,791    2,869      2,913     3,031
Provision for loan losses..........................................................       95      125        130       165
Net interest income after provision for loan losses................................    2,696    2,744      2,783     2,866
Losses on sales of securities......................................................     (415)      --         --        --
Other operating income.............................................................      531      552        561       597
Restructuring charges..............................................................      460       --         --        --
Other operating expense............................................................    2,227    2,128      2,083     2,216
Income before income taxes.........................................................      125    1,168      1,261     1,247
Income taxes (benefit).............................................................       (8)     368        375       366
Net income.........................................................................   $  133    $ 800     $  886    $  881
Per share data (2):
  Net income.......................................................................   $  .07    $ .44     $  .49    $  .49
  Cash dividends declared..........................................................      .12      .12        .13       .15
  Common stock price (1):
    High...........................................................................    16.67    18.00      21.00     24.00
    Low............................................................................    15.33    15.33      16.50     18.50

(1) FNB Corp. common stock is traded on the NASDAQ National Market System under the symbol FNBN.

(2) All per share data in 1995 has been retroactively adjusted to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid in the second quarter of 1995.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
FNB Corp.

We have audited the accompanying consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corp. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                KPMG PEAT MARWICK LLP

Greensboro, North Carolina
March 7, 1997

FNB CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

                                                                                               December 31
ASSETS                                                                                     1996            1995
Cash and due from banks.............................................................   $ 13,052,150    $  8,764,539
Federal funds sold..................................................................             --       2,600,000
Investment securities:
  Available for sale, at estimated fair value (amortized cost of $28,875,531 in 1996
    and $28,183,155 in 1995)........................................................     28,928,543      28,375,645
  Held to maturity (estimated fair value of $61,274,858 in 1996 and $57,008,236 in
    1995)...........................................................................     61,387,196      56,160,814
Loans...............................................................................    195,272,683     179,922,737
  Less: Allowance for loan losses...................................................     (1,985,581)     (1,902,640)
    Net loans.......................................................................    193,287,102     178,020,097
Premises and equipment..............................................................      6,290,471       6,029,541
Other assets........................................................................      4,189,015       3,727,476
    TOTAL ASSETS....................................................................   $307,134,477    $283,678,112

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand deposits...............................................   $ 38,805,364    $ 38,590,985
  Interest-bearing deposits:
    NOW, savings and money market deposits..........................................     82,576,792      78,728,366
    Time deposits of $100,000 or more...............................................     48,944,981      36,427,161
    Other time deposits.............................................................    101,052,928      96,397,964
      Total deposits................................................................    271,380,065     250,144,476
Retail repurchase agreements........................................................      3,724,929       4,641,527
Federal funds purchased.............................................................        575,000              --
Other liabilities...................................................................      2,687,241       2,897,038
      Total Liabilities.............................................................    278,367,235     257,683,041
Shareholders' Equity:
  Preferred stock, $10.00 par value; authorized 200,000 shares, none issued.........             --              --
  Common stock, $2.50 par value; authorized 5,000,000 shares, issued 1,806,994
    shares in 1996 and 1,797,995 shares in 1995.....................................      4,517,485       4,494,988
  Surplus...........................................................................        213,510          18,705
  Retained earnings.................................................................     24,001,259      21,354,335
  Net unrealized securities gains...................................................         34,988         127,043
      Total Shareholders' Equity....................................................     28,767,242      25,995,071
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................   $307,134,477    $283,678,112
Commitments (Note 13)

See notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended December 31
                                                                               1996           1995           1994
INTEREST INCOME
  Interest and fees on loans.............................................   $16,727,702    $15,638,486    $13,228,841
  Interest and dividends on investment securities:
    Taxable income.......................................................     4,661,250      4,170,724      3,722,957
    Non-taxable income...................................................       770,119        619,480        645,224
  Federal funds sold.....................................................        88,799        177,071         91,034
      Total interest income..............................................    22,247,870     20,605,761     17,688,056
INTEREST EXPENSE
  Deposits...............................................................     9,390,717      8,821,404      6,880,389
  Retail repurchase agreements...........................................       178,113        167,076         84,094
  Federal funds purchased................................................        42,728         13,799         14,251
      Total interest expense.............................................     9,611,558      9,002,279      6,978,734
NET INTEREST INCOME......................................................    12,636,312     11,603,482     10,709,322
  Provision for loan losses..............................................       490,000        515,000        220,000
Net Interest Income After Provision for Loan Losses......................    12,146,312     11,088,482     10,489,322
OTHER OPERATING INCOME
  Service charges on deposit accounts....................................     1,415,038      1,356,083      1,218,066
  Annuity and brokerage commissions......................................       217,766        182,091        318,309
  Credit card income.....................................................       315,641        263,678        100,816
  Other service charges, commissions and fees............................       314,097        284,994        270,280
  Losses on sales of investment securities...............................            --       (414,596)            --
  Other income...........................................................       180,975        153,916        167,407
      Total other operating income.......................................     2,443,517      1,826,166      2,074,878
OTHER OPERATING EXPENSE
  Personnel expense......................................................     4,733,429      4,479,773      4,902,442
  Net occupancy expense..................................................       485,357        461,992        447,645
  Furniture and equipment expense........................................       661,504        452,094        503,296
  Data processing services...............................................     1,006,405        881,757        297,670
  Restructuring charges..................................................            --        460,457             --
  Other expense..........................................................     2,190,379      2,377,553      2,426,895
      Total other operating expense......................................     9,077,074      9,113,626      8,577,948
Income Before Income Taxes...............................................     5,512,755      3,801,022      3,986,252
Income taxes.............................................................     1,675,451      1,100,565      1,159,386
NET INCOME...............................................................   $ 3,837,304    $ 2,700,457    $ 2,826,866
Net income per share.....................................................   $      2.13    $      1.50    $      1.57
Weighted average number of shares outstanding............................     1,801,933      1,798,717      1,800,000

See notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years Ended December 31, 1996, 1995 and 1994

                                                                                                              NET
                                                                                                           UNREALIZED
                                                        COMMON STOCK                       RETAINED        SECURITIES
                                                    SHARES        AMOUNT      SURPLUS      EARNINGS      GAINS (LOSSES)
BALANCE, DECEMBER 31, 1993.......................  1,200,000    $3,000,000    $900,000    $18,247,517      $   75,916
Net income, 1994.................................         --            --          --      2,826,866              --
Cash dividends declared, $.467 per share.........         --            --          --       (840,000)             --
Change in net unrealized gains (losses) on
  available-for-sale securities..................         --            --          --             --        (831,169)
BALANCE, DECEMBER 31, 1994.......................  1,200,000     3,000,000     900,000     20,234,383        (755,253)
Net income, 1995.................................         --            --          --      2,700,457              --
Cash dividends declared, $.52 per share..........         --            --          --       (935,017)             --
Three-for-two stock split effected in the form of
  a 50% stock dividend...........................    599,968     1,499,920    (900,000)      (599,920)             --
Cash paid for fractional shares..................         --            --          --           (768)             --
Common stock issued through dividend reinvestment
  plan...........................................      1,227         3,068      18,705             --              --
Common stock repurchased.........................     (3,200)       (8,000)         --        (44,800)             --
Change in net unrealized gains (losses) on
  available-for-sale securities..................         --            --          --             --         882,296
BALANCE, DECEMBER 31, 1995.......................  1,797,995     4,494,988      18,705     21,354,335         127,043
Net income, 1996.................................         --            --          --      3,837,304              --
Cash dividends declared, $.66 per share..........         --            --          --     (1,190,380)             --
Common stock issued through:
  Dividend reinvestment plan.....................      6,574        16,435     150,356             --              --
  Stock option plan..............................      2,425         6,062      44,449             --              --
Change in net unrealized gains (losses) on
  available-for-sale securities..................         --            --          --             --         (92,055)
BALANCE, DECEMBER 31, 1996.......................  1,806,994    $4,517,485    $213,510    $24,001,259      $   34,988

See notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31
                                                                              1996            1995            1994
OPERATING ACTIVITIES
  Net income...........................................................   $  3,837,304    $  2,700,457    $  2,826,866
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of premises and equipment............        634,116         397,979         408,730
    Provision for loan losses..........................................        490,000         515,000         220,000
    Deferred income taxes (benefit)....................................        (65,999)         36,206         295,558
    Deferred loan fees and costs, net..................................        395,050        (130,477)       (504,202)
    Premium amortization and discount accretion of investment
      securities, net..................................................         39,357         157,127         417,395
    Losses on sales of investment securities...........................             --         414,596              --
    Amortization of intangibles........................................         43,876          59,115          78,107
    Net decrease (increase) in loans held for sale.....................        405,503        (405,503)      1,089,594
    Increase in other assets...........................................       (439,441)       (557,531)       (273,155)
    Increase (decrease) in other liabilities...........................       (160,153)        732,884         320,447
      Net Cash Provided By Operating Activities........................      5,179,613       3,919,853       4,879,340
INVESTING ACTIVITIES
  Available-for-sale securities:
    Proceeds from sales................................................             --       5,896,328              --
    Proceeds from maturities...........................................     20,000,719       2,659,634       6,690,357
    Purchases..........................................................    (20,765,272)       (249,405)     (3,400,725)
  Held-to-maturity securities:
    Proceeds from maturities...........................................     15,368,717      21,184,527      18,249,914
    Purchases..........................................................    (20,558,380)    (36,279,578)    (21,708,597)
  Net increase in loans................................................    (16,531,348)    (11,376,742)    (11,743,814)
  Proceeds from sales of premises and equipment........................         15,485           2,718         183,292
  Purchases of premises and equipment..................................     (1,019,109)     (1,302,230)       (239,939)
  Other, net...........................................................        (33,497)        (26,031)       (213,423)
      Net Cash Used In Investing Activities............................    (23,522,685)    (19,490,779)    (12,182,935)
FINANCING ACTIVITIES
  Net increase in deposits.............................................     21,235,589      20,219,164       5,665,256
  Increase (decrease) in retail repurchase agreements..................       (916,598)      1,115,301       3,526,226
  Increase (decrease) in federal funds purchased.......................        575,000      (3,050,000)      1,250,000
  Common stock issued..................................................        217,302          21,773              --
  Common stock repurchased.............................................             --         (52,800)             --
  Cash dividends and fractional shares paid............................     (1,080,610)       (666,086)       (840,000)
      Net Cash Provided By Financing Activities........................     20,030,683      17,587,352       9,601,482
NET INCREASE IN CASH AND CASH EQUIVALENTS..............................      1,687,611       2,016,426       2,297,887
Cash and cash equivalents at beginning of year.........................     11,364,539       9,348,113       7,050,226
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................   $ 13,052,150    $ 11,364,539    $  9,348,113
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest...........................................................   $  9,746,990    $  8,233,042    $  6,911,446
    Income taxes.......................................................      1,911,293       1,075,350         749,993
Noncash investing and financing activity -- Transfer of investment
  securities to available-for-sale category............................             --      11,353,710              --

See notes to consolidated financial statements.

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

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS
   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

   INVESTMENT SECURITIES
   Under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" , investment securities are to be categorized and accounted for as follows:

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

   The Corporation intends to hold its securities classified as available-for-sale securities for an indefinite period of time but may sell them prior to maturity. All other securities, which the Corporation has the positive intent and ability to hold to maturity, are classified as held-to-maturity securities.

   In November 1995, the Financial Accounting Standards Board (the "FASB") issued an implementation guide for SFAS No. 115. The FASB stated that the transition provisions included in the guide permit a one-time opportunity for companies to reconsider their ability and intent to hold the securities accounted for under SFAS No. 115 to maturity and allow entities to transfer securities from the held-to-maturity category without tainting their remaining held-to-maturity securities. The FASB emphasized that this would be a one-time event and that any transfers from the held-to-maturity category to the available-for-sale category under this provision must be made by December 31, 1995. The Corporation transferred $11,353,710 in investment securities from the held-to-maturity category to the available-for-sale category as allowed under the provisions of the implementation guide. On the date of the transfer, the held-to-maturity securities were recorded as available-for-sale securities at their current fair value, which resulted in the recognition of an unrealized gain of $54,908 being recorded, net of the related tax effect, as an addition to shareholders' equity.

   Interest income on debt securities is adjusted using the level yield method for the amortization of premiums and accretion of discounts. The adjusted cost of the specific security is used to compute gains or losses on the disposition of securities.

   LOANS
   Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". Commencing in 1995 under the provisions of SFAS No. 114, the allowance for loan losses relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The Corporation previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   INTANGIBLE ASSETS
   Deposit base premiums, arising from deposit and branch purchase acquisitions, amounted to $99,703 and $143,579 at December 31, 1996 and 1995, respectively, and are included in other assets. The premium amounts are amortized on an accelerated basis over ten-year periods.

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

   RESTATEMENTS
   Share and per share information in the consolidated financial statements and related notes thereto have been restated, where appropriate, to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid to shareholders on May 26, 1995.

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. INVESTMENT SECURITIES

   Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:

                                                                            Gross         Gross        Estimated
                                                            Amortized     Unrealized    Unrealized       Fair
                                                              Cost          Gains         Losses         Value
AVAILABLE FOR SALE
  DECEMBER 31, 1996
    U.S. Treasury.......................................   $ 4,685,376     $ 33,154     $   15,432    $ 4,703,098
    U.S. Government agencies and corporations...........    19,283,516       63,259         63,882     19,282,893
    Mortgage-backed securities..........................     4,759,750       43,187         15,799      4,787,138
    Equity securities...................................       146,889        8,525         --            155,414
      Total.............................................   $28,875,531     $148,125     $   95,113    $28,928,543
  DECEMBER 31, 1995
    U.S. Treasury.......................................   $ 9,439,250     $134,291     $    8,658    $ 9,564,883
    U.S. Government agencies and corporations...........     8,604,302       49,133         12,213      8,641,222
    Mortgage-backed securities..........................     9,995,875       51,692         27,617     10,019,950
    Equity securities...................................       143,728        5,862         --            149,590
      Total.............................................   $28,183,155     $240,978     $   48,488    $28,375,645
HELD TO MATURITY
  DECEMBER 31, 1996
    U.S. Government agencies and corporations...........   $43,935,800     $114,573     $  441,497    $43,608,876
    State, county and municipal.........................    17,451,396      301,006         86,420     17,665,982
      Total.............................................   $61,387,196     $415,579     $  527,917    $61,274,858
  DECEMBER 31, 1995
    U.S. Government agencies and corporations...........   $43,975,874     $466,103     $   54,515    $44,387,462
    State, county and municipal.........................    12,184,940      447,387         11,553     12,620,774
      Total.............................................   $56,160,814     $913,490     $   66,068    $57,008,236

   The amortized cost and estimated fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to prepay obligations with or without prepayment penalties.

                                                          Available For Sale             Held To Maturity
                                                       Amortized      Estimated      Amortized      Estimated
                                                         Cost        Fair Value        Cost        Fair Value
Due in one year or less............................   $ 3,077,658    $ 3,089,571    $ 1,673,383    $ 1,682,583
Due after one year through five years..............    12,066,711     12,052,628     27,583,959     27,575,662
Due after five years through ten years.............     8,824,523      8,843,792     24,037,534     23,911,622
Due after ten years................................       --             --           8,092,320      8,104,991
      Total........................................    23,968,892     23,985,991     61,387,196     61,274,858
Mortgage-backed securities.........................     4,759,750      4,787,138        --             --
Equity securities..................................       146,889        155,414        --             --
      Total investment securities..................   $28,875,531    $28,928,543    $61,387,196    $61,274,858

   Debt securities with an estimated fair value of $50,856,716 were pledged to secure public funds and trust funds on deposit and retail repurchase agreements at December 31, 1996.

   Proceeds from the sale of investment securities classified as available-for-sale amounted to $5,896,328 in 1995. Gross losses of $414,596 were realized on these sales. There were no securities sales in 1996 and 1994.

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. LOANS

   Major classifications of loans are as follows:

                                                                                         December 31
                                                                                     1996            1995
Commercial and agricultural...................................................   $ 62,677,847    $ 47,317,352
Real estate -- construction...................................................      4,347,673         759,263
Real estate -- mortgage:
  1-4 family residential......................................................     68,886,704      57,663,783
  Commercial and other........................................................     24,256,938      27,802,936
Consumer......................................................................     35,103,521      46,379,403
    Total loans...............................................................   $195,272,683    $179,922,737

   Loans as presented are increased by net deferred expense of $37,998 and $133,400 at December 31, 1996 and 1995, respectively. Residential mortgage loans held for sale at December 31, 1995 amounted to $405,503, with no such loans being held for sale at December 31, 1996. Nonaccrual loans amounted to $65,230 at December 31, 1996 and $25,576 at December 31, 1995. Lost interest income on nonaccrual loans was not material. Under the criteria of SFAS No. 114, as discussed in Note 1, there were no loans considered to be impaired at December 31, 1996 or 1995.

   Loans are primarily made in the region of North Carolina that includes Randolph, Montgomery and Chatham counties. The real estate loan portfolio can be affected by the condition of the local real estate markets. Included in loans at December 31, 1996 and 1995 are $20,355,367 and $33,525,143,
   respectively, of retail installment loan contracts purchased primarily from automobile dealers. In March 1996, the Bank discontinued the purchase of retail installment loan contracts from automobile and equipment dealers.

   Loans have been made by the Bank to directors and executive officers of the Corporation and to the associates of such persons, as defined by the Securities and Exchange Commission. Such loans were made in the ordinary course of business on substantially the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other borrowers and do not involve more than normal risk of collectibility. A summary of the activity during 1996 with respect to related party loans is as follows:

Balance, December 31, 1995..................................................   $  8,596,170
New loans during 1996.......................................................     10,244,476
Repayments during 1996......................................................     (8,637,755)
Balance, December 31, 1996..................................................   $ 10,202,891

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses were as follows:

                                                                                Years Ended December 31
                                                                            1996          1995          1994
Balance at beginning of year..........................................   $1,902,640    $1,719,717    $1,744,820
Provision for losses charged to operations............................      490,000       515,000       220,000
Loans charged off.....................................................     (568,499)     (476,977)     (436,157)
Recoveries on loans previously charged off............................      161,440       144,900       191,054
Balance at end of year................................................   $1,985,581    $1,902,640    $1,719,717

5. PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                                                            December 31
                                                                                        1996           1995
Land..............................................................................   $ 1,003,619    $1,003,619
Buildings and improvements........................................................     4,275,866     4,045,155
Furniture and equipment...........................................................     4,953,489     4,572,809
Leasehold improvements............................................................       394,390       394,390
      Total.......................................................................    10,627,364    10,015,973
Less accumulated depreciation and amortization....................................     4,336,893     3,986,432
Premises and equipment, net.......................................................   $ 6,290,471    $6,029,541

6. INCOME TAXES

   Income taxes as reported in the consolidated income statement included the following expense (benefit) components:

                                                                            1996          1995          1994
Current:
  Federal.............................................................   $1,674,945    $1,045,564    $  818,773
  State...............................................................       66,505        18,795        45,055
    Total.............................................................    1,741,450     1,064,359       863,828
Deferred -- Federal...................................................      (65,999)       36,206       295,558
    Total income taxes................................................   $1,675,451    $1,100,565    $1,159,386

   A reconciliation of income tax expense computed at the statutory Federal income tax rate to actual income tax expense is presented below:

                                                                            1996          1995          1994
Amount of tax computed using Federal statutory tax rate of 34%........   $1,874,337    $1,292,348    $1,355,326
Increases (decreases) resulting from:
  Effect of tax-exempt loan and investment securities income..........     (251,508)     (213,390)     (233,114)
  Other...............................................................       52,622        21,607        37,174
      Total...........................................................   $1,675,451    $1,100,565    $1,159,386

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The sources of deferred tax assets and liabilities and the tax effect of each are as follows:

                                                                                            December 31
                                                                                         1996         1995
Deferred tax assets:
  Allowance for loan losses.........................................................   $501,571    $  473,370
  Accrued expenses, not currently deductible........................................    324,210       326,010
  Other.............................................................................     76,663        73,001
    Total...........................................................................    902,444       872,381
Deferred tax liabilities:
  Depreciable basis of premises and equipment.......................................    309,869       236,963
  Taxable basis of investment securities............................................     53,499        47,066
  Prepaid pension cost..............................................................    224,827       250,717
  Net deferred loan fees and costs..................................................    219,625       309,318
  Other.............................................................................     27,472        74,587
    Total...........................................................................    835,292       918,651
Net deferred tax assets (liabilities)...............................................   $ 67,152    $  (46,270)

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

   Information concerning the funded status of the plan is as follows:

                                                                                           December 31
                                                                                       1996           1995
Actuarial present value of benefit obligation:
  Vested benefit obligation......................................................   $ 4,368,884    $ 4,059,993
  Non-vested benefit obligation..................................................        48,293         40,180
    Total accumulated benefit obligation.........................................   $ 4,417,177    $ 4,100,173
Projected benefit obligation for service rendered................................   $(5,325,298)   $(4,706,895)
Plan assets at fair value, primarily marketable securities.......................     4,828,175      4,428,752
Projected benefit obligation in excess of plan assets............................      (497,123)      (278,143)
Unrecognized net transition liability............................................       107,369        128,844
Unrecognized prior service cost..................................................       995,011        720,672
Unrecognized net loss............................................................        56,000        166,029
    Prepaid pension cost included on the consolidated balance sheet..............   $   661,257    $   737,402

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Net periodic pension cost included the following components:

                                                                              1996         1995         1994
Service cost -- benefits earned during the period........................   $ 108,379    $  71,275    $  82,674
Interest cost on projected benefit obligation............................     327,835      311,432      280,736
Actual return on plan assets.............................................    (517,299)    (458,088)     101,768
Net amortization and deferral............................................     266,453      290,002     (279,824)
    Net periodic pension cost............................................   $ 185,368    $ 214,621    $ 185,354

   The rates used in determining the actuarial present value of the projected benefit obligation were as follows:

                                                                                           1996    1995    1994
Discount rate...........................................................................    7.0%    7.0%    8.0%
Rate of increase in compensation levels.................................................    6.0     6.0     6.0
Expected long-term rate of return on plan assets........................................    8.0     8.0     8.0

   OTHER POSTRETIREMENT DEFINED BENEFIT PLANS

   The Corporation has postretirement medical and life insurance plans covering substantially all full-time employees who qualify as to age and length of service. The medical plan is contributory, with retiree contributions adjusted whenever medical insurance rates change. The life insurance plan is noncontributory.

   Information reconciling the plans, which are unfunded, with the amount included on the consolidated balance sheet is as follows:

                                                                                             December 31
                                                                                          1996         1995
Accumulated postretirement benefit obligation:
  Retirees...........................................................................   $(322,587)   $(330,919)
  Fully eligible active participants.................................................     (26,174)     (25,500)
  Other active plan participants.....................................................    (201,338)    (173,295)
    Total accumulated postretirement benefit obligation..............................    (550,099)    (529,714)
Unrecognized net transition liability................................................     323,502      343,720
Unrecognized prior service cost......................................................      87,906       97,673
Unrecognized net gain................................................................     (13,926)     (18,285)
    Accrued postretirement benefit cost included on the consolidated balance sheet...   $(152,617)   $(106,606)

   Net periodic postretirement benefit cost included the following components:

                                                                                  1996       1995       1994
Service cost -- benefits earned during the period.............................   $17,049    $12,523    $ 6,880
Interest cost on accumulated postretirement benefit obligation................    35,931     35,998     34,468
Net amortization and deferral.................................................    29,985     28,239     20,218
    Net periodic postretirement benefit cost..................................   $82,965    $76,760    $61,566

   For measurement purposes, the annual rate of increase assumed in 1996 for the cost of medical benefits was 14%, decreasing gradually to 6% in 2004 and assumed to remain at that level thereafter. In 1995, the annual rate of increase assumed for the cost of medical benefits was 15%, decreasing gradually to 6% in 2004 and assumed to remain at that level thereafter. Increasing the assumed medical cost trend rate by one percentage point in each year would not have a significant effect on either the accumulated postretirement benefit obligation at December 31, 1996 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1996. The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% in 1996, 7.0% in 1995 and 8.0% in 1994.

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   MATCHING RETIREMENT/SAVINGS PLAN

   The Corporation has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by the Corporation based on the plan formula. The matching contributions amounted to $78,247 in 1996, $77,835 in 1995 and $71,484 in 1994.

8. LEASES

   Future obligations for minimum rentals under noncancellable operating lease commitments, all relating to premises, are as follows:

Years ending December 31
1997..............................................................................................   $ 45,109
1998..............................................................................................     45,109
1999..............................................................................................     45,109
2000..............................................................................................     15,100
2001..............................................................................................     15,100
2002 and later years..............................................................................     51,840
    Total minimum lease payments..................................................................   $217,367

   Net rental expense for all operating leases amounted to $57,891 in 1996, $55,122 in 1995 and $50,908 in 1994. One operating lease for real property contains a purchase option considered to approximate fair market value.

9. SUPPLEMENTARY INCOME STATEMENT INFORMATION

   Significant components of other expense were as follows:

                                                                                1996        1995        1994
FDIC insurance.............................................................   $101,621    $281,894    $503,379
Stationery, printing and supplies..........................................    301,703     280,665     304,997

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. FNB CORP. (PARENT COMPANY) FINANCIAL DATA

   The Parent Company's principal asset is its investment in the Bank subsidiary, and its principal source of income is dividends from that subsidiary.

   The Parent Company's condensed balance sheets as of December 31, 1996 and 1995, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 1996 are as follows:

 CONDENSED BALANCE SHEETS

                                                                                           December 31
                                                                                       1996           1995
Assets:
  Cash...........................................................................   $   611,884    $   220,312
  Investment in wholly-owned bank subsidiary.....................................    28,129,278     25,758,036
  Other assets...................................................................       405,549        286,422
    Total assets.................................................................   $29,146,711    $26,264,770
Liabilities and Shareholders' Equity:
  Accrued liabilities............................................................   $   379,469    $   269,699
  Shareholders' equity...........................................................    28,767,242     25,995,071
    Total liabilities and shareholders' equity...................................   $29,146,711    $26,264,770

 CONDENSED STATEMENTS OF INCOME

                                                                                Years Ended December 31
                                                                            1996          1995          1994
Income:
  Dividends from bank subsidiary......................................   $1,383,000    $  936,000    $1,146,000
  Other income (expense)..............................................        3,899          (315)        1,345
    Total income......................................................    1,386,899       935,685     1,147,345
Operating expenses....................................................       15,707       201,916        21,017
Income before income tax benefit and equity in undistributed net
  income of bank subsidiary...........................................    1,371,192       733,769     1,126,328
Income tax benefit....................................................        2,815        68,957         6,738
Income before equity in undistributed net income of bank subsidiary...    1,374,007       802,726     1,133,066
Equity in undistributed net income of bank subsidiary.................    2,463,297     1,897,731     1,693,800
    Net income........................................................   $3,837,304    $2,700,457    $2,826,866

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 CONDENSED STATEMENTS OF CASH FLOWS

                                                                                Years Ended December 31
                                                                          1996           1995           1994
Operating activities:
  Net income........................................................   $ 3,837,304    $2,700,457..   $ 2,826,866
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net income of bank subsidiary...........    (2,463,297)    (1,897,731)    (1,693,800)
    Other, net......................................................      (111,900)       (82,601)        (2,245)
      Net cash provided by operating activities.....................     1,262,107        720,125      1,130,821
Investing activities:
  Increase in other assets..........................................        (7,227)        (4,444)      (180,112)
Financing activities:
  Common stock issued...............................................       217,302         21,773             --
  Common stock repurchased..........................................            --        (52,800)            --
  Cash dividends and fractional shares paid.........................    (1,080,610)      (666,086)      (840,000)
      Net cash used in financing activities.........................      (863,308)      (697,113)      (840,000)
Net increase in cash................................................       391,572         18,568        110,709
Cash at beginning of year...........................................       220,312        201,744         91,035
Cash at end of year.................................................   $   611,884    $   220,312    $   201,744

11. REGULATORY MATTERS

   Certain regulatory requirements restrict the lending of funds by the Bank to FNB Corp. and the amount of dividends which can be paid to FNB Corp. In 1997, the maximum amount of dividends the Bank can pay to FNB Corp., without the approval of the Comptroller of the Currency, is $4,361,057 plus an additional amount equal to the retained net income in 1997 up to the date of any dividend declaration.

   The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. For the reserve maintenance period in effect at December 31, 1996, the average daily reserve requirement was $3,253,000.

   FNB Corp. and the Bank are required to comply with capital adequacy standards established by the Board of Governors of the Federal Reserve System. In addition, the Bank is required to comply with prompt corrective action provisions established by the Federal Deposit Insurance Corporation Improvement Act. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are minimum ratios of capital to risk-weighted assets. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a material effect on the consolidated financial statements.

   Regulatory capital amounts and ratios are set forth in the table below. The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier I and Tier II, as a percentage of risk-weighted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier I capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock, net of goodwill and other disallowed intangible assets. Tier II capital, which is limited to the total of Tier I capital, includes allowable amounts of subordinated debt, mandatory convertible securities, preferred stock and the allowance for loan losses. Total capital, for risk-based purposes, consists of both Tier I and Tier II capital.

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The Bank is well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below.

                                                                                               Minimum Ratios
                                                                                          For          To Be Well
                                                                                        Capital     Capitalized Under
                                                  Capital Amount          Ratio         Adequacy    Prompt Corrective
                                                 1996       1995      1996     1995     Purposes    Action Provisions
                                                   (thousands)
AS OF DECEMBER 31
  Total capital (to risk-weighted assets):
    FNB Corp.................................   $30,695    $27,740    14.79%   14.78%     8.00%             N/A
    Bank.....................................    29,980     27,390    14.46    14.61      8.00            10.00%
  Tier I capital (to risk-weighted assets):
    FNB Corp.................................    28,709     25,837    13.84    13.77      4.00              N/A
    Bank.....................................    27,994     25,487    13.50    13.59      4.00             6.00%
  Tier I capital (to average assets):
    FNB Corp.................................    28,709     25,837     9.41     9.16      4.00              N/A
    Bank.....................................    27,994     25,487     9.18     9.04      4.00             5.00%

12. STOCK OPTIONS

   The Corporation adopted a stock compensation plan in 1994 that allows for the granting of incentive and nonqualified stock options to key employees and directors. Under terms of the plan, options are granted at prices equal to the fair market value of the common stock on the date of grant. Options become exercisable after one year in equal, cumulative installments over a five-year period. No option shall expire later than ten years from the date of grant. A maximum of 180,000 shares of common stock has been reserved for issuance under the stock compensation plan. At December 31, 1996, there were 39,525 shares available under the plan for the granting of additional options.

   The Corporation applies APB Opinion No. 25 in accounting for the stock compensation plan and, accordingly, no compensation cost has been recognized for stock option grants in the consolidated financial statements. As required by Statement of Financial Accounting Standards (SFAS) No. 123, disclosures are presented below for the effect on net income and net income per share that would result from the use of the fair value based method to measure compensation costs related to stock option grants in 1995 and subsequent years. The effect on pro forma net income for 1996 and 1995 for options granted prior to 1995 has not been determined. Consequently, the effects of applying SFAS No. 123 pro forma disclosures during the initial phase-in period may not be representative of the effects on reported net income in future years.

                                                                                          1996          1995
NET INCOME
  As reported.......................................................................   $3,837,304    $2,700,457
  Pro forma.........................................................................   $3,803,186    $2,699,117
NET INCOME PER SHARE
  As reported.......................................................................         2.13          1.50
  Pro forma.........................................................................         2.11          1.50

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The weighted-average fair value per share of options granted in 1996 and 1995 amounted to $8.87 and $7.21, respectively. Fair values were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                             1996       1995
Risk-free interest rate..................................................................      6.25%      5.38%
Dividend yield...........................................................................      2.50       2.50
Volatility...............................................................................     30.00      30.00
Expected life............................................................................   6 years    6 years

   A summary of stock option activity, adjusted to reflect the 1995 stock split disclosed in Note 1, is as follows:

                                                                       Years Ended December 31
                                                         1996                   1995                   1994
                                                             Weighted               Weighted               Weighted
                                                             Average                Average                Average
                                                             Exercise               Exercise               Exercise
                                                  Shares      Price      Shares      Price      Shares      Price
Outstanding at beginning of year...............    97,375     $19.45      66,000     $16.27          --     $   --
Granted........................................    47,750      28.00      40,000      24.00      66,000      16.27
Exercised......................................    (2,425)     17.55          --         --          --         --
Forfeited......................................    (4,650)     20.01      (8,625)     16.27          --         --
Outstanding at end of year.....................   138,050      22.42      97,375      19.45      66,000      16.27
Options exercisable at end of year.............    27,250      18.30      11,475      16.27          --         --

   At December 31, 1996, stock options outstanding had exercise prices ranging from $16.27 to $28.00 and a weighted-average remaining contractual life of
   8.9 years.

13. COMMITMENTS

   In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements. At December 31, 1996, a summary of significant commitments is as follows:

Commitments to extend credit.................................................   $45,576,000
Standby letters of credit....................................................     8,438,000

   In management's opinion, these commitments will be funded from normal operations with not more than the normal risk of loss.

   The Bank has entered into an interest rate floor agreement with a correspondent bank to protect certain variable-rate loans from the downward effects of their repricing in the event of a decreasing rate environment. The notional amount of the agreement is $10,000,000. The agreement requires the correspondent bank to pay to the Bank the difference between the floor rate of interest of 7.50% and the prime rate of interest in the event that the prime rate is less. Any payments received under the agreement, net of premium amortization, will be treated as an adjustment of interest income on loans. The Bank's exposure to credit risk is limited to the ability of the counterparty to make payments to the Bank that are required pursuant to the agreement. The Bank's exposure to market risk of loss is limited to the amount of the unamortized premium. At December 31, 1996, the unamortized premium related to the interest rate floor agreement amounted to $42,000 and had an estimated fair value of $15,000. The Bank received no payments under the agreement in 1996.

                                                        FNB CORP. AND SUBSIDIARY
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   The estimated fair values of financial instruments are as follows (in thousands):

                                                                    December 31, 1996        December 31, 1995
                                                                              Estimated                Estimated
                                                                  Carrying      Fair       Carrying      Fair
                                                                   Value        Value       Value        Value
FINANCIAL ASSETS
  Cash and cash equivalents....................................   $ 13,052    $  13,052    $ 11,365    $ 11,365
  Investment securities:
    Available for sale.........................................     28,929       28,929      28,375      28,375
    Held to maturity...........................................     61,387       61,275      56,161      57,008
  Net loans....................................................    193,287      191,296     178,020     179,173
FINANCIAL LIABILITIES
  Deposits.....................................................    271,380      272,047     250,144     250,795
  Retail repurchase agreements.................................      3,725        3,725       4,642       4,642
  Federal funds purchased......................................        575          575          --          --

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

FNB CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. RESTRUCTURING CHARGES

   In 1995, management adopted a comprehensive restructuring project for the purpose of reengineering Bank operations to become more competitive and cost-effective in developing business and servicing customers and to improve long-term profitability. In connection with this project, certain positions within the Bank were either realigned or eliminated. All significant project costs were incurred and paid in 1995.

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

16. ACQUISITIONS

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

GENERAL INFORMATION

CORPORATE HEADQUARTERS

FNB Corp.
101 Sunset Avenue
Post Office Box 1328
Asheboro, North Carolina 27204

COMMON STOCK

FNB Corp. Common stock is traded on the NASDAQ National Market System under the symbol FNBN. At December 31, 1996, there were 1,062 shareholders of record.

MARKET MAKERS

Interstate/Johnson Lane Corporation
J. C. Bradford & Co., Incorporated

ANNUAL MEETING

The annual Meeting of Shareholders of FNB Corp. will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, May 13, 1997 at 1:00 p.m., preceded by a buffet luncheon beginning at 12:15 p.m.

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