Form 10-K, Exhibit 13
period 1997-12-31
FNB CORP/NC
filed 1998-03-31
CIK 764811

--------------------------------------------------------------------------------
Five Year Financial History
(Dollars in thousands except per share data)





                                                                    1997         1996         1995         1994         1993
                                                                ------------ ------------ ------------ ------------ ------------
Summary of Operations
Interest income ...............................................   $ 24,507     $ 22,248     $ 20,606     $ 17,688     $ 17,507
Interest expense ..............................................     10,576        9,612        9,002        6,979        6,945
                                                                  --------     --------     --------     --------     --------
Net interest income ...........................................     13,931       12,636       11,604       10,709       10,562
Provision for loan losses .....................................        600          490          515          220          370
                                                                  --------     --------     --------     --------     --------
Net interest income after provision for loan losses ...........     13,331       12,146       11,089       10,489       10,192
Losses on sales of securities .................................          -            -         (415)           -            -
Other operating income ........................................      2,875        2,444        2,241        2,075        1,810
Merger expenses ...............................................        305            -          186            -            -
Restructuring charges .........................................          -            -          460            -            -
Other operating expense .......................................      9,983        9,077        8,468        8,578        8,306
                                                                  --------     --------     --------     --------     --------
Income before income taxes ....................................      5,918        5,513        3,801        3,986        3,696
Income taxes ..................................................      1,818        1,676        1,101        1,159        1,006
                                                                  --------     --------     --------     --------     --------
Net income ....................................................   $  4,100     $  3,837     $  2,700     $  2,827     $  2,690
                                                                  ========     ========     ========     ========     ========
Per Share Data (1)
Net income:
 Basic ........................................................   $  1.13      $  1.06           .75     $   .79      $   .75
 Diluted ......................................................      1.11         1.05           .75         .79          .75
Cash dividends declared .......................................       .38          .33           .26         .23          .23
Book value ....................................................      8.76         7.96          7.23        6.49         6.17
Balance Sheet Information
Total assets ..................................................   $325,655     $307,134     $283,678     $261,616     $249,698
Investment securities .........................................     86,881       90,316       84,536       76,983       78,488
Loans .........................................................    217,451      195,273      179,923      168,328      157,302
Deposits ......................................................    280,548      271,380      250,144      229,925      224,260
Shareholders' equity ..........................................     31,901       28,767       25,995       23,379       22,223
Ratios (Averages)
Return on assets ..............................................       1.30%        1.32%        1.00%        1.11%        1.09%
Return on shareholders' equity ................................     13.45        13.97         10.93       12.33        12.62
Shareholders' equity to assets ................................      9.68         9.41          9.17        8.98         8.65
Dividend payout ratio .........................................     33.21        31.02         34.62       29.71        30.34
Loans to deposits .............................................     74.72        72.87         73.10       70.67        66.76
Net yield on earning assets, taxable equivalent basis .........      4.99         4.90          4.84        4.73         4.86

(1) All per share data has been retroactively adjusted to reflect the two-for-one common stock split declared on February 19, 1998 and payable in the form of a 100% stock dividend to shareholders on March 18, 1998 and the three-for-two common stock split effected in the form of a 50% stock dividend paid in the second quarter of 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


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


Overview The Corporation earned $4,099,769 in 1997, a 6.8% increase in net income from 1996. Basic earnings per share, adjusted for the two-for-one common stock split declared in February 1998, increased from $1.06 in 1996 to $1.13 in 1997 and diluted earnings per share increased from $1.05 to $1.11. The 1997 results were impacted by merger expenses as discussed below. Total assets were $325,655,304 at December 31, 1997, up 6.0% from year-end
                      1996. Loans amounted to $217,450,749 at December 31, 1997, up 11.4% from the prior year. Total deposits grew 3.4% to $280,547,574 in 1997.

                      On June 3, 1997, the Corporation entered into a definitive agreement to acquire Home Savings Bank of Siler City, Inc., SSB ("Home Savings") of Siler City, North Carolina. Under terms of the agreement, Home Savings shareholders were to receive $15.50 per share, either in FNB Corp. common stock or in cash or a combination thereof, subject to the limitation that FNB Corp. common stock issued in the merger would be not more than 60% and not less than 50% of the total consideration. On January 28, 1998, as permitted by the agreement, the Board of Directors of Home Savings exercised its right to terminate the proposed combination due to the increase in the market value of FNB Corp. common stock above a specified level.

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

                      The Corporation incurred certain costs in connection with the proposed acquisitions. Those costs, which had been initially deferred, are included in merger expenses in the consolidated statements of income and amounted to $305,000 and $186,350 for the years ended December 31, 1997 and 1995, respectively.

Earnings Review       The Corporation's net income increased $262,465 in 1997,
                      up 6.8% over 1996. Earnings were positively impacted in 1997 by increases of $1,294,910 or 10.2% in net interest income and $431,514 in total other operating income. These gains were significantly offset, however, by merger expenses of $305,000 as discussed in the "Overview", by an increase of $906,625 in total other operating expense exclusive of the merger expenses and by a $110,000 increase in the provision for loan losses.

                      In 1996, earnings increased $1,136,847 or 42.1% from 1995. Earnings were positively impacted in 1996 by an increase of $1,032,830 or 8.9% in net interest income. The comparison to 1995 results was affected by the fact that there were certain nonrecurring charges in 1995, including restructuring charges of $460,457 and losses on sales of investment securities of $414,596, which were charges taken for the strategic purposes discussed in "Business Development Matters". The 1995 results were further negatively affected by merger expenses of $186,350 as discussed in the "Overview" and by a $295,000 increase in the provision for loan losses.

                      Return on average assets, affected by merger expenses in 1997, declined slightly from 1.32% in 1996 to 1.30% in 1997. Return on average assets increased in 1996 from

--------------------------------------------------------------------------------

                      1.00% in 1995, reflecting the effect in 1995 of the negative factors noted above. Similarly, return on average shareholders' equity declined to 13.45% in 1997 after increasing to 13.97% in 1996 from 10.93% in 1995.


                      Net Interest Income

                      Net interest income is the difference between interest income, principally from loans and investments, and interest expense, principally on customer deposits. Changes in net interest income result from changes in interest rates and in the volume, or average dollar level, and mix of earning assets and interest-bearing liabilities.

                      Net interest income was $13,931,222 in 1997 compared to $12,636,312 in 1996. The increase of $1,294,910 or 10.2%
                      resulted from an improvement in the net yield on earning assets, or net interest margin, from 4.90% in 1996 to 4.99% in 1997 coupled with an 8.1% increase in the level of average earning assets. In 1996, there was a $1,032,830 or 8.9% increase in net interest income reflecting both an improvement in the net interest margin from 4.84% in 1995 and an 8.3% increase in average earning assets. Following a period of generally lower interest rates prior to 1994, which had ultimately resulted in a reduction in the net interest margin, interest rates began to increase significantly in 1994, influenced by actions taken by the Federal Reserve to combat a possible resurgence in inflation. These interest rate increases, which have continued through the first quarter of 1997, although offset to some extent by Federal Reserve action to reduce rates in the second half of 1995 and first quarter of 1996, have resulted in an improvement in the net interest margin. Additionally, there had been a continuing negative impact on the margin from certain variable-rate time deposits with rate floors above the current market rates. Such variable-rate time deposits were phased out over a two-year period that commenced in January 1994. On a taxable equivalent basis, the increases in net interest income in 1997 and 1996 were $1,358,000 and $1,183,000, respectively, reflecting changes in the relative mix of taxable and non-taxable earning assets in each year.

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

--------------------------------------------------------------------------------

Table 1
Average Balances and Net Interest Income Analysis
(Taxable Equivalent Basis, Dollars in Thousands)



                                                             1997                             1996
                                               -------------------------------- --------------------------------
                                                                       Average                          Average
                                                            Interest    Rates                Interest    Rates
                                                 Average     Income/   Earned/    Average     Income/   Earned/
                                                 Balance     Expense     Paid     Balance     Expense     Paid
                                               ----------- ---------- --------- ----------- ---------- ---------
EARNING ASSETS
Loans (1) (2) ................................ $205,127    $18,813       9.17%  $186,937    $16,777       8.96%
Investment securities (1):
 Taxable income ..............................   70,817      4,975       7.03     71,297      4,985       6.99
 Non-taxable income ..........................   17,741      1,435       8.09     14,282      1,205       8.44
Federal funds sold ...........................    2,813        155       5.51      1,688         89       5.27
                                               --------    -------       ----   --------    -------       ----
  Total earning assets .......................  296,498     25,378       8.56    274,204     23,056       8.40
                                               --------    -------       ----   --------    -------       ----
Cash and due from banks ......................    9,985                            9,423
Other assets, net ............................    8,267                            8,161
                                               --------                         --------
  TOTAL ASSETS ............................... $314,750                         $291,788
                                               ========                         ========
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
 NOW accounts ................................ $ 38,017        677       1.78   $ 35,021        666       1.90
 Savings deposits ............................   29,199        678       2.32     30,147        756       2.50
 Money market accounts .......................   19,459        707       3.63     16,067        444       2.76
 Certificates and other time
  deposits ...................................  150,566      8,206       5.45    138,993      7,525       5.40
Retail repurchase agreements .................    6,229        281       4.51      4,118        178       4.32
Federal funds purchased ......................      473         27       5.71        764         43       5.63
                                               --------    -------       ----   --------    -------       ----
  Total interest-bearing liabilities .........  243,943     10,576       4.34    225,110      9,612       4.26
                                               --------    -------       ----   --------    -------       ----
Noninterest-bearing demand
 deposits ....................................   37,289                           36,296
Other liabilities ............................    3,038                            2,921
Shareholders' equity .........................   30,480                           27,461
                                               --------                         --------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY ...................... $314,750                         $291,788
                                               ========                         ========
NET INTEREST INCOME AND
 SPREAD ......................................             $14,802       4.22%              $13,444       4.14%
                                                           =======       ====               =======       ====
NET YIELD ON EARNING ASSETS ..................                           4.99%                            4.90%
                                                                         ====                             ====



                                                             1995
                                               ---------------------------------
                                                                        Average
                                                            Interest     Rates
                                                 Average     Income/    Earned/
                                                 Balance     Expense     Paid
                                               ----------- ---------- ----------
EARNING ASSETS
Loans (1) (2) ................................ $174,139    $15,698        9.01%
Investment securities (1):
 Taxable income ..............................   65,397      4,418        6.76
 Non-taxable income ..........................   10,610        970        9.14
Federal funds sold ...........................    3,042        177        5.82
                                               --------    -------        ----
  Total earning assets .......................  253,188     21,263        8.40
                                               --------    -------        ----
Cash and due from banks ......................    9,226
Other assets, net ............................    6,884
                                               --------
  TOTAL ASSETS ............................... $269,298
                                               ========
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
 NOW accounts ................................ $ 32,442        695        2.14
 Savings deposits ............................   29,945        845        2.82
 Money market accounts .......................   16,659        508        3.05
 Certificates and other time
  deposits ...................................  122,743      6,773        5.52
Retail repurchase agreements .................    3,358        167        4.97
Federal funds purchased ......................      239         14        5.77
                                               --------    -------        ----
  Total interest-bearing liabilities .........  205,386      9,002        4.38
                                               --------    -------        ----
Noninterest-bearing demand
 deposits ....................................   36,444
Other liabilities ............................    2,765
Shareholders' equity .........................   24,703
                                               --------
  TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY ...................... $269,298
                                               ========
NET INTEREST INCOME AND
 SPREAD ......................................             $12,261        4.02%
                                                           =======        ====
NET YIELD ON EARNING ASSETS ..................                            4.84%
                                                                          ====

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

                      The prime rate, which had been 6.00% at December 31, 1993, moved up significantly in 1994 to close the year at 8.50% and, after certain changes during 1995, remained at that level at December 31, 1995. In 1996, the prime rate was reduced to 8.25% and then increased again to the 8.50% level in 1997. The average prime rate for 1995, 1996 and 1997 amounted to 8.82%, 8.28% and 8.44%, respectively. In 1997, the net interest spread increased by 8 basis points from 4.14% in 1996 to 4.22% in 1997, reflecting an increase in the average total yield on earning assets that was only partially offset by an increase in the average rate paid on interest-bearing liabilities, or cost of funds. The yield on earning assets increased by 16 basis points from 8.40% in 1996 to 8.56% in 1997, while the cost of funds increased by 8 basis points in moving from 4.26% to

--------------------------------------------------------------------------------

                      4.34%. In 1996, the 12 basis points increase in net interest spread resulted from a decrease in the cost of funds.

                      The 1997 and 1996 changes in net interest income on a taxable equivalent basis, as measured by volume and rate variances, are analyzed in Table 2. Volume refers to the average dollar level of earning assets and interest-bearing liabilities.
Table 2
Volume and Rate Variance Analysis
(Taxable Equivalent Basis, In thousands)



                                                          1997 Versus 1996                  1996 Versus 1995
                                                  -------------------------------- ----------------------------------
                                                       Variance                           Variance
                                                      due to (1)                         due to (1)
                                                  -------------------              ----------------------
                                                    Volume     Rate    Net Change    Volume       Rate     Net Change
                                                  ---------- -------- ------------ ---------- ----------- -----------
Interest Income
 Loans (2) ......................................   $1,640    $ 396      $2,036      $1,165     $ (86)      $1,079
 Investment securities (2):
   Taxable income ...............................      (37)      27         (10)        412       155          567
   Non-taxable income ...........................      282      (52)        230         314       (79)         235
 Federal funds sold .............................       62        4          66         (72)      (16)         (88)
                                                    ------    -----      ------      ------     ------      ------
    Total interest income .......................    1,947      375       2,322       1,819       (26)       1,793
                                                    ------    -----      ------      ------     ------      ------
Interest Expense
 Interest-bearing deposits:
   NOW accounts .................................       55      (44)         11          53       (82)         (29)
   Savings deposits .............................      (24)     (54)        (78)          6       (95)         (89)
   Money market accounts ........................      107      156         263         (17)      (47)         (64)
   Certificates and other time deposits .........      613       68         681         899      (147)         752
 Retail repurchase agreements ...................       95        8         103          35       (24)          11
 Federal funds purchased ........................      (17)       1         (16)         30          (1)        29
                                                    ------    -----      ------      ------     --------    ------
    Total interest expense ......................      829      135         964       1,006      (396)         610
                                                    ------    -----      ------      ------     -------     ------
Net Interest Income .............................   $1,118    $ 240      $1,358      $  813     $ 370       $1,183
                                                    ======    =====      ======      ======     =======     ======

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


                      Provision for Loan Losses

                      This provision is the charge against earnings to provide an allowance or reserve for possible future losses on loans. The amount of each year's charge is affected by several considerations including management's evaluation of various risk factors in determining the adequacy of the allowance (see "Asset Quality"), actual loan loss experience and loan portfolio growth. In 1997, earnings were negatively impacted by an increase in the provision of $110,000, while in 1996 there was a positive impact from a $25,000 provision decrease.


                      Other Operating Income

                      Total other operating income, or noninterest income, increased $431,514 or 17.7% in 1997 and $617,351 or 33.8%
                      in 1996, reflecting in part the general increase in the volume of business. The comparison to 1995 results was affected by the recognition of losses on sales of investment securities in the 1995 first quarter of $414,596 (see

--------------------------------------------------------------------------------

                      "Business Development Matters"). The 1997 and 1996 gains in annuity and brokerage commissions reflected significant increases in the volume of brokerage services. The level of other service charges, commissions and fees was higher in both 1997 and 1996 due primarily to the implementation in the 1996 third quarter of a fee charged to noncustomers for usage of the Bank's automated teller machines. Other income was higher in 1997 due largely to increases in gains on loan sales and in fees for trust services.

                      The increase in service charges on deposit accounts in 1997 was primarily due to the selected increases in service charges that became effective in the 1997 second quarter and to the income generated by a new NOW account version that provides a package of products and services for a stated monthly fee. The 1996 increase in service charges on deposit accounts resulted primarily from the implementation of daily charges on overdraft balances in the second quarter of 1995.


                      Other Operating Expense

                      Total other operating expense, or noninterest expense, was $1,211,625 or 13.3% higher in 1997 due in part to merger expenses of $305,000 (see "Overview"). The remaining net increase of $906,625 was due largely to costs associated with changes in operations, increased personnel expense and the continuing effects of inflation. Personnel expense was impacted by increased staffing requirements, normal salary adjustments and higher costs of fringe benefits. Net occupancy expense was affected by increased maintenance charges. The expanded use of personal computer networks has contributed to higher levels of equipment costs and data processing services.

                      In 1996, noninterest expense decreased $36,552 or 0.4% due primarily to the effect on 1995 results of restructuring charges of $460,457 (see "Business Development Matters") and merger expenses of 186,350 (see "Overview"). Additionally, the 1995 results, and those in 1996 also, were generally impacted by the continuing effects of inflation. Noninterest expense was favorably affected in 1995 by a $221,485 reduction in FDIC insurance expense, reflecting the effect of a rate reduction as discussed below. In 1996, noninterest expense was favorably affected by a further reduction in FDIC insurance expense, amounting to $180,273 despite a special one-time assessment of $74,845 related to new legislation enacted on September 30, 1996. This cost improvement factor was more than offset in 1996, however, by increases in personnel expense and data processing services and by a higher level of equipment costs related to the expanded use of personal computer networks. Depreciation expense was particularly impacted in 1996 by equipment purchases in 1995 and 1996 related to personal computer networks (see "Business Development Matters").

                      Because of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) enacted in 1989, FDIC insurance expense was increased substantially, with the Bank's expense amounting to $503,379 in the year ended December 31, 1994. The FDIC has two separate insurance funds, which are the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). As provided by FDICIA, the insurance assessment rate could be lowered once a fund had reached a mandated 1.25 percent reserve ratio. While the SAIF fund did not reach the mandated reserve ratio, the BIF fund was found in the third quarter of 1995 to have reached this level by the end of May 1995. Accordingly, the BIF rate was reduced effective June 1, 1995, resulting in a minimum annual charge of $2,000 for the majority of financial institutions with BIF-insured deposits only. Since most of the Bank's deposits are insured through BIF, the Bank experienced a significant reduction in FDIC insurance expense commencing in the 1995 third quarter when the effect of the rate adjustment was initially recorded. Consequently, FDIC insurance expense for the entire 1995 year amounted to only $281,894, with total 1996 expense, including the one-time assessment of $74,845, amounting to $101,621.

--------------------------------------------------------------------------------

                      The Deposit Insurance Funds Act of 1996 (DIFA) was enacted on September 30, 1996 and has three main components. The first component included a one-time assessment on SAIF deposits to capitalize the SAIF fund to the mandated 1.25 percent ratio. The second component is a requirement that the repayment that of the Financing Corporation (FICO) bonds be shared by both banks and thrifts. The third component is the ultimate elimination of the BIF and SAIF funds by merging them into a new Deposit Insurance Fund. The one-time assessment on the Bank's SAIF deposits, which amounted to $74,845, was determined on the date of enactment and expensed at that time. Effective January 1, 1997, FDIC insurance premiums are being assessed for FICO bond purposes at an approximate rate of $.065 per $100 for SAIF deposits and at a rate equal to one-fifth of that for BIF deposits. Additional premiums could be assessed in order to maintain the BIF and SAIF funds at the required 1.25 percent reserve ratio. FDIC insurance expense in 1997 amounted to $40,764.


                      Income Taxes

                      The effective income tax rate of 30.7% in 1997 did not significantly change from the 30.4% rate in 1996. The effective income tax rate increased from 29.0% in 1995 to 30.4% in 1996 due principally to an increase in the ratio of taxable to tax-exempt income.

Liquidity             Liquidity refers to the continuing ability of the Bank to
                      meet deposit withdrawals, fund loan and capital expenditure commitments, maintain reserve requirements, pay operating expenses and provide funds to the Parent
                      Company for payment of dividends, debt service and other operational requirements. Liquidity is immediately available from five major sources: (a) cash on hand and on deposit at other banks, (b) the outstanding balance of federal funds sold, (c) lines for the purchase of federal funds from other banks, (d) the $37,000,000 line of credit established at the Federal Home Loan Bank and (e) the available-for-sale securities portfolio. Further, while available-for-sale securities are intended to be a source of immediate liquidity, the entire investment securities portfolio is managed to provide both income and a ready source of liquidity. The average portfolio life of debt securities is approximately five years, resulting in a substantial level of maturities each year. All debt securities are of investment grade quality and, if the need arises, can be promptly liquidated on the open market or pledged as collateral for short-term borrowing.

                      Consistent with its approach to liquidity, the Bank as a matter of policy does not solicit or accept brokered deposits for funding asset growth. Instead, loans and other assets are based on a core of local deposits and the Bank's capital position. To date, the steady increase in deposits, retail repurchase agreements and capital has been adequate to fund loan demand in the Bank's market area, while maintaining the desired level of immediate liquidity and a substantial investment securities portfolio available for both immediate and secondary liquidity purposes.

Asset/Liability       One of the primary objectives of asset/liability
Management and        management is to maximize net inter est margin while
Interest Rate         minimizing the earnings risk associated with changes in
Sensitivity           interest Management and Interest rates. One method used to manage interest rate sensitivity is to measure, over variRate Sensitivity ous time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Therefore, management uses an earnings simulation model to prepare, on a regular basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.

                      The Bank's balance sheet is liability-sensitive, meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because immediately rate sensitive interest-bearing liabilities exceed rate sensitive assets, the earnings position could improve in a declining rate environment and could deteriorate in a rising rate environment, depending on the correlation of

--------------------------------------------------------------------------------

                      rate changes in these two categories. Included in interest-bearing liabilities subject to rate changes within 90 days is a portion of the NOW, savings and money market deposits. These types of deposits historically have not repriced coincidentally with or in the same proportion as general market indicators.

                      As a specific asset/liability management tool and as further discussed in Note 15 to Consolidated Financial Statements, the Bank, at December 31, 1997, had entered into two interest rate floor agreements with a correspondent bank to protect certain variable-rate loans from the downward effects of their repricing in the event of a decreasing rate environment. The notional amount of each agreement is $10,000,000. The agreements require the correspondent bank to pay to the Bank the difference between the floor rate of interest of 7.50% in one agreement and 8.00% in the other agreement as compared to the prime rate of interest in the event that the prime rate is less. Any payments received under the agreements, net of premium amortization, will be treated as an adjustment of interest income on loans.

                      Table 3 presents information about the periods in which the interest-sensitive assets and liabilities at December 31, 1997 will either mature or be subject to repricing in accordance with market rates, and the resulting interest-sensitivity gaps. This table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of what the sensitivity will be on other dates. As a simplifying assumption concerning repricing behavior, 50% of the NOW, savings and money market deposits are assumed to reprice immediately and 50% are assumed to reprice beyond one year.
Table 3
Interest Rate Sensitivity Analysis
(Dollars in thousands)



                                                                                  December 31, 1997
                                                         --------------------------------------------------------------------
                                                                  Rate Maturity In Days
                                                         ----------------------------------------
                                                                                                      Beyond
                                                              1-90         91-180       181-365      One Year       Total
                                                         ------------- ------------- ------------ ------------- -------------
Earning Assets
 Loans .................................................   $  91,233     $   7,712    $  14,629     $ 103,877     $ 217,451
 Investment securities .................................       1,981         3,834        5,202        75,864        86,881
                                                           ---------     ---------    ---------     ---------     ---------
   Total earning assets ................................      93,214        11,546       19,831       179,741       304,332
                                                           ---------     ---------    ---------     ---------     ---------
Interest-Bearing Liabilities
 NOW accounts ..........................................      19,303             -            -        19,304        38,607
 Savings deposits ......................................      13,852             -            -        13,852        27,704
 Money market accounts .................................      11,234             -            -        11,235        22,469
 Time deposits of $100,000 or more......................      25,456         8,942        9,455         9,062        52,915
 Other time deposits ...................................      26,426        19,256       14,927        39,933       100,542
 Retail repurchase agreements ..........................       7,437             -            -             -         7,437
 Federal funds purchased ...............................       2,400             -            -             -         2,400
                                                           ---------     ---------    ---------     ---------     ---------
   Total interest-bearing liabilities ..................     106,108        28,198       24,382        93,386       252,074
                                                           ---------     ---------    ---------     ---------     ---------
Interest Sensitivity Gap ...............................   $ (12,894)    $ (16,652)   $  (4,551)    $  86,355     $  52,258
                                                           =========     =========    =========     =========     =========
Cumulative gap .........................................   $ (12,894)    $ (29,546)   $ (34,097)    $  52,258     $  52,258
Ratio of interest-sensitive assets to interest-sensitive
 liabilities ...........................................          88%           41%          81%          192%          121%

--------------------------------------------------------------------------------

Market Risk           Market risk reflects the risk of economic loss resulting
                      from adverse changes in mar ket price and interest rates.
                      This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

                      The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The structure of the Bank's loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income. The Bank does not maintain a trading account nor is the Bank subject to currency exchange risk or commodity price risk. Interest rate risk is monitored as part of the Bank's asset/liability management function, which is discussed in "Asset/Liability Management and Interest Rate Sensitivity" above.

                      Table 4 presents information about the contractual maturities, average interest rates and estimated fair values of financial instruments considered market risk sensitive at December 31, 1997.
Table 4
Market Risk Analysis of Financial Instruments
(Dollars in thousands)



                                                       Contractual Maturities at December 31, 1997
                                        --------------------------------------------------------------------------
                                                                                               Beyond
                                                                                                Five
                                           1998       1999      2000      2001       2002       Years      Total
                                        ---------- --------- --------- ---------- ---------- ---------- ----------
Financial Assets
 Debt securities (2) ..................  $ 11,018   $ 5,030   $ 6,308   $10,065    $11,414    $ 41,839   $ 85,674
 Loans (3):
  Fixed rate ..........................    28,582    14,101    10,357     8,298     11,679      32,981    105,998
  Variable rate .......................    39,500    13,100     8,535     7,121      9,447      33,750    111,453
                                         --------   -------   -------   -------    -------    --------   --------
    Total .............................  $ 79,100   $32,231   $25,200   $25,484    $32,540    $108,570   $303,125
                                         ========   =======   =======   =======    =======    ========   ========
Financial Liabilities
 Now accounts .........................  $ 38,607   $     -   $     -   $     -    $     -    $      -   $ 38,607
 Savings deposits .....................    27,704         -         -         -          -           -     27,704
 Money market accounts ................    22,469         -         -         -          -           -     22,469
 Time deposits:
  Fixed rate ..........................    94,856    29,670    11,376       428        323           -    136,653
  Variable rate .......................     7,035     8,750       972        47          -           -     16,804
 Retail repurchase agreements .........     7,437         -         -         -          -           -      7,437
 Federal funds purchased ..............     2,400         -         -         -          -           -      2,400
                                         --------   -------   -------   -------    -------    --------   --------
    Total .............................  $200,508   $38,420   $12,348   $   475    $   323    $      -   $252,074
                                         ========   =======   =======   =======    =======    ========   ========



                                          Average   Estimated
                                         Interest     Fair
                                         Rate (1)     Value
                                        ---------- ----------
Financial Assets
 Debt securities (2) ..................     7.18%   $ 86,265
 Loans (3):
  Fixed rate ..........................     9.19     106,478
  Variable rate .......................     8.92     112,934
                                                    --------
    Total .............................     8.52    $305,677
                                                    ========
Financial Liabilities
 Now accounts .........................     1.72    $ 38,607
 Savings deposits .....................     2.25      27,704
 Money market accounts ................     3.81      22,469
 Time deposits:
  Fixed rate ..........................     5.46     137,548
  Variable rate .......................     5.38      16,849
 Retail repurchase agreements .........     4.51       7,437
 Federal funds purchased ..............     6.59       2,400
                                                    --------
    Total .............................     4.36    $253,014
                                                    ========

(1) The average interest rate related to debt securities is stated on a fully taxable equivalent basis, assuming a 34% federal income tax rate and applicable state income tax rate, reduced by the nondeductible portion of interest expense.

(2) Debt securities are reported on the basis of amortized cost.

(3) Nonaccrual loans are included in the balance of loans. The allowance for loan losses is excluded.

Capital Adequacy      Under guidelines established by the Board of Governors of
                      the Federal Reserve System, capital adequacy is currently measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage capital ratio.
                      The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier I and Tier II, as a percentage of risk-weighted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier I capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock, net of goodwill and other disallowed intangible assets. Tier II capital, which is limited to the total of Tier I capital, includes allowable amounts of subordinated debt, mandatory convertible securities, preferred stock and the allowance for loan losses. Under current

--------------------------------------------------------------------------------

                      requirements, the minimum total capital ratio, consisting of both Tier I and Tier II capital, is 8.00% and the minimum Tier I capital ratio is 4.00%. At December 31, 1997, FNB Corp. and the Bank had total capital ratios of 15.75% and 15.39%, respectively, and Tier I capital ratios of 14.69% and 14.33%.

                      The leverage capital ratio, which serves as a minimum capital standard, considers Tier I capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. As currently required, the minimum leverage capital ratio is 4.00%. At December 31, 1997, FNB Corp. and the Bank had leverage capital ratios of 9.83% and 9.58%, respectively.

                      The Bank is also required to comply with prompt corrective action provisions established by the Federal Deposit Insurance Corporation Improvement Act. To be categorized as well-capitalized, the Bank must have a minimum ratio for total capital of 10.00%, for Tier I capital of 6.00% and for leverage capital of 5.00%. As noted above, the Bank met all of those ratio requirements at December 31, 1997 and, accordingly, is well-capitalized under the regulatory framework for prompt corrective action.

Balance Sheet Review  Asset and deposit growth in 1997 was below that in 1996.
                      Total assets increased $18,521,000 or 6.0% in 1997 compared to $23,456,000 or 8.3% in 1996. Deposits grew $9,168,000 or 3.4% and $21,236,000 or 8.5%, respectively, in the same periods. A portion of the asset growth in 1997 was funded by retail repurchase agreements which increased $3,712,000 during that period. The average asset growth rates were 7.9% in 1997 and 8.4% in 1996. The corresponding average deposit growth rates were 7.0% and 7.7%.

Investment            Investments are carried on the consolidated balance sheet
Securities            at estimated fair value for available-for-sale securities
                      and at amortized cost for held-to-maturity securities.
                      Table 5 presents information, on the basis of selected maturities, about the composition of the investment securities portfolio for each of the last three years. As discussed in Note 1 to Consolidated Financial Statements and permitted on a one-time basis by the Financial
                      Accounting Standards Board in an implementation guide to Statement of Financial Accounting Standards No. 115, certain investment securities that had been included in the held-to-maturity category were transferred in December
                      1995 to the available-for sale category.

--------------------------------------------------------------------------------

Table 5
Investment Securities Portfolio Analysis
(Dollars in thousands)



                                                                               December 31
                                                    -----------------------------------------------------------------
                                                                      1997                        1996         1995
                                                    ----------------------------------------   ----------   ---------
                                                                   Estimated       Taxable
                                                     Amortized        Fair       Equivalent     Carrying     Carrying
                                                        Cost         Value        Yield (1)       Value       Value
                                                    -----------   -----------   ------------   ----------   ---------
Available for Sale
 U.S. Treasury:
   Within one year ..............................     $ 1,349       $ 1,345          5.91%      $ 2,589      $ 5,038
   One to five years ............................       1,255         1,280          7.14         2,114        4,526
                                                      -------       -------                     -------      -------
    Total .......................................       2,604         2,625          6.50         4,703        9,564
                                                      -------       -------                     -------      -------
 U.S. Government agencies and corporations:
   Within one year ..............................       1,750         1,750          6.18           500        2,060
   One to five years ............................       8,333         8,354          7.01         9,939        6,129
   Five to ten years ............................      18,810        18,880          7.39         8,844          452
                                                      -------       -------                     -------      -------
    Total .......................................      28,893        28,984          7.21        19,283        8,641
                                                      -------       -------                     -------      -------
 Mortgage-backed securities .....................       2,422         2,422          6.94         4,787       10,020
                                                      -------       -------                     -------      -------
 Total debt securities ..........................      33,919        34,031          7.14        28,773       28,225
 Equity securities ..............................       1,078         1,095                         156          150
                                                      -------       -------                     -------      -------
    Total available-for-sale securities .........     $34,997       $35,126                     $28,929      $28,375
                                                      =======       =======                     =======      =======
Held to Maturity
 U.S. Government agencies and corporations:
   Within one year ..............................     $ 5,383       $ 5,371          5.83       $ 1,348      $ 2,854
   One to five years ............................      18,597        18,574          6.79        24,480       23,800
   Five to ten years ............................       8,824         8,816          7.24        18,108       17,022
   Over ten years ...............................           -             -             -             -          300
                                                      -------       -------                     -------      -------
    Total .......................................      32,804        32,761          6.75        43,936       43,976
                                                      -------       -------                     -------      -------
 State, county and municipal:
   Within one year ..............................         753           755          8.44           325        1,203
   One to five years ............................       3,992         4,091          8.53         3,104        2,590
   Five to ten years ............................       6,456         6,617          7.56         5,930        4,959
   Over ten years ...............................       7,750         8,010          8.12         8,092        3,433
                                                      -------       -------                     -------      -------
    Total .......................................      18,951        19,473          8.02        17,451       12,185
                                                      -------       -------                     -------      -------
    Total held-to-maturity securities ...........     $51,755       $52,234          7.21       $61,387      $56,161
                                                      =======       =======                     =======      =======

(1) Yields are stated on a fully taxable equivalent basis, assuming a 34% federal income tax rate and applicable state income tax rate, reduced by the nondeductible portion of interest expense.

                      Additions to the investment securities portfolio depend to a large extent on the availability of investable funds that are not otherwise needed to satisfy loan demand. Because the growth in loans exceeded that for total assets in 1997, there was a reduction in the level of investment securities of $3,435,000 or 3.8%. In 1996, when the growth in total assets exceeded that for loans, the level of investment securities was increased $5,780,000 or 6.8%. Investable funds not otherwise utilized are temporarily invested on an overnight basis as federal funds sold, the level of which is affected by such considerations as near-term loan demand and liquidity needs. Based on funds requirements, the Bank was a net purchaser of funds at December 31, 1997.

--------------------------------------------------------------------------------

Loans The Corporation's primary source of revenue and largest component of earning assets is the loan portfolio. Loans experienced growth of $22,178,000 or 11.4% in 1997 and $15,350,000 or 8.5% in 1996. Average loans increased $18,190,000 or 9.7% and $12,798,000 or 7.3%, respectively.
                      The ratio of average loans to average deposits increased from 72.9% in 1996 to 74.7% in 1997. The ratio of loans to deposits at December 31, 1997 was 77.5%.

                      Table 6 sets forth the major categories of loans for each of the last five years. The maturity distribution and interest sensitivity of selected loan categories at December 31, 1997 are presented in Table 7.
Table 6
Loan Portfolio Composition
(Dollars in thousands)



                                                 December 31
                                  -----------------------------------------
                                          1997                 1996
                                  -------------------- --------------------
                                    Amount       %       Amount       %
                                  ---------- --------- ---------- ---------
Commercial and agricultural .....  $ 84,221      38.7   $ 62,678      32.1
Real estate - construction ......     4,989       2.3      4,348       2.2
Real estate - mortgage:
 1-4 family residential .........    81,182      37.3     68,887      35.3
 Commercial and other ...........    20,556       9.5     24,257      12.4
Consumer ........................    26,503      12.2     35,103      18.0
                                   --------     -----   --------     -----
  Total loans ...................  $217,451     100.0   $195,273     100.0
                                   ========     =====   ========     =====



                                                           December 31
                                  --------------------------------------------------------------
                                          1995                 1994                 1993
                                  -------------------- -------------------- --------------------
                                    Amount       %       Amount       %       Amount       %
                                  ---------- --------- ---------- --------- ---------- ---------
Commercial and agricultural .....  $ 47,317      26.3   $ 41,777      24.8   $ 40,858      26.0
Real estate - construction ......       759        .4      1,331        .8      2,163       1.4
Real estate - mortgage:
 1-4 family residential .........    57,664      32.0     50,575      30.0     42,302      26.9
 Commercial and other ...........    27,803      15.5     28,594      17.0     27,480      17.4
Consumer ........................    46,380      25.8     46,051      27.4     44,499      28.3
                                   --------     -----   --------     -----   --------     -----
  Total loans ...................  $179,923     100.0   $168,328     100.0   $157,302     100.0
                                   ========     =====   ========     =====   ========     =====

Table 7
Selected Loan Maturities
(In thousands)



                                                          December 31, 1997
                                        -----------------------------------------------------
                                         One Year       One to          Over
                                          or Less     Five Years     Five Years       Total
                                        ----------   ------------   ------------   ----------
Commercial and agricultural .........    $34,201        $31,775        $18,245      $84,221
Real estate - construction ..........      1,783          3,164             42        4,989
                                         -------        -------        -------      -------
   Total selected loans .............    $35,984        $34,939        $18,287      $89,210
                                         =======        =======        =======      =======
Sensitivity to rate changes:
 Fixed interest rates ...............    $ 6,758        $17,548        $ 9,294      $33,600
 Variable interest rates ............     29,226         17,391          8,993       55,610
                                         -------        -------        -------      -------
   Total ............................    $35,984        $34,939        $18,287      $89,210
                                         =======        =======        =======      =======

                      Loan growth and the composition of the loan portfolio are being affected by management's decision in March 1996 to discontinue the purchase of retail installment loan contracts from automobile and equipment dealers (see "Business Development Matters"). The outstanding balance of these loan contracts, which are primarily included in consumer loans, experienced net decreases in 1997 and 1996 of $10,681,138 and $13,169,776, respectively.
                      Consequently, total consumer loans declined significantly during those periods. Other consumer loan elements, including credit cards and home equity lines of credit, have continued to grow. Changes in the credit card operation are discussed in "Business Development Matters". The commercial loan portfolio and the residential construction and mortgage loan portfolio each experienced strong gains during 1997.

--------------------------------------------------------------------------------

Asset Quality         Management considers the Bank's asset quality to be of
                      primary importance. A formal loan review function, independent of loan origination, is used to identify and monitor problem loans. As part of the loan review function, a third party assessment group is employed to review the underwriting documentation and risk grading analysis. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

                      Management's policy in regard to past due loans is conservative and normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a nonaccrual status are generally collateralized and the possibility of future losses is considered in the determination of the allowance for loan losses.

--------------------------------------------------------------------------------

                      Table 8 presents an analysis of the changes in the allowance for loan losses and of the level of nonperforming assets for each of the last five years. Information about management's allocation of the allowance for loan losses by loan category is presented in Table 9.

Table 8
Allowance For Loan Losses And Nonperforming Assets
(Dollars in thousands)

                                                                 1997        1996        1995        1994        1993
                                                             ----------- ----------- ----------- ----------- -----------
Allowance for Loan Losses
 Balance at beginning of year ..............................   $ 1,986     $ 1,903     $ 1,720     $ 1,745     $ 1,766
 Charge-offs:
   Commercial and agricultural .............................        66          24          84          16          57
   Real estate - construction ..............................         -           -           -           -           -
   Real estate - mortgage ..................................         2          12           -           1          24
   Consumer ................................................       389         532         393         419         486
                                                               -------     -------     -------     -------     -------
    Total charge-offs ......................................       457         568         477         436         567
                                                               -------     -------     -------     -------     -------
 Recoveries:
   Commercial and agricultural .............................        14          12           8           6           8
   Real estate - construction ..............................         -           -           -           -           -
   Real estate - mortgage ..................................        11           3           3           5           7
   Consumer ................................................       140         146         134         180         161
                                                               -------     -------     -------     -------     -------
    Total recoveries .......................................       165         161         145         191         176
                                                               -------     -------     -------     -------     -------
 Net loan charge-offs ......................................       292         407         332         245         391
 Provision for loan losses .................................       600         490         515         220         370
                                                               -------     -------     -------     -------     -------
 Balance at end of year ....................................   $ 2,294     $ 1,986     $ 1,903     $ 1,720     $ 1,745
                                                               =======     =======     =======     =======     =======
Nonperforming Assets, at end of year
 Nonaccrual loans ..........................................   $    51     $    65     $    26     $     -     $     -
 Accruing loans past due 90 days or more ...................       167         231         317         118         136
                                                               -------     -------     -------     -------     -------
    Total nonperforming loans ..............................       218         296         343         118         136
 Foreclosed assets .........................................        23          38          64          78         134
 Other real estate owned ...................................        27           -           -           -           -
                                                               -------     -------     -------     -------     -------
    Total nonperforming assets .............................   $   268     $   334     $   407     $   196     $   270
                                                               =======     =======     =======     =======     =======

Ratios
 Net loan charge-offs to average loans .....................       .14%        .22%        .19%        .15%        .26%
 Net loan charge-offs to allowance for loan losses .........     12.74       20.49       17.45       14.25       22.43
 Allowance for loan losses to year-end loans ...............      1.05        1.02        1.06        1.02        1.11
 Total nonperforming loans to year-end loans ...............       .10         .15         .19         .07         .09

Table 9
Allocation of Allowance For Loan Losses
(In thousands)

                                                                    December 31
                                             ---------------------------------------------------------
                                                1997        1996        1995        1994        1993
                                             ---------   ---------   ---------   ---------   ---------
Commercial and agricultural ..............    $  719      $  650      $  572      $  490      $  451
Real estate - construction ...............        12          10           9          14          25
Real estate - mortgage ...................       493         439         384         346         281
Consumer .................................       830         727         695         651         569
Unallocated ..............................       240         160         243         219         419
                                              ------      ------      ------      ------      ------
 Total allowance for loan losses .........    $2,294      $1,986      $1,903      $1,720      $1,745
                                              =======     ======      ======      ======      ======

--------------------------------------------------------------------------------

Deposits The level and mix of deposits is affected by various factors, including general economic conditions, the particular circumstances of local markets and the specific deposit strategies employed. In general, broad interest rate declines tend to encourage customers to consider alternative investments such as mutual funds and tax-deferred annuity products, while interest rate increases tend to have the opposite effect.


                      The Bank's level and mix of deposits has been specifically affected by the following factors. The 1997 growth in money market accounts of $5,165,000 was due to a new high-yield product introduced in the 1996 fourth quarter. A promotion that offered premium-rate certificates of deposit, based on selected maturities, resulted in a significant portion of the $17,173,000 increase in time deposits during 1996. Certain variable-rate time deposits with minimum rates in excess of current market rates were phased out over a two-year period that commenced in January 1994. The balance of retail repurchase agreements, a program that has tended to transfer funds away from deposits, was $7,436,625 at December 31, 1997 and $3,724,929 at December 31, 1996.
                      Further, the level of time deposits obtained from governmental units fluctuates, amounting to $24,431,000, $21,602,000 and $17,820,000 at December 31, 1997, 1996
                      and 1995, respectively.

                      Table 10 shows the year-end and average deposit balances for the years 1997, 1996 and 1995 and the changes in 1997 and 1996.
Table 10
Analysis of Deposits
(Dollars in thousands)



                                                               1997                             1996                   1995
                                                 -------------------------------- --------------------------------- ----------
                                                                 Change from                       Change from
                                                                  Prior Year                       Prior Year
                                                             --------------------             ---------------------
                                                   Balance      Amount       %      Balance      Amount       %       Balance
                                                 ----------- ----------- -------- ----------- ----------- --------- ----------
Year-End Balances
 Interest-bearing deposits:
  NOW accounts .................................  $ 38,607    $  2,468       6.8   $ 36,139     $ 3,732       11.5   $ 32,407
  Savings deposits .............................    27,704      (1,430)    (4.9)     29,134        (958)     (3.2)     30,092
  Money market accounts ........................    22,469       5,165      29.8     17,304       1,075        6.6     16,229
                                                  --------    --------             --------     -------              --------
    Total ......................................    88,780       6,203       7.5     82,577       3,849        4.9     78,728
  Certificates and other time deposits .........   153,457       3,459       2.3    149,998      17,173       12.9    132,825
                                                  --------    --------             --------     -------              --------
    Total interest-bearing deposits ............   242,237       9,662       4.2    232,575      21,022        9.9    211,553
 Noninterest-bearing demand deposits ...........    38,311        (494)    (1.3)     38,805         214         .6     38,591
                                                  --------    --------             --------     -------              --------
    Total deposits .............................  $280,548    $  9,168       3.4   $271,380     $21,236        8.5   $250,144
                                                  ========    ========             ========     =======              ========
Average Balances
 Interest-bearing deposits:
  NOW accounts .................................  $ 38,017    $  2,996       8.6   $ 35,021     $ 2,579        7.9   $ 32,442
  Savings deposits .............................    29,199        (948)    (3.1)     30,147         202         .7     29,945
  Money market accounts ........................    19,459       3,392      21.1     16,067        (592)     (3.6)     16,659
                                                  --------    --------             --------     -------              --------
    Total ......................................    86,675       5,440       6.7     81,235       2,189        2.8     79,046
  Certificates and other time deposits .........   150,566      11,573       8.3    138,993      16,250       13.2    122,743
                                                  --------    --------             --------     -------              --------
    Total interest-bearing deposits ............   237,241      17,013       7.7    220,228      18,439        9.1    201,789
 Noninterest-bearing demand deposits ...........    37,289         993       2.7     36,296        (148)     ( .4)     36,444
                                                  --------    --------             --------     -------              --------
    Total deposits .............................  $274,530    $ 18,006       7.0   $256,524     $18,291        7.7   $238,233
                                                  ========    ========             ========     =======              ========

--------------------------------------------------------------------------------

Table 11
Quarterly Financial Data
(In thousands except per share data)



                                                                   First         Second        Third         Fourth
                                                                -----------   -----------   -----------   -----------
1997
Interest income .............................................    $  5,893      $  5,997      $  6,262      $  6,355
Interest expense ............................................       2,559         2,577         2,693         2,747
                                                                 --------      --------      --------      --------
Net interest income .........................................       3,334         3,420         3,569         3,608
Provision for loan losses ...................................         125           115           230           130
                                                                 --------      --------      --------      --------
Net interest income after provision for loan losses .........       3,209         3,305         3,339         3,478
Other operating income ......................................         664           709           738           764
Merger expenses .............................................           -             -             -           305

Other operating expense .....................................       2,400         2,485         2,497         2,601
                                                                 --------      --------      --------      --------
Income before income taxes ..................................       1,473         1,529         1,580         1,336
Income taxes ................................................         440           469           491           418
                                                                 --------      --------      --------      --------
Net income ..................................................    $  1,033      $  1,060      $  1,089      $    918
                                                                 ========      ========      ========      ========
Per share data (2): .........................................
  Net income: ...............................................
   Basic ....................................................    $    .29      $    .29      $    .30      $    .25
   Diluted ..................................................         .28           .29           .29           .25
  Cash dividends declared ...................................         .09           .09           .09           .11
  Common stock price (1): ...................................
   High .....................................................       16.00         16.50         16.00         20.25
   Low ......................................................       13.50         14.25         14.38         16.00
1996
Interest income .............................................    $  5,436      $  5,443      $  5,538      $  5,831
Interest expense ............................................       2,380         2,346         2,357         2,529
                                                                 --------      --------      --------      --------
Net interest income .........................................       3,056         3,097         3,181         3,302
Provision for loan losses ...................................         100            95           110           185
                                                                 --------      --------      --------      --------
Net interest income after provision for loan losses .........       2,956         3,002         3,071         3,117
Other operating income ......................................         586           589           592           677
Other operating expense .....................................       2,186         2,222         2,305         2,364
                                                                 --------      --------      --------      --------
Income before income taxes ..................................       1,356         1,369         1,358         1,430
Income taxes ................................................         411           417           419           429
                                                                 --------      --------      --------      --------
Net income ..................................................    $    945      $    952      $    939      $  1,001
                                                                 ========      ========      ========      ========
Per share data (2): .........................................
  Net income: ...............................................
   Basic ....................................................    $    .26      $    .26      $    .26      $    .28
   Diluted ..................................................         .26           .26           .26           .27
  Cash dividends declared ...................................         .08           .08           .08           .11
  Common stock price (1): ...................................
   High .....................................................       13.25         13.25         13.00         15.00
   Low ......................................................       11.25         11.31         11.75         12.75

(1) FNB Corp. common stock is traded on the NASDAQ National Market System under the symbol FNBN.

(2) All per share data has been retroactively adjusted to reflect the two-for-one common stock split declared on February 19, 1998 and payable in the form of a 100% stock dividend to shareholders on March 18, 1998.

--------------------------------------------------------------------------------

Business              As discussed in the "Overview" and in Note 18 to
Development           Consolidated Financial Statements, the Corporation in 1997
Matters               entered into a definitive agreement to acquire Home
                      Savings Matters Bank of Siler City, Inc., SSB ("Home
                      Savings") of Siler City, North Carolina. On January 28,
                      1998, as permitted by the agreement, the Board of Directors of Home Savings exercised its right to terminate the proposed combination due to the increase in the market value of FNB Corp. common stock above a specified level.
                      As similarly discussed, the Corporation in 1993 entered into definitive agreements to acquire two mutual savings banks. In 1995, those agreements expired without the acquisitions having been completed due to changes in federal and state regulatory policies which strictly limited the circumstances under which such transactions would be permitted.

                      During 1994, a new credit card operation was established in which the Bank carries its own credit card receivables as opposed to the former fee-based arrangement under which accounts were generated for and owned by a correspondent bank. As part of the new credit card strategy, extensive marketing efforts were undertaken in 1995, primarily to Bank customers. Credit card receivables amounted to $2,579,799, $2,257,204 and $1,524,718 at December 31, 1997, 1996 and 1995,
                      respectively. Additionally, the merchant aspect of credit card operations has been shifted to an in-house basis from the prior correspondent arrangement.

                      In a significant 1994 development, the Bank elected to outsource all of its data processing, item capture and statement rendering operations. The conversion to a service bureau arrangement was completed in the 1994 fourth quarter. The major items of data processing equipment that were no longer needed by the Bank were acquired by the new processor. Subsequent to the 1994 data processing changes and without resuming any of the outsourced operations, the Bank has significantly increased its investment in computer equipment through expanded use of personal computer networks. The new networks allow for a more direct input of basic loan and deposit account information to the data files maintained by the service bureau. Capital expenditures in 1995, which totaled $1,302,230, related primarily to the increase in computer equipment. Since most of this equipment was not placed into service until late in 1995, the full effect on annual depreciation expense was not recognized until 1996. Approximately one-third of 1996 and one-half of 1997 capital expenditures, which totaled $1,019,109 and $477,852, respectively, also related to personal computer networks.

                      In 1995, as discussed in Note 17 to Consolidated Financial Statements, management adopted a comprehensive restructuring project for the purpose of reengineering Bank operations to become more competitive and cost-effective in developing business and servicing customers and to improve long-term profitability. In connection with this project, certain positions within the Bank were either realigned or eliminated. Total restructuring charges, all of which were incurred and paid in 1995, amounted to $460,457, of which $301,116 related to personnel costs and $159,341 to professional fees. The Bank also decided in March 1995 to recognize losses of $414,596 from the sales of certain investment securities held in the available-for-sale portfolio in order to gain favorable tax treatment for the losses and to take advantage of reinvestment opportunities at higher coupon rates. While these actions had a significant adverse impact on 1995 earnings, management believes these decisions will enhance the long-term value of the Corporation and strengthen the competitive position of its community banking operations.

                      Management decided in March 1996 that the Bank would discontinue the purchase of retail installment loan contracts from automobile and equipment dealers, due largely to the declining yields being experienced in this loan program. Contracts of this nature included in loans at December 31, 1997, 1996 and 1995 amounted to

--------------------------------------------------------------------------------

                      $9,674,229, $20,355,367 and $33,525,143, respectively.
                      While there will be no purchases of new contracts, current plans call for the collection of outstanding loans based on their contractual terms. The funds previously invested in this loan program are being redeployed, as loan payments occur, to other loan programs or to the investment securities portfolio.

Year 2000 Issue       The Corporation is aware of the issue associated with the
                      programming code in existing computer systems as the year
                      2000 approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems and other equipment incorporating computer components will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

                      The Corporation relies on vendors for all computer programming and equipment. An internal assessment of the year 2000 situation was completed in January 1997. The assessment included computer software, computer hardware and other equipment incorporating computer components that are date sensitive. The Corporation has monitored the status of its vendors and continues to evaluate vendors for adherence to their year 2000 plans. To date, confirmations have been received from the Corporation's primary processing vendors that plans have been implemented to address the processing of transactions in the year 2000.

                      The Corporation is utilizing both internal and external resources to identify, correct or reprogram, and test systems for year 2000 compliance. The vendors anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. Management estimates the cost of year 2000 compliance will be approximately $200,000, which primarily includes capital expenditures relating to computer equipment expected to be replaced in 1998 and 1999. In 1997, the cost related to year 2000 compliance was immaterial.

Accounting            In June 1996, the Financial Accounting Standards Board
Pronouncement         (the "FASB") issued Statement of Financial Accounting
Matters               Standards (SFAS) No. 125, "Accounting for Transfers
                      Pronouncement Matters and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities using a financial-components approach that focuses on control of the asset or liability. It requires that an entity recognize only assets it controls and liabilities it has incurred and should derecognize assets only when control has been surrendered and derecognize liabilities only when they have been extinguished. SFAS
                      No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Corporation adopted the provisions of SFAS No. 125 in 1997 without any effect on the consolidated financial statements.

                      In February 1997, The FASB issued SFAS No. 129, "Disclosures of Information About Capital Structure". SFAS No. 129 continues the existing requirements to disclose the pertinent rights and privileges of all securities other than ordinary common stock but expands the number of companies subject to portions of its requirements. Specifically, SFAS No. 129 requires all entities to provide the capital structure disclosures previously required by APB Opinion No. 15. Companies that were exempt from the provisions of APB Opinion No. 15 will now need to make those disclosures. SFAS No. 129 will have no impact on the Corporation's consolidated financial statements.

                      In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that

--------------------------------------------------------------------------------

                      result from transactions and other economic events during the period other than transactions with owners (therein defined as "comprehensive income"). Comprehensive income is the total of net income and all other nonshareholder changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. If comparative financial statements are provided for earlier periods, those financial statements shall be reclassified to reflect application of the provisions of SFAS No. 130. Adoption of SFAS No. 130 will not change total shareholders' equity as previously reported.

                      In July 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. As the Corporation has only one operating segment, adoption of SFAS No. 131 is not expected to have a significant impact on the consolidated financial statements.

                      In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits. It does not change any measurement or recognition provisions, and thus will not materially impact the Corporation. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997.

Effects of Inflation  The operations of the Bank and therefore of the
                      Corporation are subject to the effects of inflation through interest rate fluctuations and changes in the general price level of noninterest operating expenses. Such costs as salaries, fringe benefits and utilities have tended to increase at a rate comparable to or even greater than the general rate of inflation. Broadly speaking, all operating expenses have risen to higher levels as inflationary pressures have increased. Management has responded to this situation by evaluating and adjusting fees charged for specific services and by emphasizing operating efficiencies.

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

--------------------------------------------------------------------------------
Independent Auditors' Report





The Board of Directors
FNB Corp.

We have audited the accompanying consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corp. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                 KPMG PEAT MARWICK LLP

Greensboro, North Carolina
March 13, 1998

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Balance Sheets



                                                                                                  December 31
                                                                                      -----------------------------------
                                                                                            1997               1996
                                                                                      ----------------   ----------------
ASSETS
Cash and due from banks ...........................................................     $ 12,914,021       $ 13,052,150
Investment securities:
 Available for sale, at estimated fair value (amortized cost of $34,997,094 in 1997
   and $28,875,531 in 1996) .......................................................       35,125,191         28,928,543
 Held to maturity (estimated fair value of $52,234,241 in 1997 and $61,274,858
   in 1996) .......................................................................       51,755,433         61,387,196
Loans .............................................................................      217,450,749        195,272,683
 Less: Allowance for loan losses ..................................................       (2,293,495)        (1,985,581)
                                                                                        ------------       ------------
   Net loans ......................................................................      215,157,254        193,287,102
                                                                                        ------------       ------------
Premises and equipment, net .......................................................        6,129,335          6,290,471
Other assets ......................................................................        4,574,070          4,189,015
                                                                                        ------------       ------------
    Total Assets ..................................................................     $325,655,304       $307,134,477
                                                                                        ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing demand deposits ..............................................     $ 38,310,654       $ 38,805,364
 Interest-bearing deposits:
   NOW, savings and money market deposits .........................................       88,779,811         82,576,792
   Time deposits of $100,000 or more ..............................................       52,915,324         48,944,981
   Other time deposits ............................................................      100,541,785        101,052,928
                                                                                        ------------       ------------
    Total deposits ................................................................      280,547,574        271,380,065
Retail repurchase agreements ......................................................        7,436,625          3,724,929
Federal funds purchased ...........................................................        2,400,000            575,000
Other liabilities .................................................................        3,369,747          2,687,241
                                                                                        ------------       ------------
    Total Liabilities .............................................................      293,753,946        278,367,235
                                                                                        ------------       ------------
Shareholders' Equity:
 Preferred stock, $10.00 par value; authorized 200,000 shares, none issued.........                -                  -
 Common stock, $2.50 par value; authorized 5,000,000 shares, issued 1,819,825
   shares in 1997 and 1,806,994 shares in 1996 ....................................        4,549,563          4,517,485
 Surplus ..........................................................................          527,627            213,510
 Retained earnings ................................................................       26,739,624         24,001,259
 Net unrealized securities gains ..................................................           84,544             34,988
                                                                                        ------------       ------------
    Total Shareholders' Equity ....................................................       31,901,358         28,767,242
                                                                                        ------------       ------------
    Total Liabilities And Shareholders' Equity ....................................     $325,655,304       $307,134,477
                                                                                        ============       ============
Commitments (Note 15)

See accompanying notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Income



                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                      1997               1996              1995
                                                                ----------------   ----------------   --------------
Interest Income
 Interest and fees on loans .................................     $ 18,787,063       $ 16,727,702      $15,638,486
 Interest and dividends on investment securities:
  Taxable income ............................................        4,645,185          4,661,250        4,170,724
  Non-taxable income ........................................          919,543            770,119          619,480
 Federal funds sold .........................................          154,917             88,799          177,071
                                                                  ------------       ------------      -----------
    Total interest income ...................................       24,506,708         22,247,870       20,605,761
                                                                  ------------       ------------      -----------
Interest Expense
 Deposits ...................................................       10,268,235          9,390,717        8,821,404
 Retail repurchase agreements ...............................          280,322            178,113          167,076
 Federal funds purchased ....................................           26,929             42,728           13,799
                                                                  ------------       ------------      -----------
    Total interest expense ..................................       10,575,486          9,611,558        9,002,279
                                                                  ------------       ------------      -----------
Net Interest Income .........................................       13,931,222         12,636,312       11,603,482
 Provision for loan losses ..................................          600,000            490,000          515,000
                                                                  ------------       ------------      -----------
Net Interest Income After Provision for Loan Losses .........       13,331,222         12,146,312       11,088,482
                                                                  ------------       ------------      -----------
Other Operating Income
 Service charges on deposit accounts ........................        1,532,549          1,415,038        1,356,083
 Annuity and brokerage commissions ..........................          313,440            217,766          182,091
 Cardholder and merchant services income ....................          332,979            315,641          263,678
 Other service charges, commissions and fees ................          389,167            314,097          284,994
 Losses on sales of investment securities ...................                -                  -         (414,596)
 Other income ...............................................          306,896            180,975          153,916
                                                                  ------------       ------------      -----------
    Total other operating income ............................        2,875,031          2,443,517        1,826,166
                                                                  ------------       ------------      -----------
Other Operating Expense
 Personnel expense ..........................................        5,318,017          4,733,429        4,479,773
 Net occupancy expense ......................................          562,339            485,357          461,992
 Furniture and equipment expense ............................          776,853            661,504          452,094
 Data processing services ...................................        1,135,733          1,006,405          881,757
 Merger expenses ............................................          305,000                  -          186,350
 Restructuring charges ......................................                -                  -          460,457
 Other expense ..............................................        2,190,757          2,190,379        2,191,203
                                                                  ------------       ------------      -----------
    Total other operating expense ...........................       10,288,699          9,077,074        9,113,626
                                                                  ------------       ------------      -----------
Income Before Income Taxes ..................................        5,917,554          5,512,755        3,801,022
Income taxes ................................................        1,817,785          1,675,451        1,100,565
                                                                  ------------       ------------      -----------
Net Income ..................................................     $  4,099,769       $  3,837,304      $ 2,700,457
                                                                  ============       ============      ===========
Net income per common share:
 Basic ......................................................     $       1.13       $       1.06      $       .75
 Diluted ....................................................     $       1.11       $       1.05      $       .75
Weighted average number of shares outstanding:
 Basic ......................................................        3,626,132          3,603,866        3,597,434
 Diluted ....................................................        3,696,384          3,641,660        3,606,110

See accompanying notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 1997, 1996 and 1995




                                                                                                                      Net
                                                                Common Stock                                       Unrealized
                                                         --------------------------                 Retained       Securities
                                                            Shares        Amount       Surplus      Earnings     Gains (Losses)
                                                         ------------ ------------- ------------ -------------- ---------------
Balance, December 31, 1994 ............................   1,200,000    $3,000,000    $  900,000   $ 20,234,383    $ (755,253)
Net income, 1995 ......................................           -             -             -      2,700,457             -
Cash dividends declared, $.52 per share ...............           -             -             -       (935,017)            -
Three-for-two stock split effected in the form of a
 50% stock dividend ...................................     599,968     1,499,920      (900,000)      (599,920)            -
Cash paid for fractional shares .......................           -             -             -           (768)            -
Common stock issued through dividend
 reinvestment plan ....................................       1,227         3,068        18,705              -             -
Common stock repurchased ..............................      (3,200)       (8,000)            -        (44,800)            -
Change in net unrealized gains (losses) on
 available-for-sale securities ........................           -             -             -              -       882,296
                                                          ---------    ----------    ----------   ------------    ----------
Balance, December 31, 1995 ............................   1,797,995     4,494,988        18,705     21,354,335       127,043
Net income, 1996 ......................................           -             -             -      3,837,304             -
Cash dividends declared, $.66 per share ...............           -             -             -     (1,190,380)            -
Common stock issued through:
 Dividend reinvestment plan ...........................       6,574        16,435       150,356              -             -
 Stock option plan ....................................       2,425         6,062        44,449              -             -
Change in net unrealized gains (losses) on
 available-for-sale securities ........................           -             -             -              -       (92,055)
                                                          ---------    ----------    ----------   ------------    ----------
Balance, December 31, 1996 ............................   1,806,994     4,517,485       213,510     24,001,259        34,988
Net income, 1997 ......................................           -             -             -      4,099,769             -
Cash dividends declared, $.75 per share ...............           -             -             -     (1,361,404)            -
Common stock issued through:
 Dividend reinvestment plan ...........................       8,106        20,265       220,718              -             -
 Stock option plan ....................................       4,725        11,813        93,399              -             -
Change in net unrealized gains (losses) on
 available-for-sale securities ........................           -             -             -              -        49,556
                                                          ---------    ----------    ----------   ------------    ----------
Balance, December 31, 1997 ............................   1,819,825    $4,549,563    $  527,627   $ 26,739,624    $   84,544
                                                          =========    ==========    ==========   ============    ==========

See accompanying notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows



                                                                                      Years Ended December 31
                                                                       ------------------------------------------------------
                                                                             1997               1996               1995
                                                                       ----------------   ----------------   ----------------
Operating Activities
  Net income .......................................................    $   4,099,769      $   3,837,304      $   2,700,457
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization of premises and equipment .........          734,022            634,116            397,979
   Provision for loan losses .......................................          600,000            490,000            515,000
   Deferred income taxes (benefit) .................................         (251,925)           (65,999)            36,206
   Deferred loan fees and costs, net ...............................          367,368            395,050           (130,477)
   Premium amortization and discount accretion of investment
    securities, net ................................................          (24,970)            39,357            157,127
   Losses on sales of investment securities ........................                -                  -            414,596
   Amortization of intangibles .....................................           32,336             43,876             59,115
   Net decrease (increase) in loans held for sale ..................         (559,350)           405,503           (405,503)
   Increase in other assets ........................................         (203,805)          (439,441)          (557,531)
   Increase (decrease) in other liabilities ........................          581,277           (160,153)           732,884
                                                                        -------------      -------------      -------------
    Net Cash Provided by Operating Activities ......................        5,374,722          5,179,613          3,919,853
                                                                        -------------      -------------      -------------
Investing Activities
  Available-for-sale securities:
   Proceeds from sales .............................................                -                  -          5,896,328
   Proceeds from maturities and calls ..............................       20,536,260         20,000,719          2,659,634
   Purchases .......................................................      (26,645,098)       (20,765,272)          (249,405)
  Held-to-maturity securities:
   Proceeds from maturities and calls ..............................       11,717,140         15,368,717         21,184,527
   Purchases .......................................................       (2,072,378)       (20,558,380)       (36,279,578)
  Net increase in loans ............................................      (22,291,097)       (16,531,348)       (11,376,742)
  Proceeds from sales of premises and equipment ....................            4,862             15,485              2,718
  Purchases of premises and equipment ..............................         (477,852)        (1,019,109)        (1,302,230)
  Other, net .......................................................           23,622            (33,497)           (26,031)
                                                                        -------------      -------------      -------------
    Net Cash Used in Investing Activities ..........................      (19,204,541)       (23,522,685)       (19,490,779)
                                                                        -------------      -------------      -------------
Financing Activities
  Net increase in deposits .........................................        9,167,509         21,235,589         20,219,164
  Increase (decrease) in retail repurchase agreements ..............        3,711,696           (916,598)         1,115,301
  Increase (decrease) in federal funds purchased ...................        1,825,000            575,000         (3,050,000)
  Common stock issued ..............................................          346,195            217,302             21,773
  Common stock repurchased .........................................                -                  -            (52,800)
  Cash dividends and fractional shares paid ........................       (1,358,710)        (1,080,610)          (666,086)
                                                                        -------------      -------------      -------------
    Net Cash Provided by Financing Activities ......................       13,691,690         20,030,683         17,587,352
                                                                        -------------      -------------      -------------
Net Increase (Decrease) in Cash and Cash Equivalents ...............         (138,129)         1,687,611          2,016,426
Cash and cash equivalents at beginning of year .....................       13,052,150         11,364,539          9,348,113
                                                                        -------------      -------------      -------------
Cash and Cash Equivalents At End Of Year ...........................    $  12,914,021      $  13,052,150      $  11,364,539
                                                                        =============      =============      =============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
   Interest ........................................................    $  10,230,874      $   9,746,990      $   8,233,042
   Income taxes ....................................................        1,895,676          1,911,293          1,075,350
  Noncash investing and financing activity -  Transfer of investment
   securities to available-for-sale category .......................                -                  -         11,353,710

See accompanying notes to consolidated financial statements.

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

  Certain items for 1995 and 1996 have been reclassified to conform with the 1997 presentation. The reclassifications have no effect on the financial position or results of operations as previously reported.

     Cash and Cash Equivalents
  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Investment Securities
  Under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", investment securities are to be categorized and accounted for as follows:

  o Held-to-maturity securities - Debt securities that the Corporation has the positive intent and ability to hold to maturity are reported at amortized cost.

  o Trading securities - Debt and equity securities bought and held principally for the purpose of being sold in the near future are reported at fair value, with unrealized gains and losses included in earnings.

  o Available-for-sale securities - Debt and equity securities not classified as either held-to-maturity securities or trading securities are reported at fair value, with unrealized gains and losses, net of related tax effect, excluded from earnings and reported as a separate component of shareholders' equity.

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

     Loans
  Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Commencing in 1995 under the provisions of SFAS No. 114, the allowance for loan losses relating to loans that are determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

  loans. The Corporation previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

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

     Premises and Equipment
  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows: buildings and improvements, 10 to 50 years and furniture and equipment, 3 to 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life of the improvement or the term of the lease.

     Intangible Assets
  Deposit base premiums, arising from deposit and branch purchase acquisitions, amounted to $67,367 and $99,703 at December 31, 1997 and 1996, respectively, and are included in other assets. The premium amounts are amortized on an accelerated basis over ten-year periods.

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

     Earnings Per Share
  In 1997, the Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which establishes standards for computing and presenting earnings per share (EPS) data. SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. Under SFAS No.128, basic EPS replaces the former presentation of primary EPS. Also, a dual presentation of basic and diluted EPS is required on the face of the income statement for all entities with complex capital structures, and a reconciliation must be provided of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In accordance with SFAS No. 128, all prior period EPS data has been restated.

     Employee Benefit Plans
  The Corporation has a defined benefit pension plan covering substantially all full-time employees. Pension costs, which are actuarially determined using the projected unit credit method, are charged to current operations. Annual funding contributions are made up to the maximum amounts allowable for Federal income tax purposes.

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

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

     Stock Options
  Effective January 1, 1997, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which requires either (i) the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or (ii) the impact of such fair value on net income and earnings per share be disclosed in a footnote to financial statements for awards granted after December 15, 1994., if the accounting for such awards continues to be in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Corporation has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     Derivative Financial Instruments
  The Corporation may use off-balance sheet derivative contracts for interest rate risk management purposes. The existing contracts are accounted for on the accrual basis and the net interest differential, including premiums paid, if any, is recognized as an adjustment to interest income or expense of the related asset or liability. The Corporation does not utilize derivative financial instruments for trading purposes.

     Restatements
  Share and per share information in the consolidated financial statements and related notes thereto have been restated, where appropriate, to reflect the three-for-two common stock split effected in the form of a 50% stock dividend paid to shareholders on May 26, 1995 and the two-for-one common stock split declared on February 19, 1998 and payable in the form of a 100% stock dividend to shareholders on March 18, 1998.
--------------------------------------------------------------------------------

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

2.  INVESTMENT SECURITIES

  Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:



                                                                              Gross          Gross        Estimated
                                                            Amortized      Unrealized     Unrealized         Fair
                                                               Cost           Gains         Losses          Value
                                                          -------------   ------------   ------------   -------------
  Available For Sale
   December 31, 1997
    U.S. Treasury .....................................    $ 2,603,382      $ 25,969       $  4,497      $ 2,624,854
    U.S. Government agencies and corporations .........     28,893,256       120,150         29,465       28,983,941
    Mortgage-backed securities ........................      2,422,481         6,428          6,788        2,422,121
    Equity securities .................................      1,077,975        16,300              -        1,094,275
                                                           -----------      --------       --------      -----------
      Total ...........................................    $34,997,094      $168,847       $ 40,750      $35,125,191
                                                           ===========      ========       ========      ===========
   December 31, 1996
    U.S. Treasury .....................................    $ 4,685,376      $ 33,154       $ 15,432      $ 4,703,098
    U.S. Government agencies and corporations .........     19,283,516        63,259         63,882       19,282,893
    Mortgage-backed securities ........................      4,759,750        43,187         15,799        4,787,138
    Equity securities .................................        146,889         8,525              -          155,414
                                                           -----------      --------       --------      -----------
      Total ...........................................    $28,875,531      $148,125       $ 95,113      $28,928,543
                                                           ===========      ========       ========      ===========

  Held To Maturity
   December 31, 1997
    U.S. Government agencies and corporations .........    $32,804,633      $ 67,265       $110,484      $32,761,414
    State, county and municipal .......................     18,950,800       550,826         28,799       19,472,827
                                                           -----------      --------       --------      -----------
      Total ...........................................    $51,755,433      $618,091       $139,283      $52,234,241
                                                           ===========      ========       ========      ===========

   December 31, 1996
    U.S. Government agencies and corporations .........    $43,935,800      $114,573       $441,497      $43,608,876
    State, county and municipal .......................     17,451,396       301,006         86,420       17,665,982
                                                           -----------      --------       --------      -----------
      Total ...........................................    $61,387,196      $415,579       $527,917      $61,274,858
                                                           ===========      ========       ========      ===========


  The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to prepay obligations with or without prepayment penalties.



                                                           Available For Sale               Held To Maturity
                                                     ------------------------------   -----------------------------
                                                       Amortized        Estimated       Amortized       Estimated
                                                          Cost         Fair Value          Cost         Fair Value
                                                     -------------   --------------   -------------   -------------
  Due in one year or less ........................    $ 3,098,752     $ 3,095,124      $ 6,135,736     $ 6,126,062
  Due after one year through five years ..........      9,587,851       9,634,235       22,589,667      22,665,912
  Due after five years through ten years .........     18,810,035      18,879,436       15,280,238      15,432,584
  Due after ten years ............................              -               -        7,749,792       8,009,683
                                                      -----------     -----------      -----------     -----------
      Total ......................................     31,496,638      31,608,795       51,755,433      52,234,241
  Mortgage-backed securities .....................      2,422,481       2,422,121                -               -
  Equity securities ..............................      1,077,975       1,094,275                -               -
                                                      -----------     -----------      -----------     -----------
      Total investment securities ................    $34,997,094     $35,125,191      $51,755,433     $52,234,241
                                                      ===========     ===========      ===========     ===========

  Debt securities with an estimated fair value of $50,171,509 were pledged to secure public funds and trust funds on deposit and retail repurchase agreements at December 31, 1997.

  Proceeds from the sale of investment securities classified as available-for-sale amounted to $5,896,328 in 1995. Gross losses of $414,596 were realized on these sales. There were no securities sales in 1997 and
  1996.
--------------------------------------------------------------------------------

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

3.  LOANS

     Major classifications of loans are as follows:



                                                    December 31
                                          -------------------------------
                                               1997             1996
                                          --------------   --------------
  Commercial and agricultural .........   $ 84,220,526      $ 62,677,847
  Real estate - construction ..........      4,988,792         4,347,673
  Real estate - mortgage:
   1-4 family residential .............     81,182,189        68,886,704
   Commercial and other ...............     20,556,246        24,256,938
  Consumer ............................     26,502,996        35,103,521
                                          ------------      ------------
    Total loans .......................   $217,450,749      $195,272,683
                                          ============      ============

  Loans as presented are reduced by net unearned income of $269,599 at December 31,1997 and are increased by net deferred expense of $37,998 at December 31, 1996. Nonaccrual loans amounted to $51,087 at December 31, 1997 and $65,230 at December 31, 1996. Lost and recorded interest income on nonaccrual loans was not material. Under the criteria of SFAS No. 114, as discussed in Note 1, there were no loans considered to be impaired at December 31, 1997 or 1996.

  Loans are primarily made in the region of North Carolina that includes Randolph, Montgomery and Chatham counties. The real estate loan portfolio can be affected by the condition of the local real estate markets. Included in consumer loans at December 31, 1997 and 1996 are $9,674,229 and $20,355,367, respectively, of retail installment loan contracts purchased primarily from automobile dealers. In March 1996, the Bank discontinued the purchase of retail installment loan contracts from automobile and equipment dealers.

  Loans have been made by the Bank to directors and executive officers of the Corporation and to the associates of such persons, as defined by the Securities and Exchange Commission. Such loans were made in the ordinary course of business on substantially the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other borrowers and do not involve more than normal risk of collectibility. A summary of the activity during 1997 with respect to related party loans is as follows:


         Balance, December 31, 1996 .........    $  10,202,891
         New loans during 1997 ..............       22,201,685
         Repayments during 1997 .............      (22,367,245)
                                                 -------------
         Balance, December 31, 1997 .........    $  10,037,331
                                                 =============

--------------------------------------------------------------------------------

4.  ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:



                                                                    Years Ended December 31
                                                         ---------------------------------------------
                                                              1997            1996            1995
                                                         -------------   -------------   -------------
  Balance at beginning of year .......................    $1,985,581      $1,902,640      $1,719,717
  Provision for losses charged to operations .........       600,000         490,000         515,000
  Loans charged off ..................................      (456,976)       (568,499)       (476,977)
  Recoveries on loans previously charged off .........       164,890         161,440         144,900
                                                          ----------      ----------      ----------
  Balance at end of year .............................    $2,293,495      $1,985,581      $1,902,640
                                                          ==========      ==========      ==========

--------------------------------------------------------------------------------

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

5.  PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:



                                                                      December 31
                                                             -----------------------------
                                                                  1997            1996
                                                             -------------   -------------
  Land ...................................................    $ 1,003,619     $ 1,003,619
  Buildings and improvements .............................      4,314,513       4,275,866
  Furniture and equipment ................................      5,221,327       4,953,489
  Leasehold improvements .................................        409,780         394,390
                                                              -----------     -----------
     Total ...............................................     10,949,239      10,627,364
  Less accumulated depreciation and amortization .........      4,819,904       4,336,893
                                                              -----------     -----------
  Premises and equipment, net ............................    $ 6,129,335     $ 6,290,471
                                                              ===========     ===========

--------------------------------------------------------------------------------

6.  INCOME TAXES

  Income taxes as reported in the consolidated income statement included the following expense (benefit) components:



                                         1997            1996            1995
                                    -------------   -------------   -------------
  Current:
   Federal ......................    $1,941,569      $1,674,945      $1,045,564
   State ........................       128,141          66,505          18,795
                                     ----------      ----------      ----------
     Total ......................     2,069,710       1,741,450       1,064,359
                                     ----------      ----------      ----------
  Deferred - Federal ............      (251,925)        (65,999)         36,206
                                     ----------      ----------      ----------
     Total income taxes .........    $1,817,785      $1,675,451      $1,100,565
                                     ==========      ==========      ==========

  A reconciliation of income tax expense computed at the statutory Federal income tax rate to actual income tax expense is presented below:



                                                                                  1997            1996            1995
                                                                             -------------   -------------   -------------
  Amount of tax computed using Federal statutory tax rate of 34% .........    $2,011,968      $1,874,337      $1,292,348
  Increases (decreases) resulting from:
   Effect of tax-exempt loan and investment securities income ............      (282,470)       (251,508)       (213,390)
   Other .................................................................        88,287          52,622          21,607
                                                                              ----------      ----------      ----------
     Total ...............................................................    $1,817,785      $1,675,451      $1,100,565
                                                                              ==========      ==========      ==========

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

  The components of deferred tax assets and liabilities and the tax effect of each are as follows:



                                                                  December 31
                                                           --------------------------
                                                               1997           1996
                                                           ------------   -----------
  Deferred tax assets:
   Allowance for loan losses ...........................    $  606,261     $501,571
   Accrued expenses, not currently deductible ..........       470,563      324,210
   Other ...............................................        76,401       76,663
                                                            ----------     --------
    Total ..............................................     1,153,225      902,444
                                                            ----------     --------
  Deferred tax liabilities:
   Depreciable basis of premises and equipment .........       323,616      309,869
   Taxable basis of investment securities ..............        67,665       53,499
   Prepaid pension cost ................................       266,568      224,827
   Net deferred loan fees and costs ....................       139,001      219,625
   Other ...............................................        62,827       27,472
                                                            ----------     --------
    Total ..............................................       859,677      835,292
                                                            ----------     --------
  Net deferred tax asset ...............................    $  293,548     $ 67,152
                                                            ==========     ========

  There is no valuation allowance for deferred tax assets as it is management's contention that realization of the deferred tax assets is more likely than not based upon the Corporation's history of taxable income and estimates of future taxable income.
--------------------------------------------------------------------------------

7.  TIME DEPOSITS

     The scheduled maturities of time deposits are as follows:



Years ending December 31
----------------------------------
  1998 ...........................    $101,891,679
  1999 ...........................      38,419,009
  2000 ...........................      12,348,322
  2001 ...........................         475,022
  2002 ...........................         323,077
                                      ------------
     Total time deposits .........    $153,457,109
                                      ============

--------------------------------------------------------------------------------

8.  BORROWED FUNDS

  Funds are borrowed on an overnight basis through retail repurchase agreements with Bank customers and federal funds purchased from other financial institutions. Retail repurchase agreement borrowings are collateralized by securities of the U.S. Treasury and U.S. Government agencies and corporations.

     Information concerning retail repurchase agreements and federal funds purchased is as follows:



                                                            1997                                1996
                                              ---------------------------------   --------------------------------
                                                   Retail           Federal            Retail           Federal
                                                 Repurchase          Funds           Repurchase          Funds
                                                 Agreements        Purchased         Agreements        Purchased
                                              ---------------   ---------------   ---------------   --------------
  Balance at December 31 ..................     $ 7,436,625       $ 2,400,000       $ 3,724,929      $   575,000
  Average balance during the year .........       6,229,000           473,000         4,118,000          764,000
  Maximum month-end balance ...............       7,675,607         2,400,000         4,848,611        4,200,000
  Weighted average interest rate:
   At December 31 .........................            4.51%             6.59%             4.21%            7.33%
   During the year ........................            4.51              5.71              4.32             5.63

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

  At December 31, 1997, the Bank had an available line of credit of
  $37,000,000 with the Federal Home Loan Bank (the "FHLB"). Any advances that the Bank may obtain under the FHLB line would be secured by a blanket collateral agreement on qualifying 1-4 family residential mortgage loans.
--------------------------------------------------------------------------------

9.  EMPLOYEE BENEFIT PLANS

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

     Information concerning the funded status of the plan is as follows:



                                                                                         December 31
                                                                             -----------------------------------
                                                                                   1997               1996
                                                                             ----------------   ----------------
  Actuarial present value of benefit obligation:
   Vested benefit obligation .............................................     $  4,658,760       $  4,368,884
   Non-vested benefit obligation .........................................           49,043             48,293
                                                                               ------------       ------------
    Total accumulated benefit obligation .................................     $  4,707,803       $  4,417,177
                                                                               ============       ============
  Projected benefit obligation for service rendered ......................     $ (5,680,805)      $ (5,325,298)
  Plan assets at fair value, primarily marketable securities .............        5,952,459          4,828,175
                                                                               ------------       ------------
  Plan assets in excess of (under) projected benefit obligations .........          271,654           (497,123)
  Unrecognized net transition liability ..................................           85,894            107,369
  Unrecognized prior service cost ........................................          887,673            995,011
  Unrecognized net loss (gain) ...........................................         (461,197)            56,000
                                                                               ------------       ------------
    Prepaid pension cost included on the consolidated balance sheet ......     $    784,024       $    661,257
                                                                               ============       ============


     Net periodic pension cost included the following components:



                                                                     1997             1996            1995
                                                               ---------------   -------------   -------------
  Service cost - benefits earned during the period .........    $    150,589      $  108,379      $   71,275
  Interest cost on projected benefit obligation ............         363,237         327,835         311,432
  Actual return on plan assets .............................      (1,050,212)       (517,299)       (458,088)
  Net amortization and deferral ............................         793,739         266,453         290,002
                                                                ------------      ----------      ----------
     Net periodic pension cost .............................    $    257,353      $  185,368      $  214,621
                                                                ============      ===========     ==========

     The rates used in determining the actuarial present value of the projected benefit obligation were as follows:



                                                                  1997        1996        1995
                                                               ---------   ---------   ---------
  Discount rate ............................................       7.0%        7.0%        7.0%
  Rate of increase in compensation levels ..................       6.0         6.0         6.0
  Expected long-term rate of return on plan assets .........       8.0         8.0         8.0

     Other Postretirement Defined Benefit Plans
  The Corporation has postretirement medical and life insurance plans covering substantially all full-time employees who qualify as to age and length of service. The medical plan is contributory, with retiree contributions adjusted whenever medical insurance rates change. The life insurance plan is noncontributory.

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

  Information reconciling the plans, which are unfunded, with the amount included on the consolidated balance sheet is as follows:

                                                                                          December 31
                                                                                -------------------------------
                                                                                     1997             1996
                                                                                --------------   --------------
  Accumulated postretirement benefit obligation:
   Retirees .................................................................     $ (458,706)      $ (322,587)
   Fully eligible active participants .......................................        (30,845)         (26,174)
   Other active plan participants ...........................................       (231,752)        (201,338)
                                                                                  ----------       ----------
     Total accumulated postretirement benefit obligation ....................       (721,303)        (550,099)
  Unrecognized net transition liability .....................................        303,284          323,502
  Unrecognized prior service cost ...........................................         78,139           87,906
  Unrecognized net loss (gain) ..............................................        126,171          (13,926)
                                                                                  ----------       ----------
     Accrued postretirement benefit cost included on the consolidated balance
      sheet .................................................................     $ (213,709)      $ (152,617)
                                                                                  ===========      ==========

     Net periodic postretirement benefit cost included the following components:

                                                                                1997         1996         1995
                                                                             ----------   ----------   ----------
  Service cost - benefits earned during the period .......................    $18,654      $17,049      $12,523
  Interest cost on accumulated postretirement benefit obligation .........     46,412       35,931       35,998
  Net amortization and deferral ..........................................     34,670       29,985       28,239
                                                                              -------      -------      -------
     Net periodic postretirement benefit cost ............................    $99,736      $82,965      $76,760
                                                                              =======      ========     =========

  For measurement purposes, the annual rate of increase assumed in 1997 for the cost of medical benefits was 13%, decreasing gradually to 6% in 2004 and assumed to remain at that level thereafter. In 1996, the annual rate of increase assumed for the cost of medical benefits was 14%, decreasing gradually to 6% in 2004 and assumed to remain at that level thereafter. Increasing the assumed medical cost trend rate by one percentage point in each year would not have a significant effect on either the accumulated postretirement benefit obligation at December 31, 1997 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1997. The discount rate used in determining the accumulated postretirement benefit obligation was 7.0% in 1997, 1996 and 1995.
     Matching Retirement/Savings Plan
  The Corporation has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by the Corporation based on the plan formula. The matching contributions amounted to $85,184 in 1997, $78,247 in 1996 and $77,835 in 1995.
--------------------------------------------------------------------------------

10. LEASES

  Future obligations for minimum rentals under noncancellable operating lease commitments, primarily relating to premises, are as follows:


Years ending December 31
-------------------------------------------
  1998 ....................................    $ 50,686
  1999 ....................................      46,703
  2000 ....................................      45,376
  2001 ....................................      45,376
  2002 ....................................       6,623
  2003 and later years ....................      47,740
                                               --------
     Total minimum lease payments .........    $242,504
                                               ========

  Net rental expense for all operating leases amounted to $57,308 in 1997, $57,891 in 1996 and $55,122 in 1995. One operating lease for real property contains a purchase option considered to approximate fair market value.
--------------------------------------------------------------------------------

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

11. SUPPLEMENTARY INCOME STATEMENT INFORMATION

     Significant components of other expense were as follows:



                                                   1997          1996          1995
                                                ----------   -----------   -----------
  FDIC insurance ............................    $ 40,764     $101,621      $281,894
  Stationery, printing and supplies .........     335,240      301,703       280,665

--------------------------------------------------------------------------------

12. FNB CORP. (PARENT COMPANY) FINANCIAL DATA

  The Parent Company's principal asset is its investment in the Bank subsidiary, and its principal source of income is dividends from that subsidiary.

  The Parent Company's condensed balance sheets as of December 31, 1997 and 1996, and the related condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 1997 are as follows:


Condensed Balance Sheets



                                                                     December 31
                                                            -----------------------------
                                                                 1997            1996
                                                            -------------   -------------
  Assets:
   Cash .................................................    $   706,162     $   611,884
   Investment in wholly-owned bank subsidiary ...........     31,155,338      28,129,278
   Other assets .........................................        422,021         405,549
                                                             -----------     -----------
     Total assets .......................................    $32,283,521     $29,146,711
                                                             ===========     ===========
  Liabilities and Shareholders' Equity:
   Accrued liabilities ..................................    $   382,163     $   379,469
   Shareholders' equity .................................     31,901,358      28,767,242
                                                             -----------     -----------
     Total liabilities and shareholders' equity .........    $32,283,521     $29,146,711
                                                             ===========     ===========


Condensed Statements of Income



                                                                                Years Ended December 31
                                                                     ---------------------------------------------
                                                                          1997            1996            1995
                                                                     -------------   -------------   -------------
  Income:
   Dividends from bank subsidiary ................................    $1,137,000      $1,383,000      $  936,000
   Other income (expense) ........................................           755           3,899            (315)
                                                                      ----------      ----------      ----------
     Total income ................................................     1,137,755       1,386,899         935,685
                                                                      ----------      ----------      ----------
  Operating expenses .............................................        23,109          15,707         201,916
                                                                      ----------      ----------      ----------
  Income before income tax benefit and equity in undistributed net
   income of bank subsidiary .....................................     1,114,646       1,371,192         733,769
  Income tax benefit .............................................         8,618           2,815          68,957
                                                                      ----------      ----------      ----------
  Income before equity in undistributed net income
   of bank subsidiary ............................................     1,123,264       1,374,007         802,726
  Equity in undistributed net income of bank subsidiary ..........     2,976,505       2,463,297       1,897,731
                                                                      ----------      ----------      ----------
     Net income ..................................................    $4,099,769      $3,837,304      $2,700,457
                                                                      ==========      ==========      ==========

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows



                                                                                     Years Ended December 31
                                                                       ---------------------------------------------------
                                                                             1997              1996              1995
                                                                       ---------------   ---------------   ---------------
  Operating activities:
   Net income ......................................................    $  4,099,769      $  3,837,304      $  2,700,457
   Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed net income of bank subsidiary .........      (2,976,505)       (2,463,297)       (1,897,731)
     Other, net ....................................................          (8,204)         (111,900)          (82,601)
                                                                        ------------      ------------      ------------
      Net cash provided by operating activities ....................       1,115,060         1,262,107           720,125
                                                                        ------------      ------------      ------------
  Investing activities:
   Increase in other assets ........................................          (8,267)           (7,227)           (4,444)
                                                                        ------------      ------------      ------------
  Financing activities:
   Common stock issued .............................................         346,195           217,302            21,773
   Common stock repurchased ........................................               -                 -           (52,800)
   Cash dividends and fractional shares paid .......................      (1,358,710)       (1,080,610)         (666,086)
                                                                        ------------      ------------      ------------
      Net cash used in financing activities ........................      (1,012,515)         (863,308)         (697,113)
                                                                        ------------      ------------      ------------
  Net increase in cash .............................................          94,278           391,572            18,568
  Cash at beginning of year ........................................         611,884           220,312           201,744
                                                                        ------------      ------------      ------------
  Cash at end of year ..............................................    $    706,162      $    611,884      $    220,312
                                                                        ============      ============      ============

--------------------------------------------------------------------------------

13. CAPITAL ADEQUACY REQUIREMENTS

  Certain regulatory requirements restrict the lending of funds by the Bank to FNB Corp. and the amount of dividends which can be paid to FNB Corp. In 1998, the maximum amount of dividends the Bank can pay to FNB Corp., without the approval of the Comptroller of the Currency, is $5,439,802 plus an additional amount equal to the retained net income in 1998 up to the date of any dividend declaration.

  The Bank is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. For the reserve maintenance period in effect at December 31, 1997, the average daily reserve requirement was $3,585,000.

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

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

  The Bank is well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no events or conditions since the notification that management believes have changed the Bank's category.



                                                                                                Minimum Ratios
                                                                                        -------------------------------
                                                                                                         To Be Well
                                                                                            For          Capitalized
                                      Capital Amount                  Ratio               Capital       Under Prompt
                                  -----------------------   -------------------------    Adequacy        Corrective
                                     1997         1996          1997          1996       Purposes     Action Provisions
                                  ----------   ----------   -----------   -----------   ----------   ------------------
                                      (in thousands)
  As of December 31
   Total capital
     (to risk-weighted assets):
     FNB Corp. ................    $34,095      $30,695         15.75%        14.79%        8.00%           N/A
     Bank .....................     33,298       29,980         15.39         14.46         8.00            10.00%
   Tier I capital
     (to risk-weighted assets):
     FNB Corp. ................     31,801       28,709         14.69         13.84         4.00            N/A
     Bank .....................     31,004       27,994         14.33         13.50         4.00             6.00%
   Tier I capital
     (to average assets):
     FNB Corp. ................     31,801       28,709          9.83          9.41         4.00            N/A
     Bank .....................     31,004       27,994          9.58          9.18         4.00             5.00%

--------------------------------------------------------------------------------

14. SHAREHOLDERS' EQUITY

     Earnings Per Share (EPS)
  Basic net income per share, or basic EPS, is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the Corporation's dilutive stock options were exercised. The numerator of the basic EPS computation is the same as the numerator of the diluted EPS computation for all periods presented. A reconcilation of the denominators of the basic and diluted EPS computations is as follows:



                                                                              1997          1996          1995
                                                                          -----------   -----------   ------------
  Basic EPS denominator - Weighted average number of common shares
   outstanding ........................................................    3,626,132     3,603,866     3,597,434
  Dilutive share effect arising from assumed exercise of stock options        70,252        37,794         8,676
                                                                           ---------     ---------     ---------
  Diluted EPS denominator .............................................    3,696,384     3,641,660     3,606,110
                                                                           =========     =========     =========

     Stock Options
     All information presented below has been restated to reflect the 1998 and 1995 stock splits disclosed in Note 1.

  The Corporation adopted a stock compensation plan in 1993 that allows for the granting of incentive and nonqualified stock options to key employees and directors. Under terms of the plan, options are granted at prices equal to the fair market value of the common stock on the date of grant. Options become exercisable after one year in equal, cumulative installments over a five-year period. No option shall expire later than ten years from the date of grant. A maximum of 360,000 shares of common stock has been reserved for issuance under the stock compensation plan. At December 31, 1997, there were 4,900 shares available under the plan for the granting of additional options.

  The Corporation applies APB Opinion No. 25 in accounting for the stock compensation plan and, accordingly, no compensation cost has been recognized for stock option grants in the consolidated financial statements. As required by Statement of Financial Accounting Standards (SFAS) No. 123, disclosures are presented below for the effect on net income and net income per share that would result from the use of the fair value based method to

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

  measure compensation costs related to stock option grants in 1995 and subsequent years. The effect on pro forma net income for 1997, 1996 and 1995 for options granted prior to 1995 has not been determined. Consequently, the effects of applying SFAS No. 123 pro forma disclosures during the initial phase-in period may not be representative of the effects on reported net income in future years.



                                   1997              1996             1995
                             ---------------   ---------------   -------------
  Net Income:
   As reported ...........     $ 4,099,769       $ 3,837,304      $2,700,457
   Pro forma .............       4,017,763         3,803,186       2,699,117
  Net Income Per Share:
   Basic:
     As reported .........             1.13              1.06            .75
     Pro forma ...........             1.11              1.06            .75
   Diluted:
     As reported .........             1.11              1.05            .75
     Pro forma ...........             1.09              1.04            .75

  The weighted-average fair value per share of options granted in 1997, 1996 and 1995 amounted to $5.55, $4.44 and $3.61, respectively. Fair values were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                         1997         1996         1995
                                      ----------   ----------   ----------
  Risk-free interest rate .........    5.86%        6.25%        5.38%
  Dividend yield ..................    1.60         2.50         2.50
  Volatility ......................   26.00        30.00        30.00
  Expected life ...................   6 years      6 years      6 years

     A summary of stock option activity is as follows:



                                                                            Years Ended December 31
                                                 ------------------------------------------------------------------------------
                                                           1997                       1996                       1995
                                                 ------------------------   ------------------------   ------------------------
                                                                Weighted                   Weighted                    Weighted
                                                                 Average                    Average                    Average
                                                                Exercise                   Exercise                    Exercise
                                                    Shares        Price        Shares        Price        Shares        Price
                                                 -----------   ----------   -----------   ----------   ------------   ---------
  Outstanding at beginning of year ...........     276,100      $  11.21      194,750      $  9.73        132,000      $  8.13
  Granted ....................................      93,000         17.47       95,500        14.00         80,000        12.00
  Exercised ..................................      (9,450)         9.41       (4,850)        8.78              -            -
  Forfeited ..................................     (18,850)        12.00       (9,300)       10.01        (17,250)        8.13
                                                   -------                    -------                     -------
  Outstanding at end of year .................     340,800         12.93      276,100        11.21        194,750         9.73
                                                   =======                    =======                     =======
  Options exercisable at end of year .........      96,500         10.19       54,500         9.15         22,950         8.13
                                                   =======                    =======                     =======

     At December 31, 1997, information concerning stock options outstanding and exercisable is as follows:



                   Options Outstanding
               ---------------------------
                               Weighted
                                Average
                               Remaining
  Exercise                    Contractual       Options
    Price        Shares      Life (Years)     Exercisable
------------   ----------   --------------   ------------
 $    8.13       94,200           6.96          53,700
      12.00      68,400           7.96          26,400
      14.00      85,200           8.96          16,400
      16.00       2,000           9.75               -
      17.50      91,000           9.96               -
                 ------                         ------
                340,800           8.48          96,500
                =======                         ======

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

15. COMMITMENTS

  In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements. At December 31, 1997, a summary of significant commitments is as follows:


         Commitments to extend credit .........    $54,394,000
         Standby letters of credit ............        561,000

  In management's opinion, these commitments will be funded from normal operations with not more than the normal risk of loss.

  The Bank has entered into two interest rate floor agreements with a correspondent bank to protect certain variable-rate loans from the downward effects of their repricing in the event of a decreasing rate environment.
  The notional amount of each agreement is $10,000,000. The agreements require the correspondent bank to pay to the Bank the difference between the floor rate of interest of 7.50% in one agreement and 8.00% in the other agreement as compared to the prime rate of interest in the event that the prime rate is less. Any payments received under the agreements, net of premium amortization, will be treated as an adjustment of interest income on loans. The Bank's exposure to credit risk is limited to the ability of the counterparty to make potential future payments to the Bank that are required pursuant to the agreements. The Bank's exposure to market risk of loss is limited to the amount of the unamortized premium. At December 31, 1997, the unamortized premium related to the interest rate floor agreements amounted to $55,625 and had an estimated fair value of $65,000.
--------------------------------------------------------------------------------

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

  Borrowed Funds. The carrying value of retail repurchase agreements and federal funds purchased is considered to be a reasonable estimate of fair value.

  Commitments. The fair value of commitments to extend credit is considered to approximate carrying value, since the large majority of these commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value. The various commitment items are disclosed in Note 15.

                                                       FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements

  The estimated fair values of financial instruments are as follows (in thousands):



                                               December 31, 1997          December 31, 1996
                                            ------------------------   -----------------------
                                                          Estimated                  Estimated
                                             Carrying        Fair       Carrying       Fair
                                               Value        Value         Value        Value
                                            ----------   -----------   ----------   ----------
  Financial Assets
   Cash and cash equivalents ............    $ 12,914     $ 12,914      $ 13,052     $ 13,052
   Investment securities:
     Available for sale .................      35,126       35,126        28,929       28,929
     Held to maturity ...................      51,755       52,234        61,387       61,275
   Net loans ............................     215,157      217,118       193,287      191,296
  Financial Liabilities
   Deposits .............................     280,548      281,488       271,380      272,047
   Retail repurchase agreements .........       7,437        7,437         3,725        3,725
   Federal funds purchased ..............       2,400        2,400           575          575

  The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be considered in an actual sale considered. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
--------------------------------------------------------------------------------

17. RESTRUCTURING CHARGES

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

     A summary of the restructuring charges is as follows:


  Retirement benefits ........................................    $256,266
  Other personnel costs ......................................      44,850
                                                                  --------
     Total personnel costs ...................................     301,116
  Professional fees related to restructuring project .........     159,341
                                                                  --------
     Total restructuring charges .............................    $460,457
                                                                  ========

--------------------------------------------------------------------------------

18. ACQUISITIONS

  On June 3, 1997, the Corporation entered into a definitive agreement to acquire Home Savings Bank of Siler City, Inc., SSB ("Home Savings") of Siler City, North Carolina. Under terms of the agreement, Home Savings shareholders were to receive $15.50 per share, either in FNB Corp. common stock or in cash or a combination thereof, subject to the limitation that FNB Corp. common stock issued in the merger would be not more than 60% and not less than 50% of the total consideration. On January 28, 1998, as permitted by the agreement, the Board of Directors of Home Savings exercised its right to terminate the proposed combination due to the increase in the market value of FNB Corp. common stock above a specified level.

  On December 30, 1993, the Corporation entered into definitive agreements to acquire two mutual savings banks, Home Savings Bank of Siler City, SSB of Siler City, North Carolina and Randleman Savings Bank, SSB of Randleman,

FNB CORP. AND SUBSIDIARY
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

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

  The Corporation incurred certain costs in connection with the proposed acquisitions. Those costs, which had been initially deferred, are included in merger expenses in the consolidated statements of income and amounted to $305,000 and $186,350 for the years ended December 31, 1997 and 1995, respectively.

--------------------------------------------------------------------------------
General Information

Corporate Headquarters                   Form 10-K

FNB Corp.                                Copies of the FNB Corp. Annual Report
101 Sunset Avenue                        to the Securities and Exchange
Post Office Box 1328                     Commission on Form 10-K may be obtained
Asheboro, North Carolina 27204           by any shareholder upon written request
                                         to Jerry A. Little, Treasurer.

Common Stock
                                         Equal Opportunity Employer
FNB Corp. common stock is traded
on the NASDAQ National Market System     FNB Corp. and First National Bank
under the symbol FNBN. At                and Trust Company are equal
December 31, 1997, there were 1,078      opportunity employers. All matters
shareholders of record.                  regarding recruiting, hiring,
                                         training, compensation, benefits,
                                         promotions, transfers and all other
Market Makers                            personnel policies will continue to
                                         be free from all discriminatory
Interstate/Johnson Lane Corporation      practices.
J.C. Bradford & Co., Incorporated

                                         Stock Transfer Agent and Registrar
Annual Meeting
                                         First National Bank and Trust Company
The annual Meeting of Shareholders       Post Office Box 1328
of FNB Corp. will be held at the AVS     Asheboro, North Carolina 27204
Banquet Centre, 2045 North               Attention: Mrs. Susan G. Brown,
Fayetteville Street, Asheboro, North     Assistant Secretary
Carolina, on Tuesday, May 12, 1998       (336) 626-8300
at 1:00 p.m., preceded by a buffet
luncheon beginning at 12:15 p.m.
                                         Independent Auditors

                                         KPMG Peat Marwick LLP
                                         Greensboro, North Carolina


                                      52